UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Bank of New York Mellon Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

Date of Meeting:	April 10, 2012

Time:	9:00 a.m., local time in Pittsburgh, Pennsylvania

Place:	Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219

Purposes:	We are holding the Annual Meeting for the following purposes:

•

to elect 12 directors from the nominees named in this proxy statement to serve on our Board until the 2013 Annual Meeting of stockholders and until their successors shall have been elected and qualified;

•	to approve an advisory resolution relating to 2011 compensation of the named executive officers;

•	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year;

•	to act on two stockholder proposals, if properly presented at the Annual Meeting; and

•	to transact any other business that may properly come before the Annual Meeting.

The proxy statement describes these items. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	The Board of Directors has fixed the close of business on February 10, 2012 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Voting by Proxy:	Please submit a proxy card or, for shares held in street name, a voting instruction form, as soon as possible so that your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote by telephone or electronically over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the ability to instruct the record holder as to the voting of your shares by telephone or over the Internet. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 10, 2012	A complete copy of this proxy statement and our annual report for the year ended December 31, 2011 are also available at our website at http://bnymellon.mobular.net/bnymellon/bk.

We hope that you are able to attend our Annual Meeting. Whether or not you plan to attend, it is important that you vote your shares at the meeting. To ensure that your shares are voted at the meeting, please promptly complete, sign, date and return your proxy card(s) in the enclosed envelope, or vote by telephone or over the Internet by following the instructions found on the proxy card(s), so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the Annual Meeting. Mailing your proxy(ies) or voting by telephone or over the Internet does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Arlie R. Nogay

Corporate Secretary

March 9, 2012

-i-

-ii-

2012 Proxy Statement Executive Summary

This Executive Summary highlights information contained elsewhere in this proxy statement. This Executive Summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Date:	April 10, 2012

• Time:	9:00 a.m., local time, Pittsburgh, Pennsylvania

• Place:	Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219

• Record date:	February 10, 2012

• Voting:	Stockholders of record on the record date are entitled to vote. Each share of our common stock is entitled to one vote for each director nominee and one vote for each proposal being voted on.

• Admission:	Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form included at the end of the proxy statement.

Meeting Agenda and Voting Recommendations

	Board Voting Recommendation	Page Reference (for more detail)
Election of directors	For each director nominee	5

Management proposals Advisory resolution to approve 2011 compensation of our named executive officers	For	83

Ratification of KPMG as our independent public accounting firm for the 2012 fiscal year	For	85

Stockholder proposals Policy related to an Independent Chairman	Against	86

Cumulative voting in election of directors	Against	89

-iii-

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CG&N	CSR	HRC	RC	EC	Other Public Company Boards
Ruth E. Bruch	58	2007	Retired Senior Vice President and Chief Information Officer of Kellogg Company	X			C	X	X
Nicholas M. Donofrio	66	2007	Retired Executive Vice President, Innovation and Technology of IBM Corporation	X			X		C	X	• Advanced Micro Devices, Inc. • Delphi Automotive PLC
Gerald L. Hassell	60	2007	Chairman, President and Chief Executive Officer of The Bank of New York Mellon Corporation							X	• Comcast Corporation
Edmund F. “Ted” Kelly	66	2007	Chairman of Liberty Mutual Group	X				X	X		• EMC Corporation
Richard J. Kogan	70	2007	Retired Chairman, President and Chief Executive Officer of Schering-Plough Corporation	X	X	X		X			• Colgate-Palmolive Company
Michael J. Kowalski	59	2007	Chairman and Chief Executive Officer of Tiffany & Co.	X	X			X			• Tiffany & Co.
John A. Luke, Jr.	63	2007	Chairman and Chief Executive Officer of MeadWestvaco Corporation	X		C			X	X	• MeadWestvaco Corporation • The Timken Company
Mark A. Nordenberg	63	2007	Chancellor, Chief Executive Officer and Distinguished Service Professor of Law of the University of Pittsburgh	X			X		X
Catherine A. Rein	69	2007	Retired Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc.	X	C	X				X	• FirstEnergy Corp.
William C. Richardson	71	2007	President and Chief Executive Officer Emeritus of The W.K. Kellogg Foundation and Retired Chair and Co-Trustee of The W.K. Kellogg Foundation Trust	X	X	X					• Exelon Corporation
Samuel C. Scott III	67	2007	Retired Chairman, President and Chief Executive Officer of Corn Products International, Inc.	X			X	C		X	• Motorola Solutions, Inc. • Abbott Laboratories
Wesley W. von Schack	67	2007	Chairman, AEGIS Insurance Services, Inc.	X		X		X	X	C	• Teledyne Technologies Inc. • Edwards Lifesciences Corporation

AC	Audit Committee

CG&N	Corporate Governance and Nominating Committee

CSR	Corporate Social Responsibility Committee

HRC	Human Resources and Compensation Committee

RC	Risk Committee

EC	Executive Committee

X	Member

C	Chairperson

-iv-

The CG&N Committee and the Board have determined that each nominee for director possesses the experience and skills necessary to oversee the management of the company in the interest of the company and its stockholders and meets the requirements set forth in our Corporate Governance Guidelines and the CG&N Committee Charter. In addition, the CG&N Committee and the Board have determined that each nominee for director has a number of characteristics that qualify them to serve as directors, including: professional background and experience, intangible attributes, prior BNY Mellon Board experience and exemplary Board attendance and participation. The CG&N Committee and the Board have also determined that each director has additional qualifications based on his or her positions and achievements, as described on pages 6 and 7.

Executive Compensation Advisory Vote (“Say-on-Pay” Vote)

We are asking stockholders to approve on an advisory basis our named executive officer compensation for 2011. The Board recommends a FOR vote because it believes our compensation policies and practices effectively link pay and performance and discourage imprudent risk-taking. See the Compensation Discussion and Analysis (“CD&A”) section beginning on page 42 for a discussion of important matters relating to our compensation practices and programs for our named executive officers. See page 83 for the advisory resolution to approve executive compensation.

2011 Business Highlights

In 2011, general uncertainty in the global economy continued to weigh on global markets and the financial services industry. As a result, our reported earnings per share were below budget primarily due to weakness in revenues across most of our businesses, in part caused by a decline in client and market activity and lower international equity valuations. In addition, the continuing impact of low short-term interest rates resulted in higher fee waivers and lower net interest revenue than expected. We were able to partially offset these cyclical revenue challenges by continuing to win new business. Litigation expense and the restructuring expense relating to our efficiency initiatives also impacted our earnings per share, although both were partially offset by the impact of our operational excellence initiatives. Similar to most large financial companies, our stock price was down for the year.

In spite of the challenges presented, the company was successful in many important areas in 2011 including those listed below:

•	Increased total revenue and fee revenue

•	Increased assets under management and assets under custody and administration

•	Maintained a strong balance sheet, with our Basel I Tier 1 capital ratio and Basel I Tier 1 common capital ratio exceeding many of the company’s bank peers

•	Increased quarterly dividend

•	Increased unrealized pre-tax gain in securities portfolio and reduction in provision for credit losses

2011 Compensation Determinations

When determining annual bonuses for the corporate component of our bonus program, the HRC Committee considered below budget reported earnings per share, the company’s risk profile, capital measures and peer comparisons. This resulted in a payout of the corporate component at 85% of target. The individual component of our bonus program, which varied among the current named executive officers, ranged from approximately 83%

-v-

to 93% of target for our named executive officers other than our Chairman, President and Chief Executive Officer, reflecting their individual contributions during a challenging year. In the case of our Chairman, President and Chief Executive Officer, the individual component of his bonus was approximately 170% of target based on the considerations discussed in the CD&A, including his transition into the Chief Executive Officer position. Total annual bonuses awarded to our current named executive officers other than our Chairman, President and Chief Executive Officer ranged from approximately 84% to 90% of target. The total annual bonus awarded to our Chairman, President and Chief Executive Officer was 114% of target. Base salaries remained flat for named executive officers during 2011 except in connection with Gerald L. Hassell’s appointment as Chairman and Chief Executive Officer. A significant portion of our named executive officers’ compensation is delivered in the form of equity awards. The value of our equity awards is directly dependent upon our stock price, and the vesting of restricted stock units was also conditioned upon satisfaction of pre-established performance goals for 2011. In that regard, as of December 31, 2011, the value of our 2011 restricted stock unit grants decreased approximately 34% since grant and all of our 2011 stock option grants were underwater, meaning that their exercise price was higher than the per-share market price of our common stock. Accordingly, we consider our executive compensation program to pay for performance and our named executive officers’ compensation and incentives to be aligned with stockholder interests.

2011 Compensation Program Reflects Good Governance Practices

Our executive compensation program includes numerous features that reflect good corporate governance:

•	We have strong stock ownership and retention requirements.

•	We have recoupment policies for both cash incentive and equity awards that provide for the cancellation or clawback of awards in the event of fraud, financial restatement or other irregularity.

•	We do not provide tax gross-ups associated with executive severance.

•	Our HRC Committee uses an independent compensation consultant.

•	We have an anti-hedging policy.

•	We engage in a risk review process that measures compliance with risk metrics.

•	Our HRC Committee annually reviews our executive compensation program to ensure alignment with stockholder interests, sound risk policies and regulatory requirements.

2011 Compensation

The 2011 compensation of our named executive officers is set forth in the Summary Compensation Table beginning on page 68. The CD&A contains important information concerning our 2011 executive compensation program.

Ratification of KPMG LLP

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year. Information concerning KPMG LLP, including a summary of the fees earned by KPMG LLP for services provided to us for 2011 and 2010, is set forth on page 22. See page 85 for the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the 2012 fiscal year.

-vi-

Stockholder Proposals

Stockholders are being asked to vote on two stockholder proposals if properly presented at the Annual Meeting.

Policy Related to Independent Chairman (See page 86)

•	Stockholder requests that the Board adopt a policy that the Board’s chairman shall be an independent director who has not previously served as an executive officer of the company.

•	Board recommends Against, for reasons discussed on pages 87-88

Cumulative Voting (See page 89)

•	Stockholder requests that cumulative voting in the election of directors be provided.

•	Board recommends Against, for reasons discussed on pages 89-90

2013 Annual Meeting

•	Deadline for stockholder proposals: November 9, 2012

-vii-

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

PROXY STATEMENT

Date, Time and Place of Annual Meeting

The Board of Directors of The Bank of New York Mellon Corporation, which we refer to as the “company,” solicits your proxy for our 2012 Annual Meeting of stockholders to be held on April 10, 2012 at 9:00 a.m. local time in Pittsburgh, Pennsylvania at the Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote; Outstanding Shares on Record Date

Only stockholders of record of our common stock at the close of business on February 10, 2012 may vote at the Annual Meeting. On the record date, we had 1,201,077,831 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury will not be voted.

Mailing Date

We began mailing this proxy statement and the enclosed proxy card on March 9, 2012 to all stockholders entitled to vote at the Annual Meeting. We have enclosed with this proxy statement our 2011 annual report to stockholders. The annual report contains detailed information about our activities and financial performance in 2011.

What is a Proxy?

A proxy is an authorization to vote your shares. Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card or by telephone or over the Internet.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly.

If you are a “stockholder of record” (that is, you hold your shares of our common stock in your own name), you may vote your shares by proxy using any of the following methods:

•	completing, signing, dating and returning the proxy card in the postage-paid envelope provided;

•	calling the toll-free telephone number listed on the proxy card; or

•	using the Internet site listed on the proxy card.

The telephone and Internet voting procedures set forth on the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of our common stock through a broker, bank or other nominee), you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions in order to have your shares voted at the Annual Meeting.

Depending on how you hold your shares, you may receive more than one proxy card.

Your vote is important. Whether you vote by mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Proposal 1 —	FOR the election of each nominee for director;

Proposal 2 —	FOR the advisory resolution to approve the 2011 compensation of the named executive officers;

Proposal 3 —	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

Proposal 4 —	AGAINST the approval of the stockholder proposal for a policy related to an independent chairman; and

Proposal 5 —	AGAINST the approval of the stockholder proposal for cumulative voting in the election of directors.

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering a written notice of revocation to our Corporate Secretary at the address indicated on the first page of this proxy statement;

•	submitting another signed proxy card with a later date;

•	voting by telephone or over the Internet at a later date; or

•	attending the Annual Meeting and voting in person.

Voting in Person

If you are a registered stockholder or you hold a proxy from a registered stockholder, you may attend the Annual Meeting and vote in person by obtaining and submitting a ballot that will be provided at the meeting.

Quorum

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our by-laws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Abstentions and broker non-votes are counted as present for determining the presence of a quorum. Inspectors of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Our by-laws provide for a majority vote standard in an uncontested election of directors. Accordingly, each of the 12 nominees for director will be elected if more votes are cast “for” a director’s election than are cast “against” such director’s election. (See Standard for Election of Directors below.) All other matters to be voted on at the Annual Meeting require for approval the favorable vote of a majority of the votes cast on the applicable matter at the meeting in person or by proxy.

Abstentions and broker non-votes are not treated as votes cast. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal or for or against a director’s election and will not be counted in determining the number of votes required for approval or election.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

What is an advisory vote?

Your vote on Proposal 2 is an advisory vote. An advisory vote is a mechanism that allows for stockholders of the company to tell the Board how they feel about certain issues facing the company, such as executive compensation. The results of an advisory vote are non-binding, which means that the Board is not required by law to take any specific action in response to the results of the vote. However, our Board strongly values feedback from our stockholders and will take the results of an advisory vote into account when considering future actions.

Annual Meeting Admission

Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. No cameras, recording equipment, electronic devices, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices during the Annual Meeting is also prohibited. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement. To obtain directions to the Annual Meeting, please contact our Corporate Communications department at (212) 635-1569 or write to The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary.

How Our Board Solicits Proxies; Expenses of Solicitation

We will pay all costs of soliciting proxies. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee of approximately $17,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we have agreed to pay Computershare Shareowner Services LLC a fee of approximately $45,000 in connection with project management and technical services to be provided by Computershare Shareowner Services LLC relating to the distribution of this proxy statement and the annual report to employees and former employees participating in employee benefit and stock option programs. In addition, we may use our officers and employees, at no additional compensation, to solicit proxies either personally or by telephone, Internet, letter or facsimile.

Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on rules of the Securities and Exchange Commission, which we refer to as the “SEC,” that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact our transfer agent, Computershare Shareowner Services LLC, by phone at 1-800-729-9606 (U.S.) or 1-201-680-6651 (International) or by mail at Computershare Shareowner Services LLC, P.O. Box 3550, South Hackensack, New Jersey 07606-9250. We will deliver the requested documents promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact our transfer agent, Computershare Shareowner Services LLC, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

ELECTION OF DIRECTORS

(Proposal 1 on your proxy card)

Nominees for Election as Directors

You are being asked to elect 12 directors from the nominees named in this proxy statement to serve on the Board of Directors until the 2013 Annual Meeting of stockholders and until their successors have been elected and qualified. Each nominee currently serves on our Board of Directors. Eleven nominees are non-management directors and one nominee serves as the company’s Chairman, President and Chief Executive Officer. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

On February 13, 2012, John P. Surma notified the company of his intention to retire from the Board of Directors at the Annual Meeting of stockholders to be held on April 10, 2012 and that he would not be standing for re-election to the Board. Effective upon Mr. Surma’s retirement, the number of directors on the Board will be fixed at 12.

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with our by-laws, as described below.

The Board unanimously recommends you vote “FOR” each of the nominees described below.

Nomination Procedures

Our Corporate Governance and Nominating Committee, which we refer to as the “CG&N Committee,” assists the Board in reviewing and identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommends to the Board nominees for directors for the next Annual Meeting of stockholders and to fill vacancies on the Board. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next Annual Meeting of stockholders.

In carrying out its responsibilities of finding the best qualified candidates for directors, the CG&N Committee will consider proposals from a number of sources, including recommendations for nominees from stockholders submitted in accordance with the requirements for stockholder nominations as set forth in Article 2 of our by-laws, which are more fully described below. It is anticipated that the CG&N Committee would evaluate a candidate recommended by a stockholder for nomination as a director in the same manner that it evaluates any other nominee.

Under Article 2 of our by-laws, nominations for the election of directors may be made by the Board, a committee thereof or any officer of the company to whom the Board or such committee has delegated such authority. Upon proper notice given to the company, nominations may also be made by any stockholder entitled to vote in the election of directors. Written notice of a stockholder’s intent to make a nomination or nominations for director must be given to the company either by United States mail or personal delivery to the Corporate Secretary of the company (i) in the case of an Annual Meeting, not less than 90 calendar days or more than 120 calendar days before the anniversary date of the company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed and the day on which public announcement of the date of the meeting was made. If the date of the Annual Meeting at which directors are to be elected has been changed by more than 30 calendar days from the date of the most recent previous Annual Meeting, a stockholder’s notice of intent to make a nomination or nominations for director must be received by the company (A) on or before the later of (x) 120 calendar days before the date of the Annual Meeting at which such business is to be presented or (y) 30 calendar days following the first public announcement by the company of the date of such Annual Meeting and (B) not later than 15 calendar days prior to the scheduled mailing date of the company’s proxy materials for such Annual Meeting.

The notice must include: (1) the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is, and will at the time of the Annual Meeting be, a holder of record of our common stock entitled to vote at such Annual Meeting and that the stockholder intends to appear in person or by proxy at the Annual Meeting to make the nomination or nominations set forth in the notice, (2) the name and address of the person or persons to be nominated for election as director and such other information regarding the proposed nominee or nominees as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC, (3) a description of all arrangements or undertakings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (4) a consent signed by each of the proposed nominees agreeing to serve as a director if so elected. The Board will be under no obligation to recommend a proposed nominee, even though the notice as set forth above has been given.

Director Qualifications

Our Corporate Governance Guidelines require our directors to possess the experience and skills necessary to oversee the management of the company in the interest of the company and its stockholders. Under our Corporate Governance Guidelines, our CG&N Committee will consider for nomination as a director (whether nominated by the CG&N Committee or by one or more of our stockholders) persons who:

•	have the highest level of integrity;

•	are capable of evaluating business issues and making practical and mature judgments;

•	are willing and able to devote the necessary time and effort required for service on the Board;

•	have the skills and personality to work with other directors on a Board that is effective, collegial and responsive to the needs of the company;

•	have the necessary self-confidence and articulateness to participate effectively in Board discussions; and

•	have diverse experience at senior-level policy-making positions in business, government, education, technology or not-for-profit enterprises.

Our CG&N Committee’s charter further provides that the criteria for selecting nominees for election as directors of the company include, but are not limited to, the following:

•	experience;

•	accomplishments;

•	education;

•	skills;

•	personal and professional integrity;

•	diversity of the Board (in all aspects of that term); and

•	the candidate’s ability to devote the necessary time for service as a director (including directorships held at other corporations and organizations).

When considering a person to be recommended for re-nomination as a director, the CG&N Committee will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines.

We believe our current Board members meet these criteria with a diversity and depth of experience that enable them to effectively oversee management of the company. The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude that each director should serve on the Board. The CG&N Committee and the Board took this information into account in concluding that each nominee is qualified to serve as one of our directors. We refer to this qualification as “professional background and experience.” The CG&N Committee and the Board also concluded that each nominee for director has the type of senior-level, policy-making experience in business, government, education, technology and/or not-for profit enterprises that qualifies each nominee for service on our Board. The CG&N Committee and the Board also believe that the effectiveness, business acumen and leadership skills of each nominee is demonstrated by the senior-level positions that each nominee holds and/or has held during their professional careers. We refer to this qualification as “senior-level policy-making positions.” With respect to those nominees noted below who are or have been directors of other public companies, the CG&N Committee and the Board believe this experience enhances their qualification to serve on our Board. We refer to this qualification as “other public company board experience.”

In addition to the qualifications evidenced by the biographical information set forth below, the CG&N Committee and the Board also determined that each of the nominees possess certain intangible attributes and skills, which also supported the conclusion that each nominee meets the criteria set forth in our Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee: integrity; the capacity to evaluate business issues and make practical and mature judgments; willingness to devote the necessary time and effort required to serve on our Board; the skills and personality to work effectively and collegially with other directors on a Board that is responsive to the company’s needs; and the self-confidence and articulateness to participate effectively in Board discussions. We refer to this qualification as “intangible attributes.”

The CG&N Committee and the Board also took into account the years of service for each director on our Board and on the legacy boards of directors of The Bank of New York Company, Inc. which we refer to as “Bank of New York” and Mellon Financial Corporation, which we refer to as “Mellon” noted below, as well as each non-management director’s service on standing committees of our Board and the legacy Bank of New York and Mellon boards of directors, in concluding that each nominee is qualified to continue to serve on our Board. The CG&N Committee and the Board believe that this prior service, including service on standing committees, is an invaluable resource in allowing each nominee to act as an effective director of the company. We refer to this qualification as “prior BNY Mellon Board experience.”

The CG&N Committee and the Board also took into account the attendance record of each nominee at Board and committee meetings, as well as each nominee’s preparedness for and participation at Board and committee meetings, in concluding that each nominee is qualified to be a member of our Board. We refer to this qualification as “Board attendance and participation.”

Diversity of the Board

In considering diversity of the Board (in all aspects of that term) as a criterion for selecting nominees in accordance with its charter, the CG&N Committee takes into account various factors and perspectives, including differences of viewpoint, professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin. The CG&N Committee seeks persons with leadership experience in a variety of contexts and, among public company leaders, across a variety of industries. The CG&N Committee believes that this expansive conceptualization of diversity is the most effective means to implement Board diversity. The CG&N Committee will assess the effectiveness of this approach as part of its annual review of its charter and our Corporate Governance Guidelines.

Information About the Nominees

Each of the following nominees for election as director was elected as a director at our 2011 Annual Meeting. No director has a family relationship to any other director, nominee for director or executive officer. Information relating to each nominee for election as director, including his or her period of service as a director of The Bank of New York Company, Inc. or Mellon Financial Corporation prior to the merger on July 1, 2007, principal occupation, specific experience, other biographical material and qualifications is described below:

Ruth E. Bruch

Retired Senior Vice President and Chief Information Officer of Kellogg Company

Director since 2007

Age 58

Ms. Bruch served as a director of Mellon Financial Corporation from 2003 to 2007 where she served on the Human Resources, the Technology and the Community Responsibility Committees. Ms. Bruch served as Senior Vice President and Chief Information Officer of Kellogg Company, a food manufacturer focusing on cereal and convenience foods, from 2006 until her retirement in 2009. Prior to that, from 2002 to 2006, Ms. Bruch served as Senior Vice President and Chief Information Officer of Lucent Technologies Inc., which focuses on communications networking solutions.

Ms. Bruch’s experience also includes senior-level management positions at Visteon Corporation, ZoneTrader.com, Union Carbide Corporation, Continental Bank Corporation, First Bank System, Inc. and Davenport (IA) Bank & Trust Co. Ms. Bruch has also served as a member of the board of directors of BlueStar Solutions, an IT outsourcing services provider, and Manchester Bidwell Corporation, a non-profit organization that provides instruction and mentoring in career education and the arts for youth and adults in the Pittsburgh, Pennsylvania region. Ms. Bruch holds a Bachelor of Business Administration degree from the University of Iowa.

In addition to the professional background and experience, senior-level policy-making positions, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Bruch should serve as a director: her service as chief information officer of several publicly-traded companies and other organizations for over 10 years, and her other extensive senior-level management positions, including service at three banks, which provide the Board with a perspective and resource on information technology and other technology-related matters, as well as banking experience.

Nicholas M. Donofrio

Retired Executive Vice President, Innovation and Technology of IBM Corporation

Director since 2007

Age 66

Mr. Donofrio served as a director of The Bank of New York Company, Inc. from 1999 to 2007 where he served on the Audit, the Risk and the Technology Committees, among others. Mr. Donofrio served as Executive Vice President, Innovation and Technology of IBM Corporation, a developer, manufacturer and provider of advanced information technologies and services, from 2005 until his retirement in 2008. Mr. Donofrio previously served as Senior Vice President, Technology and Manufacturing of IBM Corporation from 1997 to 2005 and spent a total of 44 years as an employee of IBM Corporation. Mr. Donofrio is currently a director of Advanced Micro Devices, Inc., where he serves on the Nominating and Corporate Governance Committee and the Compensation Committee, a

director of Delphi Automotive PLC where he chairs the Innovation and Technology Committee and serves on the Audit and Finance Committees, and a director of Liberty Mutual Group.

Mr. Donofrio holds seven technology patents and is a member of numerous technical and science honor societies. Mr. Donofrio is Co-Chair of the New York Hall of Science, is a director of TopCoder, Inc., is on the board of advisors of StarVest Partners, L.P., and is a member of the Board of Trustees of Syracuse University. Mr. Donofrio earned a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Science degree from Syracuse University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes, and/or skills led the Board to conclude that Mr. Donofrio should serve as a director: his extensive background and experience in engineering, technology and innovation, including his 44 years of service at IBM, as well as his widely-recognized status in the field of engineering and his teaching and training in the area of innovation, which provide the Board with a perspective and resource on technology and innovation.

Gerald L. Hassell

Chairman, President and Chief Executive Officer of
The Bank of New York Mellon Corporation

Director since 2007

Age 60

Mr. Hassell served as a director of The Bank of New York Company, Inc. from 1998 to 2007. Mr. Hassell has served as our President since the merger in 2007. Prior to the merger, Mr. Hassell served as President of The Bank of New York Company, Inc. from 1998 to 2007 as well as other prior leadership positions at Bank of New York. Mr. Hassell is currently a director of Comcast Corporation where he serves on the Governance and Directors Nominating Committee and the Compensation Committee and is Chair of the Finance Committee.

Since joining The Bank of New York’s Management Development Program more than three decades ago, Mr. Hassell has held a number of key leadership positions within the company in securities servicing, corporate banking, credit, strategic planning and administration services. Mr. Hassell is also a director of the National September 11 Memorial & Museum and the New York Philharmonic, and is Vice Chair of Big Brothers/Big Sisters of New York. Mr. Hassell holds a Bachelor of Arts degree from Duke University and a Master in Business Administration degree from the New York University Stern School of Business.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Hassell should serve as a director: his knowledge of the company’s businesses and operations, as well as the financial services industry in general, based on his 38 year tenure with the company and The Bank of New York, including service as President since 1998, and his participation in numerous financial services industry associations, which provide the Board with a perspective and resource on the company and the financial services industry in general.

Edmund F. “Ted” Kelly

Chairman of Liberty Mutual Group

Director since 2007

Age 66

Mr. Kelly served as a director of Mellon Financial Corporation from 2004 to 2007 where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees. Mr. Kelly has served as Chairman (since 2000), President (from 1992 to 2010) and Chief Executive Officer (from 1998 to 2011) of Liberty Mutual Group, a multi-line insurance company. Mr. Kelly is currently a director of Liberty Mutual Group and EMC Corporation where he serves on the Finance Committee.

Mr. Kelly’s experience also includes senior-level management positions at Aetna Life & Casualty Company. Mr. Kelly was a director of Citizens Financial Group Inc. where he served as Chair of the Audit Committee and Chair of the Joint Risk Assessment Committee. Mr. Kelly is also a member of the Board of Governors of the Property Casualty Insurers Association of America and a director of the Financial Services Roundtable; a member of the boards of the United Way of Massachusetts Bay, the American Red Cross of Massachusetts Bay, the American Ireland Fund and The Massachusetts Mentoring Partnership, among others; a past member of the Board of Trustees for Boston College and former President of the Boston Minuteman Council of the Boy Scouts of America. Mr. Kelly received a Bachelor’s degree from Queen’s University in Belfast and a Ph.D. from the Massachusetts Institute of Technology.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kelly should serve as a director: his role for over 10 years as Chairman, Chief Executive Officer and President of a multi-national insurance company that is a Fortune 500 company, as well as his over 37 years of experience in the insurance industry, which is highly regulated and concentrates on risk management, which provide the Board with a critical perspective on the Board’s oversight of risk management of the company and an executive and leadership perspective on the management and operations of a large company in a highly regulated industry.

Richard J. Kogan

Principal of The KOGAN Group LLC

Retired Chairman, President and Chief Executive Officer of Schering-Plough Corporation

Director since 2007

Age 70

Mr. Kogan served as a director of The Bank of New York Company, Inc. from 1996 to 2007 where he served on the Audit and the Nominating and Governance Committees, among others, and chaired the Compensation and Organization Committee. Mr. Kogan is currently a principal of The KOGAN Group LLC, which provides advice and counsel to chief executive officers of for-profit and not-for-profit enterprises. Mr. Kogan previously served as Chief Executive Officer of Schering-Plough Corporation, a global healthcare company, from 1996 to 2003, as President from 1986 to 1998 and 2001 to 2003 and as

Chairman from 1998 to 2002. Mr. Kogan is currently a director of Colgate-Palmolive Company where he serves on the Audit and the Finance Committees, chairs the Personnel and Organization Committee, and is a past Presiding Director.

Mr. Kogan serves as Chairman of the Board of Trustees of Saint Barnabas Corporation and Medical Center, and is a member of the Board of Trustees of New York University, overseer and member of the Executive Committee of New York University’s Stern School of Business and a member of the Council on Foreign Relations. Mr. Kogan earned a Bachelor’s degree from The City College of The City University of New York and a Master in Business Administration degree from the New York University Stern School of Business.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kogan should serve as a director: his role as Chairman, Chief Executive Officer and President of a publicly-traded global pharmaceutical company, as well as his other senior management positions during his 30 year career in the pharmaceutical industry, which provide the Board with an executive and leadership perspective on the management and operations of a large public company in a highly regulated industry.

Michael J. Kowalski

Chairman and Chief Executive Officer of Tiffany & Co.

Director since 2007

Age 59

Mr. Kowalski served as a director of The Bank of New York Company, Inc. from 2003 to 2007 where he served on the Audit, the Risk and the Corporate Responsibility and Community Redevelopment Committees, among others. Mr. Kowalski has served as Chairman and Chief Executive Officer of Tiffany & Co., an international designer, manufacturer and distributor of jewelry and fine goods, since 2003 and 1999, respectively. Mr. Kowalski has served in key leadership positions at Tiffany & Co. since 1983. Mr. Kowalski is currently a director of Tiffany & Co. and was a director of Fairmont Hotels & Resorts from 2002 to 2006.

Mr. Kowalski serves as Vice Chairman of the Board of Jewelers of America and chairs the Board of Overseers of the University Museum of Archaeology and Anthropology at the University of Pennsylvania. Mr. Kowalski is a trustee of the University of Pennsylvania. Mr. Kowalski earned a Bachelor’s degree from the University of Pennsylvania and a Master in Business Administration degree from Harvard University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kowalski should serve as a director: his role as Chairman and Chief Executive Officer of a publicly-traded international manufacturer and retailer of jewelry and other specialty items, as well as his other senior operating and financial management positions during his 29 year career in the jewelry industry, which provide the Board with an executive and leadership perspective on the management, operations and financial oversight of a large public company.

John A. Luke, Jr.

Chairman and Chief Executive Officer of MeadWestvaco Corporation

Director since 2007

Age 63

Mr. Luke served as a director of The Bank of New York Company, Inc. from 1996 to 2007 where he served on the Audit, the Compensation and Organization and the Nominating Committees, among others. Mr. Luke has served as Chairman and Chief Executive Officer of MeadWestvaco Corporation, a manufacturer of paper, packaging and specialty chemicals, since 2002. Mr. Luke is currently a director of MeadWestvaco Corporation and The Timken Company where he serves on the Nominating and Corporate Governance Committee and chairs the Compensation Committee.

Mr. Luke is also a director and former Chairman of the American Forest & Paper Association. He is currently a director of FM Global where he chairs the Compensation Committee and serves on the Executive Committee. Mr. Luke is ex-officio director and former Chairman of the Sustainable Forestry Initiative, Inc., a former member of the President’s Export Council, and a trustee of the American Enterprise Institute for Public Policy Research as well as the Virginia Museum of Fine Arts, among others. Mr. Luke served as an officer with the U.S. Air Force in Southeast Asia during the Vietnam conflict. Mr. Luke earned a Bachelor’s degree from Lawrence University and a Master in Business Administration degree from The Wharton School at the University of Pennsylvania.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Luke should serve as a director: his role as Chairman, Chief Executive Officer and President of a publicly-traded global manufacturer of packaging solutions and other products, as well as his other senior management positions during his 33 years at MeadWestvaco Corporation and its predecessors, which provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Mark A. Nordenberg

Chancellor, Chief Executive Officer and Distinguished Service Professor of Law of the University of Pittsburgh

Director since 2007

Age 63

Mr. Nordenberg served as a director of Mellon Financial Corporation from 1998 to 2007 where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees, among others. Mr. Nordenberg has served as Chancellor and Chief Executive Officer of the University of Pittsburgh, a major public research university, since 1996.

Mr. Nordenberg joined the University of Pittsburgh’s law faculty in 1977 and served as Dean of the School of Law from 1985 until 1993. Mr. Nordenberg was the interim Provost and Senior Vice Chancellor for Academic Affairs from 1993 to 1994, and interim Chancellor from 1995 to 1996. A specialist in scholarly aspects of civil litigation, he has published books, articles and reports on this topic, and has served as a member of both the

United States Supreme Court’s Advisory Committee on Civil Rules and the Pennsylvania Supreme Court’s Civil Procedural Rules Committee. He is a director of the Association of American Universities and a board member of the Council on Competitiveness, a nonprofit organization that encourages innovation and economic progress, among others. Mr. Nordenberg received his Bachelor’s degree from Thiel College and his Juris Doctorate degree from the University of Wisconsin School of Law.

In addition to the professional background and experience, senior-level policy-making positions, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Nordenberg should serve as a director: his role for the past 16 years as Chancellor of a major research university and his other senior positions at the university, including Dean of its law school, over his 27 year career at the institution, as well as his legal expertise, which provide the Board with an executive, leadership and legal perspective on the management and operations of a large institution.

Catherine A. Rein

Retired Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc.

Director since 2007

Age 69

Ms. Rein served as a director of The Bank of New York Company, Inc. from 1981 to 2007 where she served on the Audit, the Executive and the Risk Committees, among others. Ms. Rein served as Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc., an insurance and financial services company, from 2005 to 2008. Prior to that, Ms. Rein served as President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company from 1999 to 2005. Ms. Rein served in key leadership positions at MetLife, Inc. from 1985 to 1998. Ms. Rein is currently a director of FirstEnergy Corp. where she serves on the Audit Committee and chairs the Compensation Committee.

Before joining MetLife, Ms. Rein served as vice president and general counsel for The Continental Group, Inc., a property management company. Prior to that, she was associated with the New York City law firm of Dewey, Ballantine, Bushby, Palmer & Wood. Ms. Rein is a member of the Board of Visitors of the New York University Law School, previously chaired the MetLife Foundation and is a director emeritus of Corning, Inc. Ms. Rein received a Bachelor of Arts degree from The Pennsylvania State University and a Juris Doctorate degree from New York University School of Law.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Rein should serve as a director: her role in various senior management positions during her 25 year career at a multi-national insurance company that is a Fortune 500 company, as well as her experience as general counsel of another company, which provide the Board with an executive, leadership and legal perspective on the management and operations of a company in a highly-regulated industry.

William C. Richardson

President and Chief Executive Officer Emeritus of The W.K. Kellogg Foundation and Retired Chair and Co-Trustee of The W.K. Kellogg Foundation Trust

Director since 2007

Age 71

Dr. Richardson served as a director of The Bank of New York Company, Inc. from 1998 to 2007 where he served on the Audit, the Nominating and Governance and the Risk Committees, among others. Dr. Richardson had previously served as President and Chief Executive Officer of The W.K. Kellogg Foundation, a private foundation, as well as Chair and Co-Trustee of The W.K. Kellogg Foundation Trust from 1995 to 2007. Dr. Richardson is currently a director of Exelon Corporation where he serves on the Audit, the Compensation, the Risk Oversight and the Corporate Governance Committees, among others. Dr. Richardson is also a trustee of the Exelon Foundation. Dr. Richardson served as a director of Kellogg Company from 1996 to 2007 where he served on the Finance, Consumer Marketing, and Social Responsibility Committees, among others. He also served as a director of CSX Corporation from 1992 to 2008 where he served on the Audit, the Compensation and the Governance Committees, and as lead director.

Dr. Richardson has devoted his academic career to research related to the organization and financing of health services in the U.S. He served as President of The Johns Hopkins University. He was also Graduate Dean and Vice Provost for Research at the University of Washington in Seattle; Executive Vice President and Provost of The Pennsylvania State University; and held various positions at the University of Chicago. Dr. Richardson has chaired numerous boards and commissions at the federal and state levels and in the philanthropic sector. He has served as a director of Mercantile Bankshares Corporation, among others. He served as Professor of Health Policy and Management at The Johns Hopkins University. Dr. Richardson received a Bachelor of Arts degree from Trinity College and a Master in Business Administration degree and a Ph.D. from the University of Chicago.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Richardson should serve as a director: his role as president of a major research university and his other senior positions at other major research institutions as well as his position as Chief Executive Officer for ten years of a major foundation, which provide the Board with an executive and leadership perspective on the management and operations of both large institutions and a foundation.

Samuel C. Scott III

Retired Chairman, President and Chief Executive Officer of Corn Products International, Inc.

Director since 2007

Age 67

Mr. Scott served as a director of The Bank of New York Company, Inc. from 2003 to 2007 where he served on the Audit, the CRA Fair Lending and the Risk Committees, among others. Prior to his retirement in 2009, Mr. Scott served as Chairman (since 2001), Chief Executive Officer (since 2001), President (since 1997) and management director of Corn Products International, Inc., global producers of corn-refined products and ingredients. Mr. Scott previously served as President of Bestfoods Corn Refining from 1995 to 1997 and

President of American Corn Refining from 1989 to 1997. Mr. Scott is currently a director of

Motorola Solutions, Inc., where he chairs the Compensation and Leadership Committee and serves on the Executive Committee, and a director of Abbott Laboratories, where he serves on the Audit Committee. Mr. Scott also serves on the boards of, among others, Chicago Sister Cities, Northwestern Memorial HealthCare, the Chicago Urban League and The Chicago Council on Global Affairs. Mr. Scott received both a Bachelor’s degree and a Master in Business Administration degree from Farleigh Dickinson University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Scott should serve as a director: his role as Chairman, Chief Executive Officer and President over the course of twelve years of a publicly-traded international food company, as well as executive positions at other food product companies during his 36 year career, which provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Wesley W. von Schack

Chairman, AEGIS Insurance Services, Inc.

Director since 2007; currently Lead Director

Age 67

Mr. von Schack served as a director of Mellon Financial Corporation from 1989 to 2007 where he served on the Audit and Corporate Governance and Nominating Committees, among others. Prior to his retirement in January, 2010, Mr. von Schack served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy services company, since 1996. Energy East Corporation has been a wholly-owned subsidiary of Iberdrola, S.A. since its acquisition in 2008. Mr. von Schack is currently Chairman of the board of AEGIS Insurance Services, Inc., a mutual property and casualty insurance company. He is also a director of Teledyne Technologies Inc. where he serves on the Nominating and Governance and the Personnel and Compensation Committees, and a director of Edwards Lifesciences Corporation where he serves as Lead Director and on the Audit and Public Policy Committee. Mr. von Schack was a director of Energy East until his retirement in January, 2010.

From 1986 to 1996, Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, a diversified energy services company. Mr. von Schack is Director Emeritus of the Gettysburg Foundation and a member of the President’s Council – Peconic Land Trust. Mr. von Schack received a Bachelor’s degree from Fordham University, a Master in Business Administration degree from St. John’s University and a Ph.D. from Pace University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. von Schack should serve as a director: his role as Chairman, Chief Executive Officer and President over the course of 23 years of two large publicly traded energy services companies as well as his other senior management positions, including chief financial officer, during his 35 year career in the energy industry, which provide the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a large public company in a highly-regulated industry.

Standard for Election of Directors

Under our amended by-laws, in any uncontested election of directors, each director will be elected if more votes are cast “for” such director’s election than are cast “against” such director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” such director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected. Pursuant to our Corporate Governance Guidelines, if any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the Lead Director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the Lead Director) promptly after the certification of the stockholder vote.

The CG&N Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other actions should be taken. In considering whether to accept or reject the tendered resignation, the CG&N Committee will consider whatever factors its members deem relevant, including any stated reasons for the “against” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the mix of skills and backgrounds of the Board. The Board will act on the CG&N Committee’s recommendation no later than 90 days following the certification of the election in question. In considering the recommendation of the CG&N Committee, the Board will consider the factors considered by the CG&N Committee and such additional information and factors as it deems relevant.

Following the Board’s decision, the company will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC. If the Board does not accept the director’s resignation, it may elect to address the underlying stockholder concerns or to take such other actions it deems appropriate and in the best interests of the company and its stockholders. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected. If the Board accepts an incumbent director’s resignation pursuant to this provision, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to our by-laws. If the Board does not accept an incumbent director’s resignation pursuant to this provision, he or she will continue to serve on the Board until the election of his or her successor.

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

2011 Board Meetings

The Board held 12 meetings in 2011. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she served.

Our Corporate Governance Guidelines provide that our directors are expected to attend our Annual Meeting of stockholders. All but one director attended our 2011 Annual Meeting of stockholders, which was held on April 12, 2011.

Committees and Committee Charters

Our Board has established several standing committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Corporate Social Responsibility Committee, a Human Resources and Compensation Committee, a Risk Committee and an Executive Committee. Each committee has the authority to retain and terminate the engagement of consultants and counsel to advise it as each committee deems necessary or helpful in carrying out its responsibilities, with any fees to be borne by the company. The charters of the Audit Committee, the CG&N Committee, the Corporate Social Responsibility Committee, the Human Resources and Compensation Committee and the Risk Committee are available on our website at www.bnymellon.com/governance/committees. You may also request printed copies by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement.

The following table identifies the individual members of our Board serving on each of the standing committees:

Standing Committees of the Board
Director	Audit	Corporate Governance and Nominating	Corporate Social Responsibility	Human Resources and Compensation	Risk	Executive
Ruth E. Bruch			C	X	X
Nicholas M. Donofrio			X		C	X
Gerald L. Hassell						X
Edmund F. Kelly				X	X
Richard J. Kogan	X	X		X
Michael J. Kowalski	X			X
John A. Luke, Jr.		C			X	X
Mark A. Nordenberg			X		X
Catherine A. Rein	C	X				X
William C. Richardson	X	X
Samuel C. Scott III	X		X	C		X
John P. Surma	X	X				X
Wesley W. von Schack		X		X	X	C

X — Member

C — Chair

Audit Committee

The Audit Committee meets as often as it deems necessary to perform its responsibilities. In 2011, the committee held 11 meetings.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attest services for us. The independent registered public accountants report directly to the committee. Annually, the committee recommends that the Board request stockholder ratification of the appointment of the independent registered public accountants. The committee acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function. The committee oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accountants. The committee has direct responsibility to evaluate and, when appropriate, to remove the independent registered public accountants. The committee is responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accountants. The committee approves the appointment and annually reviews the performance of the Chief Auditor, who reports directly to the committee. At least annually, the committee reviews the organizational structure, qualifications, independence and performance of the internal audit department and the scope of its planned activities. Quarterly, the committee reviews a report from the company’s Disclosure Committee and reports concerning the status of the company’s annual review of internal control over financial reporting, including (i) information about (a) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting, and (ii) management’s responses to any such circumstance. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements. The committee reports periodically to the entire Board.

The Board of Directors has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange, which we refer to as the “NYSE,” listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations of the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” The Board has also determined that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that Ms. Rein and Mr. Surma satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act. All members of the Audit Committee have “banking and financial management expertise” as set out in the FDIC’s rules and regulations and have accounting or related financial management expertise as such qualification under the NYSE rules is interpreted by the Board.

Corporate Governance and Nominating Committee

The CG&N Committee meets as often as it deems necessary to perform its responsibilities. In 2011, the committee held six meetings.

As further described above, the committee assists the Board in reviewing and identifying individuals qualified to become Board members. In addition, our CG&N Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board on appropriate compensation. The committee is responsible for approving compensation arrangements for non-employee members of the Boards of Directors of our significant subsidiaries. Such compensation must be consistent with market practice and designed to align our directors’ interests with those of our long-term stockholders while not calling into question directors’ objectivity. The committee oversees evaluations of the Board and committees of the Board and, unless performed by the Human Resources and Compensation Committee, our senior managers. The CG&N Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee holds at least four meetings per year. In 2011, the committee held four meetings.

The committee’s purpose is to promote a culture that emphasizes and sets high standards for corporate citizenship and to review corporate performance against those standards. The committee is responsible for providing primary oversight of the company’s programs regarding community development and involvement, philanthropy, environmental sustainability practices, government affairs, including lobbying and political contributions, supplier diversity and engagement in corporate social responsibility matters. The committee also provides primary oversight for the company’s compliance with the Community Reinvestment Act and Fair Lending rules and regulations. The committee is to be aware of the company’s relationships with external constituencies concerning these activities, including investors, regulators, elected officials and community leaders, and also is to be aware of employee-related programs that could affect the company’s reputation for social responsibility. For additional information regarding the company’s commitment to corporate social responsibility and the committee’s recent initiatives, please refer to our annual Corporate Social Responsibility Report, which is available on our website at www.bnymellon.com/csr.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee meets as often as it deems necessary to perform its responsibilities. In 2011, the committee held 14 meetings.

The Human Resources and Compensation Committee oversees the compensation plans, policies and programs in which our executive officers participate and the other incentive, retirement, welfare and equity plans in which all of our employees participate. In addition, the committee administers and makes equity and/or cash awards under plans adopted for the benefit of our officers and other employees to the extent required or permitted by the terms of these plans, establishes any related performance goals and determines whether and the extent to which these goals have been attained.

The committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation. Although the committee has overall responsibility for executive compensation matters, as specified in its charter, the committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the committee’s conclusions.

The committee reviews, evaluates and approves the total compensation of all other executive officers and makes recommendations concerning equity-based plans, which recommendations are subject to the approval of our entire Board.

The committee is generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs. The committee administers and makes awards under our various equity-based employee incentive plans and oversees certain retirement plans that we sponsor to ensure: (i) that they provide an appropriate level of benefits in a cost-effective manner to meet our needs and objectives in sponsoring such plans; (ii) that they are properly and efficiently administered in accordance with their terms to avoid unnecessary costs and minimize any potential liabilities to us; (iii) that our responsibilities as plan sponsor are satisfied; and (iv) that financial and other information with respect to such plans is properly recorded and reported in accordance with applicable legal requirements.

The committee has approved the delegation to our Chief Executive Officer of responsibility for determining equity awards to certain employees, other than himself, who are eligible to receive grants under our Long-Term Incentive Plan. The delegated authority approved by the committee to our Chief Executive Officer is subject to certain limitations, including: (i) total aggregate shares subject to plan awards pursuant to the delegated authority in any calendar year (1,100,000); (ii) aggregate shares represented by plan awards that may be granted to any one individual pursuant to the delegated authority in any calendar year (100,000); and (iii) a sub-limit of shares represented by full value awards that may be granted in any calendar year (550,000).

Finally, as further described in the Compensation Discussion and Analysis, our management provides information, analysis and recommendations for the committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management will participate in the decision-making process with respect to his or her own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, we address the role of our management and its independent compensation consultants and the role of the committee’s independent outside compensation advisors in determining and recommending executive compensation below.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee, as listed in the table on page 17 of this proxy statement, is or was formerly an officer or employee of the company or any of its subsidiaries, nor did any members have a relationship with us that is disclosable as a “Related Party Transaction” as defined by the SEC. In addition, none of our executive officers served on any compensation committee or any board of directors of another company, of which any of our Board members was also an executive officer.

Risk Committee

The Risk Committee meets as often as it deems necessary to perform its responsibilities. In 2011, the committee held five meetings.

As further discussed under “The Role of the Board in Risk Oversight” below, the committee is responsible for reviewing and approving the company’s risk appetite statement on an annual basis and approving any material amendment to the risk appetite statement. The committee is also responsible for reviewing significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, credit, market, fiduciary, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks. The committee evaluates risk exposure and tolerance and approves appropriate transactional or trading limits. The committee reviews and evaluates the company’s policies and practices with respect to risk assessment and risk management and annually presents to the Audit Committee a report summarizing the committee’s review of the company’s methods for identifying and managing risks. The committee reviews reports of the company’s Risk Management and Compliance department, which we refer to as the “Risk department,” Internal Audit and regulatory agencies relating to risk issues and management’s responses to such reports, unless such review is under the jurisdiction of another committee. The committee reviews reports on fiduciary assets of our businesses, provides general oversight of the company’s investment of fiduciary assets and adopts the company’s fiduciary policy statement. The committee evaluates the scope of work of the Risk department and its planned risk management activities and reviews the appointment, performance and replacement of the company’s Chief Risk Officer. The committee is responsible for assessing the company’s technology risk management program and receives reports from management regarding the company’s technology operations. The committee receives regular reports from management, and makes semi-annual reports to the Audit Committee, regarding corporate-wide compliance with laws and regulations. The committee escalates to the Audit Committee for discussion at a joint session with the Audit Committee any items that have a significant financial statement impact or require significant financial statement/regulatory disclosures and any other significant issues.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

REPORT OF THE AUDIT COMMITTEE

On behalf of our Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls in respect of the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of our independent registered public accounting firm. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2011 and management’s assessment of internal control over financial reporting as of December 31, 2011. KPMG LLP, our independent registered public accounting firm, issued its unqualified report on our financial statements and the operating effectiveness of our internal control over financial reporting.

The committee has also discussed with KPMG LLP the matters required to be discussed in accordance with Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning auditor independence, and has conducted a discussion with KPMG LLP relative to its independence. The committee has determined that KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2011, be included in our annual report on Form 10-K for the fiscal year then ended.

Catherine A. Rein, Chairman

Richard J. Kogan

Michael J. Kowalski

William C. Richardson

Samuel C. Scott III

John P. Surma

AUDIT FEES, AUDIT RELATED FEES, TAX FEES AND ALL OTHER FEES

The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. We have been advised by KPMG LLP that it is an independent public accounting firm registered with the Public Company Accounting Oversight Board, which we refer to as the “PCAOB,” and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

The appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year was ratified at our 2011 Annual Meeting. The following table reflects the fees earned by KPMG LLP for the following types of services provided by KPMG LLP to us for 2011 and 2010:

Description of Fees	Amount of Fees KPMG LLP for 2011	Amount of Fees KPMG LLP for 2010
Audit Fees(1)	$16,898,000	$16,604,000
Audit-Related Fees(2)	$12,850,000	$11,328,000
Tax Fees(3)	$2,316,000	$2,820,000
All Other Fees(4)	$115,000	$426,000

Total Fees	$32,179,000	$31,178,000

(1)	Includes fees for professional services rendered for the audit of our annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in our quarterly reports on Form 10-Q and for other services that only our independent registered public accountant can reasonably provide.

(2)	Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as service organization reports (under SSAE 16), employee benefit plan audits and internal control reviews.

(3)	Includes fees for tax return preparation and tax planning.

(4)	Includes fees for regulatory and other advisory services.

Other Services Provided by KPMG LLP

KPMG LLP also provided services to entities associated with us that were charged directly to those entities and accordingly were not included in the amounts disclosed in the table above. These amounts included $11.3 million for 2011 and $11.2 million for 2010 for the audits and tax compliance services for mutual funds, collective funds and other funds advised by us. Also excluded from the amounts disclosed in the table above are fees billed by KPMG LLP to joint ventures or equity method investments in which we have an interest of 50% or less.

Pre-Approval Policy

Our Audit Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the Audit Committee that are detailed as to a particular class of service without consideration by the Audit Committee of the specific case-by-case services to be performed. We refer to this pre-approval method as “class pre-approval.” If a class of service has not received class pre-approval, the service will require specific pre-approval by the Audit Committee before such service is provided by our independent registered public accountants. We refer to this pre-approval method as “specific pre-approval.” A list of services that has received class pre-approval from our Audit Committee (or its delegate) is attached to our Audit and Permitted Non-Audit Services Pre-Approval Policy. A copy of our Audit and Permitted Non-Audit Services Pre-Approval Policy is available on our website at www.bnymellon.com/governance/auditpolicy.pdf. For 2011, all of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION CONSULTANTS TO THE HUMAN

RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee, which we refer to as the “HRC Committee,” has the sole authority to retain and terminate any independent compensation consultant directly assisting it. The HRC Committee also has the sole authority to approve fees and other engagement terms.

The HRC Committee retained Aon Hewitt Consulting, formerly Hewitt Associates, Inc., an affiliate of Aon Corporation, to serve as its independent compensation consultant. As discussed in greater detail in the Compensation Discussion and Analysis, throughout the year, the independent compensation consultant assists the HRC Committee in its analysis and evaluation of compensation matters relating to our executive officers. The independent compensation consultant retained by the HRC Committee reports directly to the HRC Committee. The independent compensation consultant attends the in-person and telephonic meetings of the HRC Committee, and meets with the HRC Committee in executive session without members of management present. The independent compensation consultant also reviews and provides input on materials for the HRC Committee’s meetings and advises on other matters that the HRC Committee may consider.

Aon Hewitt Consulting and its predecessor, Hewitt Associates, Inc., have acted as the HRC Committee’s independent compensation consultant since August 2009. The company has historically used affiliates of Aon Hewitt Consulting for additional services, including insurance brokerage services, equity valuation services and compensation market survey data.

Aon Risk Services, Inc., an affiliate of Aon Hewitt Consulting, which we refer to as “Aon Risk,” historically has acted as one of the insurance brokers used by the company, and the company has paid some of its insurance premiums to Aon Risk, which premiums are passed through by Aon Risk to the underlying insurance providers. Aon Risk receives commissions from the underlying insurance providers for its services as an insurance broker to the company, which are calculated based on the amount of premiums that the company pays. McLagan Partners, Inc., an affiliate of Aon Hewitt Consulting and an independent consulting firm, has provided the company with compensation market survey data. In addition, Radford Valuation Services, an affiliate of Aon Hewitt Consulting, has provided the company with equity valuation services. The decisions to engage affiliates of Aon Hewitt Consulting for the services described above were made by management and were not approved by the HRC Committee or the Board of Directors.

Aon Hewitt Consulting has developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include: (i) strong confidentiality requirements and a code of conduct that effectively deters behavior by the consultant that is contrary to the compensation consulting assignment; (ii) a strict policy against investing in client organizations; (iii) management of multiservice client relationships by separate account executives; (iv) clearly defined engagements with compensation committees that are separate from any other services provided; (v) formal segregation of executive compensation services into a separate business unit; (vi) no incentives for cross-selling of services and no compensation rewards based on other results; (vii) no offers of more favorable terms for companies that retain Aon Corporation for additional services; and (viii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

In 2011, the company paid approximately $153,000 in fees to Aon Hewitt Consulting for serving as the independent compensation consultant to the HRC Committee. In 2011, the company directly paid an aggregate of approximately $875,000 in fees to affiliates of Aon Corporation for the additional services described above. In addition, in 2011, Aon Risk received approximately $1.97 million in commissions from insurance providers in connection with Aon Risk’s services as an insurance broker for the company.

In addition, as described in detail in the Compensation Discussion and Analysis, management also has engaged a consultant that assists in executive compensation matters from time to time.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between stockholders and directors, and Board committee structures and assignments. A copy of our Corporate Governance Guidelines is available on our website at www.bnymellon.com/governance/guidelines.

Employee Code of Conduct

Our Board of Directors has adopted a Code of Conduct, which applies to all of our employees, to provide a framework to maintain the highest standards of professional conduct for the company. Through our Code of Conduct, we stress the importance of “Doing What’s Right.” Under our Code of Conduct, “Doing What’s Right” means:

•	contributing to an ethical culture is expected and valued;

•	conducting business in full compliance with all applicable laws and regulations, and in accordance with the highest ethical standards;

•	fostering honest, fair and open communications;

•	demonstrating respect for our clients, communities and one another;

•	being accountable for your own and team actions; and

•	being willing to take a stand to correct or prevent any improper activity or business mistake.

Directors’ Code of Conduct

Our Board of Directors has adopted a Code of Conduct for directors of the company. This code is intended to provide guidance to our directors to help them recognize and deal with ethical issues, provide mechanisms to report possible unethical conduct and foster a culture of honesty and accountability. The Directors’ Code of Conduct requires directors to:

•	avoid any conflicts of interest between the director and the company;

•	comply with the procedures set forth in our related party transactions policy;

•

maintain the confidentiality of information entrusted to them by the company and any other confidential information about the company that comes to them, except when and to the extent disclosure is authorized by the company or legally mandated;

•	endeavor to deal fairly with the company’s customers, suppliers, competitors and employees;

•	protect the company’s assets and oversee their efficient and effective use;

•	comply, and oversee compliance by employees, officers and other directors of the company, with laws, rules and regulations applicable to the company;

•	encourage the reporting of any possible illegal or unethical behavior; and

•	communicate any suspected violations of the code promptly to our General Counsel or the Chairman of our CG&N Committee.

Both our Code of Conduct and our Directors’ Code of Conduct satisfy applicable SEC and NYSE requirements and, together, apply to all of our directors, officers and employees and those of our subsidiaries. A copy of the Code of Conduct is available on our website at www.bnymellon.com/ethics/codeofconduct.pdf. A copy of the Directors’ Code of Conduct is available on our website at www.bnymellon.com/governance/directorscodeofconduct.pdf. We intend to disclose any amendments to our Code of Conduct or our Directors’ Code of Conduct and any waivers from the Code of Conduct or the Directors’ Code of Conduct for executive officers and directors, respectively, by posting such information on our website.

Director Independence

Our Board has determined that we have 12 independent directors out of a total of 13 current directors. Our independent directors are Ruth E. Bruch; Nicholas M. Donofrio; Edmund F. Kelly; Richard J. Kogan; Michael J. Kowalski; John A. Luke, Jr.; Mark A. Nordenberg; Catherine A. Rein; William C. Richardson; Samuel C. Scott III; John P. Surma; and Wesley W. von Schack. Our non-independent director is Gerald L. Hassell, our Chairman, President and Chief Executive Officer.

Our Standards of Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established standards based on the following categories and types of transactions to assist it in determining director independence (which are also included in our Corporate Governance Guidelines), which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. A copy of these independence standards is also available as part of our Corporate Governance Guidelines at www.bnymellon.com/governance/guidelines. Under the standards, a director will not be considered independent if:

•	the director is, or has been within the last three years, an employee of ours, or an immediate family member of the director is, or has been within the last three years, an executive officer of ours;

•

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us except in his or her capacity as a director and except for compensation received by an immediate family member for service as an employee (other than an executive officer) of ours or any of our subsidiaries;

•

(A) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the company’s audit, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on the compensation committee;

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years of such other company’s operations, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

we made a charitable contribution (excluding matching gifts) to any charitable organization of which the director serves as an executive officer and the contribution exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year within the past three years.

For purposes of these standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

The Board will also determine that a director is not independent if the Board finds that the director has material business arrangements with us that would jeopardize that director’s judgment. In making this determination (as described below and in the following section), the Board reviews business arrangements between the company and the director and between the company and any other company for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 10% of the equity. Our Board has determined that these arrangements will not be considered material if:

•	they are of a type that we usually and customarily offer to customers or vendors;

•	they are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances;

•	it is not reasonably likely that the arrangements would have a material adverse effect on the financial condition, results of operations or business of the recipient; or

•	in the case of personal loans, the loans are subject to and in compliance with Regulation O of the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board.”

In applying the factors above, the Board may consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-independence that would be reached simply by reference to the enumerated factors.

In reaching its director independence determinations, the Board reviewed the standards listed above, the corporate governance rules of the NYSE and the SEC and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard.

SEC rules also require us to disclose, by category or type, transactions, relationships and arrangements that were considered by the Board in determining that a director is independent, even though these transactions, relationships and arrangements did not rise to the level that would require disclosure under our related party transactions policy described below. The following is a description of such transactions, relationships and arrangements which were considered by the Board in making its determination with respect to the independence of certain directors. None of the transactions described below to or from our company were in an amount that exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues, which is one of our standards for director independence noted above. In each case, the Board determined that the transactions described below were not material, did not affect the independence of the director and did not impair the director’s ability to act in the shareholders’ best interest.

•

Purchases of goods or services in the ordinary course of business. The company and its subsidiaries conduct operations in 36 countries and purchase goods and services in the ordinary course of business from many companies, entities and institutions. In 2011, the company and its subsidiaries purchased a small amount of goods and services (less than approximately 0.01% of our annual revenue for 2011) from the following entities for which one of our independent directors also served as an executive officer during 2011: Liberty Mutual Group (Mr. E. Kelly); MeadWestvaco Corporation (Mr. Luke); Tiffany & Co. (Mr. Kowalski); and University of Pittsburgh (Mr. Nordenberg). All of these purchases were made in the ordinary course of business. In no case did any of these purchases exceed approximately 0.01% of the selling entity’s annual revenue for its last fiscal year.

•

Sales of goods or services in the ordinary course of business. A large part of our business is providing various financial services to other companies and organizations, including asset management services, securities servicing, issuer services, treasury services and credit services. We provide certain of these services to organizations for which one of our independent directors served as an executive officer during 2011: Liberty Mutual Group (Mr. E. Kelly); MeadWestvaco Corporation (Mr. Luke); Tiffany & Co. (Mr. Kowalski); University of Pittsburgh (Mr. Nordenberg); and United States Steel Corporation (Mr. Surma). All of the services were provided in the ordinary course of our business and at prevailing customer rates and terms. In no case did the amount of fees paid to us by the purchasing entity exceed approximately 0.1% of the purchasing entity’s annual revenue for its last fiscal year or approximately 0.02% of our annual revenue for 2011.

•

Charitable contributions. We make (directly, through our subsidiaries or by the BNY Mellon Charitable Foundation or The Bank of New York Mellon Corporation Foundation) charitable contributions to not-for-profit, charitable, tax-exempt or non-profit organizations of which one of our independent directors serve or served as directors, executive officers or trustees, namely Messrs. Donofrio, E. Kelly, Kogan, Luke, Nordenberg, Richardson, Surma and von Schack. In 2011, charitable contributions to these organizations totaled approximately $800,000 in the aggregate, and no organization received a contribution greater than $200,000. None of these contributions exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues in a single fiscal year within the past three years, which is one of our standards for director independence noted above.

•

Beneficial ownership or voting power. We beneficially own or have the power to vote (through our subsidiaries or through funds advised by our subsidiaries) shares of companies of which our non-management directors are executive officers (Messrs. Kowalski, Luke and Surma). In no instance do our subsidiaries or such funds own or have the power to vote more than 2.5% of the outstanding shares of any such company.

Business Relationships and Related Party Transactions Policy

In the ordinary course of business, certain of our subsidiaries periodically have, and expect to continue to have, banking and other transactions of the type referenced above with “related persons.” A “related person” includes directors, nominees for director, executive officers, greater than five percent beneficial owners, members of such persons’ immediate families and any firm, corporation or other entity in which any of the foregoing persons is employed as a general partner or principal or in a similar position or in which such person and all other related persons has a 10% or greater beneficial interest.

The Board has adopted a policy on related party transactions, which we refer to as our “related party transactions policy,” and which was reviewed by the CG&N Committee. Our related party transactions policy provides that the CG&N Committee, or another Board committee consisting solely of independent directors, must, except as described below, approve any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, such transactions constituting disclosable related party transactions under SEC rules. In 2011, there were no related party transactions that required CG&N Committee approval or disclosure in this proxy statement. The following is a description of our related party transactions policy.

Consistent with SEC rules, our related party transactions policy provides that the following transactions may be entered into with a related person, are not considered to be related party transactions and are not required to be disclosed or approved by the CG&N Committee:

•

other than as may be required pursuant to Regulation O, an extension of credit to a related person that is made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons who are not related persons and does not involve more than the normal risk of collectibility or present other unfavorable features;

•

indebtedness that constitutes amounts due from related persons for purchases of goods and services subject to usual trade terms, ordinary business and travel expenses or other transactions in the ordinary course;

•

transactions with a firm or entity if the interest of the related person arises only from the related person’s position as director of the other entity or direct or indirect ownership of less than 10% of the entity’s equity, or both;

•

transactions with a firm or entity if the interest of the related person arises only from the related person’s position as a limited partner of a partnership in which he or she has less than 10% of the total interests and is not a general partner and does not have another position with the partnership;

•	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•

a transaction where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	transactions where the related person’s interest arises solely from the ownership of the company’s equity securities and all stockholders receive the same benefit on a pro rata basis; and

•

compensation paid to executive officers and directors of the company that is reported in the company’s proxy statement or otherwise approved or recommended by the Human Resources and Compensation Committee.

Our related party transactions policy provides that the CG&N Committee may recommend to our Board from time to time adoption of resolutions pre-approving certain types or categories of transactions that the CG&N Committee determines are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the CG&N Committee determines in good faith. The Board has adopted a resolution pre-approving transactions that involve the sale or other provision of products and services (not subject to Regulation O or other specific regulatory requirements) by our company or its subsidiaries to directors and members of their immediate family, director-related companies and executive officers and members of their immediate family in the ordinary course and on terms generally offered in transactions with non-related persons. Transactions subject to Regulation O or other specific regulatory requirements are approved as required by Regulation O or other applicable regulations.

Under the related party transactions policy, in making its determination to approve a disclosable related party transaction, the CG&N Committee may take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: (i) the related person’s relationship to us and interest in the transaction; (ii) the material facts of the transaction, including the amount involved; (iii) the benefits to us of the transaction; (iv) the availability from other sources of comparable products or services; and (v) an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated third party or to employees generally. The CG&N Committee also may consider the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or a director-related company.

Under the related party transactions policy, no member of the CG&N Committee would participate in the review, consideration, approval or ratification of any disclosable related party transaction with respect to which such member or any of his or her immediate family members or director-related company is the related person. The CG&N Committee may approve only those disclosable related party transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the CG&N Committee determines in good faith.

Under the related party transactions policy, if a disclosable related party transaction is identified after it is already ongoing or completed, it must be submitted to the CG&N Committee promptly for ratification, applying the standards described above. In these circumstances, the CG&N Committee would evaluate all options available, including ratification, amendment, termination or rescission of the transaction.

Our related party transactions policy does not limit or affect the application of our other policies applicable to our directors, executive officers and other related persons, including our Codes of Conduct.

Lead Director, Executive Sessions of Independent Directors, and Communications with Lead Director and Independent Members of the Board

Our Lead Director

Mr. von Schack, an independent director, currently serves as our Lead Director. As set forth in our Corporate Governance Guidelines, our Lead Director has the following duties and responsibilities:

•	provides input on the agenda for each Board meeting;

•	presides over executive sessions of non-management directors;

•	receives certain correspondence addressed to the Board or the non-management directors;

•	acts as a liaison to facilitate communication between independent directors and the Chairman and Chief Executive Officer, as appropriate;

•	regularly discusses with the Chairman and Chief Executive Officer whether appropriate information is being sent to the Board;

•	regularly discusses with the Chairman and Chief Executive Officer whether there is sufficient time for discussion at Board meetings;

•	regularly discusses with the Chairman and Chief Executive Officer the topics and quality of presentations to the Board;

•	presides at Board and stockholder meetings if the Chairman is absent;

•	is available to meet with major stockholders and regulators under appropriate circumstances;

•	in conjunction with the Chairman of the HRC Committee, discusses with the Chief Executive Officer the results of the Board’s annual evaluation of the Chief Executive Officer’s performance;

•	can call meetings of the independent directors in his discretion; and

•	performs such other functions as the Board shall direct or request from time to time.

Our by-laws further provide that, in the event of the absence or temporary disability of the Chairman, the Lead Director will preside at stockholder and/or Board meetings during such absence or disability.

Executive Sessions of Non-Management Directors

Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. The Lead Director presides over executive sessions of non-management directors. At least one executive session each year is required to be attended only by non-management directors.

Communications with Lead Director and Independent Members of the Board

Interested parties may send communications to our Lead Director in accordance with the procedures set forth on our website at www.bnymellon.com/governance/contact.html.

Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board or any individual director unless the item is marked “Confidential” or “Personal.” If so marked and addressed to the Board, it will be delivered unopened to the Lead Director. If so marked and addressed to an individual director, it will be delivered to the addressee unopened. If, upon opening an envelope or package not so marked, the Corporate Secretary determines that it contains a magazine, solicitation or advertisement, the contents may be discarded.

The Audit Committee has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors. Any written communication regarding accounting matters are processed in accordance with procedures adopted by the Audit Committee.

Our Board Leadership Structure

The Board has reviewed the company’s current Board leadership structure — which consists of a combined Chairman and Chief Executive Officer with an independent Lead Director — in light of the composition of the Board, the company’s size, the nature of the company’s business, the regulatory framework under which the company operates, the company’s stockholder base, the company’s peer group and other relevant factors, and has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is currently the most appropriate Board leadership structure for the company. The Board noted the following factors in reaching its determination:

•	The Board acts efficiently and effectively under its current structure, where the Chief Executive Officer also acts as Chairman with a strong independent Lead Director.

•

A combined Chairman/Chief Executive Officer is in the best position to be aware of major issues facing the company on a day-to-day and long-term basis, and is in the best position to identify key risks and developments facing the company to be brought to the Board’s attention (in consultation with the Lead Director as part of the agenda-setting process).

•	A combined Chairman/Chief Executive Officer position eliminates the potential for confusion and duplication of efforts, including among employees.

•

A combined Chairman/Chief Executive Officer position eliminates the potential for uncertainty as to who leads the company, providing the company with a single public “face” in dealing with stockholders, employees, regulators, analysts and other constituencies.

•	A strong independent Lead Director provides the Board with the ability to act with respect to management personnel decisions.

•

The Lead Director serves as an effective counterbalance to factors commonly cited as reasons to separate the Chairman and Chief Executive Officer positions, such as concerns that the Chairman/Chief Executive Officer will control the Board agenda or dominate Board meetings. In this regard, the Board noted the following in its review:

•	the Lead Director consults with and provides input to the Chairman/Chief Executive Officer on the agenda for Board meetings;

•

the Lead Director consults regularly with the Chairman/Chief Executive Officer with respect to whether the directors receive appropriate information and there is sufficient time for discussion at Board meetings;

•	the Lead Director regularly discusses with the Chairman/Chief Executive Officer the topics and quality of presentations to the Board;

•

the Lead Director presides at executive sessions of independent directors, which are held at each regular Board meeting, and serves as liaison between the other independent directors and the Chairman/Chief Executive Officer;

•	the Lead Director can call meetings of the independent directors in his discretion;

•	the Lead Director is available to meet with major stockholders and regulators under appropriate circumstances; and

•

in conjunction with the chairman of the HRC Committee, the Lead Director discusses with the Chairman/Chief Executive Officer the Board’s annual evaluation of his performance as Chief Executive Officer.

•

The Lead Director serves as a point of contact for other independent directors of the company in addition to the Chairman/Chief Executive Officer, providing independent directors with an effective means to raise matters they may not be comfortable raising with the Chairman/Chief Executive Officer.

•

The powers of the Chairman under our by-laws are limited — other than chairing meetings of the Board and stockholders, the powers conferred on the Chairman (e.g., ability to call special meetings of stockholders or the Board) can be exercised by the Board or a specified number of directors or, in some cases, the Lead Director, or are administrative in nature (e.g., authority to execute documents on behalf of the company).

•	The Lead Director chairs any meeting of the Board or stockholders at which the Chairman is absent.

•

A substantial majority of the company’s peer group utilizes a Board structure with a combined Chairman and Chief Executive Officer, with the majority of these companies also having a lead or presiding director.

Succession Planning

We have succession plans and succession processes in place for our Chairman, President and Chief Executive Officer, as well as for the team of approximately 120 senior leaders that make up our management Executive and Operating Committees. Our senior management succession planning process is an organization-wide practice designed to proactively identify, develop and retain the high performance leadership talent that is critical for future business success.

The succession plan for the Chairman, President and Chief Executive Officer position is reviewed annually by the HRC Committee and the other non-management directors. The plan identifies a “readiness” level and ranking for each internal candidate. The plan also incorporates the flexibility to define an external hire as a succession option. Formal succession planning for the rest of our senior leaders is also an annual process. As in the succession process for the Chairman, President and Chief Executive Officer, Executive and Operating Committee members identify a rank and readiness level for each potential candidate for each position. The process also allows for the flexibility, if appropriate, of strategically planning for external hires for these positions where, for example, gaps are identified. The HRC Committee and the Board review the succession plans for all Executive Committee positions.

The Role of the Board in Risk Oversight

The understanding, identification and management of risk are essential elements for the successful management of the company.

Risk oversight begins with the Board of Directors and two key Board committees: the Risk Committee and the Audit Committee. These committees have been in place since the merger in 2007. Prior to the merger, the boards of directors of both Bank of New York and Mellon had risk committees in place since January 2002 and December 2002, respectively.

The Risk Committee consists of independent directors and meets on a regular basis to review and assess our risks, control processes with respect to such risks, and our risk management and fiduciary policies and activities, mindful of the importance of the company to the global markets infrastructure. Subject to the discussion of the role of the Audit Committee below, the Risk Committee has primary oversight responsibility for risk management. As set forth in the Risk Committee’s Charter, the Risk Committee’s responsibilities include, among others:

•	review and approve the company’s risk appetite statement on an annual basis; approve any material amendment to the risk appetite statement;

•

review of significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including credit, market, fiduciary, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks;

•	evaluation of risk exposure and tolerance, and approval of appropriate transactional or trading limits;

•	review and evaluation of the company’s policies and practices with respect to risk assessment and risk management;

•

review of reports and significant findings of the Risk department, and the Internal Audit department, which we refer to as “Internal Audit,” with respect to the risk management activities of the company, together with management’s responses and follow-up to these reports;

•	review of significant reports from regulatory agencies relating to risk issues, and management’s responses;

•	review of the scope of work of the Risk department and its planned activities with respect to the risk management activities of the company; and

•	review of the company’s technology risk management program.

The Risk Committee delegates policy formulation and day-to-day oversight of risk to our Chief Risk Officer, who is responsible for an effective risk management structure. The Risk Committee has the responsibility to review the appointment, performance and replacement of the Chief Risk Officer.

The Audit Committee also plays a role in risk oversight. The Audit Committee reviews and discusses policies with respect to risk assessment and risk management. The Audit Committee also has oversight responsibility with respect to the integrity of the company’s financial reporting process and systems of internal controls regarding finance and accounting, as well as its financial statements. At the management level, Internal Audit is responsible for providing reliable and timely information to the Board and management regarding the company’s effectiveness in identifying and appropriately controlling risks. Annually, the Risk Committee presents to the Audit Committee a report summarizing the Risk Committee’s review of the company’s methods for identifying and managing risks. Semi-annually, the Risk Committee reports to the Audit Committee regarding corporate-wide compliance with laws and regulations.

Since the financial crisis emerged in September 2008, the Risk and Audit Committees of the Board have held joint sessions at the beginning of each of their regular meetings, to hear reports and discuss key risks affecting the company and the management of these risks. As part of its responsibilities, the Risk Committee must escalate to the Audit Committee any items that have a significant financial statement impact or require significant financial statement/regulatory disclosures or any other significant issues for discussion at the joint sessions. By design, all independent directors are currently members of either the Risk or Audit Committee, so that all independent directors are present during the joint sessions. In doing so, we have structured our Board committee meetings in a manner that facilitates discussion of major risks with all independent directors, including the Lead Director, at each regular meeting of the Board. Prior to September 2008, the Risk and Audit Committees of the Board met jointly from time to time, as did the Bank of New York and Mellon Risk and Audit Committees prior to the merger.

The company also has a comprehensive internal risk framework, which facilitates performance of risk oversight by the Risk Committee. Our risk management framework is designed to:

•	provide that risks are identified, monitored, reported, and priced properly;

•	define and communicate the types and amount of risk the company is willing to take;

•	communicate to the appropriate management level the type and amount of risk taken;

•	maintain a risk management organization that is independent of the risk-taking activities; and

•	promote a strong risk management culture that encourages a focus on risk-adjusted performance.

Under the company’s risk management framework, the company has formed a Senior Risk Management Committee, which we refer to as the “SRMC,” which consists of members of senior management and which reports to both the Risk Committee and the Audit Committee. The SRMC is the senior most focal point within the company to monitor, evaluate and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in the company’s businesses. The SRMC provides reports of its activities to the Risk Committee, and any significant changes in the key responsibilities of the SRMC must be reported to the Risk Committee.

In addition, the company has also formed several risk management sub-committees to identify, assess and manage risks. Each risk management sub-committee reports its activities to the SRMC and any significant changes in the key responsibilities of any sub-committee, or a change in chairmanship of any sub-committee, must be approved by the Chief Risk Officer and subsequently reported to the SRMC.

Our primary risk exposures as well as our risk management framework and methodologies are discussed in further detail on pages 57 to 62 in our 2011 Annual Report.

BENEFICIAL OWNERSHIP OF SHARES BY HOLDERS OF 5% OR

MORE OF OUTSTANDING STOCK

As of February 10, 2012, we had 1,201,077,831 shares of common stock outstanding.

Based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of class as of December 31, 2011, as of February 10, 2012, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Davis Selected Advisers, L.P.(1) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	110,722,546	9.13%

Dodge & Cox(2) 555 California Street, 40th Floor San Francisco, CA 94104	63,283,813	5.2%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	62,559,665	5.16%

(1)	Based on a review of the Schedule 13G filed on February 14, 2012 by Davis Selected Advisers, L.P. The Schedule 13G discloses that Davis Selected Advisers, L.P. had sole voting power as to 102,067,542 shares, no voting power as to 8,655,004 shares and sole dispositive power as to 110,722,546 shares.

(2)	Based on a review of the Schedule 13G filed on February 10, 2012 by Dodge & Cox. The Schedule 13G discloses that Dodge & Cox had sole voting power as to 59,705,783 shares and sole dispositive power as to 63,283,813 shares.

(3)	Based on a review of the Schedule 13G filed on February 13, 2012 by BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. had sole voting and dispositive power as to all 62,559,665 shares.

BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on February 10, 2012, by each director, each individual included in the Summary Compensation Table below and our current directors and persons who were executive officers as of December 31, 2011 as a group, based on information furnished by each person. Except as otherwise indicated, sole voting and sole investment power with respect to the shares shown in the table below are either held by the individual alone or by the individual together with his or her immediate family.

Name	Shares of Common Stock Beneficially Owned(1)(2)
Curtis Y. Arledge	606,632
Ruth E. Bruch	30,956	(3)
Nicholas M. Donofrio	40,586	(4)
Thomas P. Gibbons	1,550,927	(6)
Gerald L. Hassell	3,603,472	(5)(6)
Edmund F. Kelly	29,548
Robert P. Kelly	2,499,079	(6)(7)

Name	Shares of Common Stock Beneficially Owned(1)(2)
Richard J. Kogan	42,722
Michael J. Kowalski	45,985
John A. Luke, Jr.	42,344
Mark A. Nordenberg	33,061
Karen B. Peetz	515,577
Catherine A. Rein	106,964	(8)
William C. Richardson	41,729
Brian G. Rogan	1,777,733
Samuel C. Scott III	32,789
John P. Surma	32,015
Wesley W. von Schack	170,937	(6)(9)
All current directors and executive officers, as a group (25 persons)	13,352,976

(1)	On February 10, 2012, none of the individuals named in the above table beneficially owned more than 1% of our outstanding shares of common stock. On that date, all of the directors and executive officers as a group beneficially owned approximately 1.1% of our outstanding stock.

(2)	Includes the following amounts of common stock which the indicated individuals and group have the right to acquire under our equity plans and deferred compensation plans within 60 days of February 10, 2012, and/or as described in footnotes 3, 4, 8 and 9 below: Mr. Arledge, 151,817; Ms. Bruch, 29,935; Mr. Donofrio, 40,586; Mr. Gibbons, 1,241,131; Mr. Hassell, 2,674,919; Mr. Edmund Kelly, 25,548; Mr. Robert Kelly, 2,339,522; Mr. Kogan, 14,642; Mr. Kowalski, 39,412; Mr. Luke, 14,642; Mr. Nordenberg, 32,528; Ms. Peetz 434,467; Ms. Rein, 70,517; Dr. Richardson, 40,597; Mr. Rogan, 1,265,870; Mr. Scott, 28,827; Mr. Surma, 31,015; and Mr. von Schack, 44,422.

(3)	Includes 1,125 shares that will be paid to Ms. Bruch in a lump sum on January 1, 2013, in accordance with her election under the Mellon Financial Corporation Deferred Compensation Plan for Directors.

(4)	Includes 25,943 shares that will be paid out to Mr. Donofrio in installments beginning in January of the year following retirement from our Board in accordance with his election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 2,866 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

(5)	Includes 56,604 shares held by Mr. Hassell’s spouse, as to which Mr. Hassell disclaims beneficial ownership. Also includes 28,538 shares held in trusts over which Mr. Hassell exercises investment discretion and voting power.

(6)	Includes the following shares held in Grantor Retained Annuity Trusts: Mr. Hassell, 290,749 shares; Mr. Gibbons, 129,121 shares; Mr. von Schack, 120,696 shares; and Mr. Robert Kelly, 152,468 shares.

(7)	Mr. Kelly resigned as Chairman and Chief Executive Officer on August 31, 2011. Mr. Kelly also resigned from the Board of Directors on August 31, 2011.

(8)	Includes 55,874 shares that will be paid to Ms. Rein in installments beginning in January of the year following retirement from our Board in accordance with her election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 2,866 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with her election with respect to the deferred share units.

(9)	Includes 1,125 shares that will be paid to Mr. von Schack in installments beginning the January following the later of the date of his retirement from our Board or age 70 in accordance with his election under the Mellon Financial Corporation Deferred Compensation Plan for Directors; and 6,380 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10 percent of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. Our directors and executive officers must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2011 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities, except, due to administrative errors, a Form 4 was filed three days late on behalf of John A. Park; and a Form 4 filed on behalf of Brian T. Shea was timely filed, but inadvertently failed to include an award of restricted stock units and therefore was amended one day later to include such award.

DIRECTOR COMPENSATION

Our Corporate Governance Guidelines provide that compensation for our non-management directors’ services may include annual cash retainers; shares of our common stock; deferred stock units or options on such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of one of our subsidiaries. We also reimburse directors for their reasonable out-of-pocket expenses in connection with attendance at Board meetings. Directors are reimbursed for their travel expenses not exceeding, in the case of airfare, the first-class commercial rate. Directors will also be reimbursed for reasonable out-of-pocket expenses (including tuition and registration fees) relating to attendance at seminars and training sessions relevant to their service on the Board and in connection with meetings or conferences which they attend at the company’s request. Our CG&N Committee periodically reviews director compensation and makes recommendations to the Board with respect thereto. Our Corporate Governance Guidelines provide that director compensation should be consistent with market practice and should align directors’ interests with those of long-term stockholders while not calling into question directors’ objectivity.

Our Board has adopted a policy to pay our non-management directors an annual cash retainer of $75,000, payable in quarterly installments in advance, and a meeting fee of $1,800 for each committee meeting attended. The chairman of the Audit Committee receives an annual cash retainer of $15,000 and the chairmen of all other committees each receive an annual cash retainer of $12,500. Our Lead Director receives an annual cash retainer of $25,000. In addition, non-management directors who are members of any special committee of the Board will receive a per meeting fee of $1,800. Each non-management director receives an annual award of deferred stock units in an amount determined by the Board on the recommendation of the CG&N Committee. In 2011, this award had a value of $110,000 and was awarded shortly after the 2011 Annual Meeting. In 2012, this award also will have a value of $110,000 and will be awarded shortly after the 2012 Annual Meeting. The units vest on the earlier of one year after the date of the award or on the date of the next Annual Meeting of stockholders and must be held for as long as the director serves on the Board. The units accrue dividends, which are reinvested in additional deferred stock units.

In accordance with our Corporate Governance Guidelines, which we refer to as “the Guidelines,” and the CG&N Committee’s charter, the CG&N Committee is responsible for reviewing and making recommendations annually to the Board regarding non-management director compensation. Pursuant to the Guidelines, the CG&N Committee annually reviews the Company’s compensation to non-management directors, including equity awards, to ensure that our non-management director compensation is consistent with market practice and to align our directors’ interest with those of long-term stockholders while not calling into question the directors’ objectivity. The CG&N Committee also assesses its process for reviewing non-management director compensation annually. In undertaking its review, the CG&N Committee utilizes benchmarking data regarding non-management director compensation of the Company’s peer group based on public filings with the SEC, as well as survey information analyzing non-management director compensation at U.S. public companies. The CG&N Committee utilizes this data to assess the appropriateness of our non-management director compensation in light of the principles set forth in the Guidelines.

In 2008, 2009, 2010 and 2011, based on its review, the CG&N Committee recommended to the Board that all non-management directors receive an annual equity award in the form of deferred stock units with the value of $110,000. The Chairman of the CG&N Committee reports on the CG&N Committee’s review and recommendations to the Board annually. After discussion of the CG&N Committee’s recommendations, in each of 2008, 2009, 2010 and 2011, the Board approved the non-management director compensation, including the equity award.

We assumed in the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which we refer to as the “Bank of New York Directors Plan,” and the Mellon Elective Deferred Compensation Plan for Directors, which we refer to as the “Mellon Directors Plan.” Under the Bank of New York Directors Plan, participating legacy Bank of New York directors continued to defer receipt of all or part of their annual retainer and meeting fees earned through 2007. Under the Mellon Directors Plan, participating legacy Mellon directors continued to defer receipt of all or part of their annual retainer and fees earned through 2007. Both plans are nonqualified plans, and neither plan is funded.

Although the Bank of New York Directors Plan and the Mellon Directors Plan continue to exist, all new deferrals of director compensation by any of the non-management directors have been made under the Director Deferred Compensation Plan, which was adopted effective as of January 1, 2008. Under this plan, a non-management director choosing to defer can direct all or a portion of his or her annual retainer or committee meeting fees into either (i) variable funds, credited with gains or losses that mirror market performance of market style funds or (ii) the company’s phantom stock.

2011 Director Compensation Table

The following table provides information concerning the compensation of each non-management director who served in 2011.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation($)(5)	Total($)
Ruth E. Bruch	$134,300	$109,993	$—	$—	$244,293
Nicholas M. Donofrio(1)	$103,700	$109,993	$—	$610	$214,303
Edmund F. Kelly	$107,400	$109,993	$—	$—	$217,393
Richard J. Kogan	$129,000	$109,993	$—	$—	$238,993
Michael J. Kowalski(1)	$112,800	$109,993	$—	$334	$223,127
John A. Luke, Jr.	$109,100	$109,993	$—	$—	$219,093
Robert Mehrabian(2)	$46,077	$—	$28,976	$4,440	$79,493

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation($)(5)	Total($)
Mark A. Nordenberg	$102,000	$109,993	$3,553	$1,907	$217,453
Catherine A. Rein	$120,600	$109,993	$36,156	$1,314	$268,063
William C. Richardson	$124,322	$109,993	$—	$610	$234,925
Samuel C. Scott III	$141,592	$109,993	$—	$334	$251,919
John P. Surma	$100,200	$109,993	$5,515	$867	$216,575
Wesley W. von Schack(1)	$143,200	$109,993	$43,793	$3,160	$300,146

(1)	Elected to defer all or part of cash compensation in the Director Deferred Compensation Plan.

(2)	Dr. Mehrabian retired from the Board of Directors at the Annual Meeting of stockholders held on April 12, 2011.

(3)	Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for 3,873 deferred stock units granted to each non-management director in April 2011, using the valuation methodology for equity awards set forth in footnote 18 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. As of December 31, 2011, each non-management director owned 3,939 unvested deferred stock units.

(4)	The amounts disclosed in this column for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack represent the sum of the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Directors Plan. Under the Mellon Directors Plan, deferred amounts receive earnings based on (i) the declared rate, reflecting the return on the 120-month rolling average of the 10-year T-Note rate enhanced based on years of service and compounded annually, (ii) variable funds, which are credited with gains or losses that “mirror” the market performance of market-style funds or (iii) the company’s phantom stock. The fully enhanced declared rate for 2011 was 5.76%. The amount disclosed in the column for Ms. Rein represents the amount of increase in the present value of Ms. Rein’s accumulated pension benefit under the Bank of New York Directors Plan. Ms. Rein is the only current director who participates in the Bank of New York Directors Plan. Participation in this plan was frozen as to participants and benefit accruals as of March 11, 1999.

(5)	The following is a description of the items comprising All Other Compensation for each director for whom a value is disclosed in the table above: for Mr. Donofrio, Mr. Kowalski, Ms. Rein, Dr. Richardson and Mr. Scott, the amount of a 5% discount on purchases of phantom stock when dividend equivalents are reinvested under the Bank of New York Directors Plan. The values for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack reflect the estimated cost of the legacy Mellon Directors’ Charitable Giving Program, which remains in effect for them and certain other legacy Mellon directors. Upon such legacy Mellon director’s death, the company will make an aggregate donation of $250,000 to one or more charitable or educational organizations of the director’s choice. The donations are paid in 10 annual installments to each organization.

On September 9, 2003, Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman/CEO, entered into a settlement with the SEC to resolve issues arising from the SEC’s inquiry into certain meetings by Schering-Plough Corporation with investors. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws.

COMPENSATION AND RISK

Introduction

We have continued our annual practice of conducting a comprehensive review of the incentive compensation arrangements of the company’s management Executive Committee (which currently consists of the top 16 members of management) to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the company. In 2009, we conducted a comprehensive review of the company’s other compensation plans to ensure that compensation incentives do not induce risk taking in excess of the company’s risk tolerances. The company’s Chief Risk Officer discussed these reviews with the HRC Committee.

Evaluation of Risks Arising from Compensation of Executive Committee Members

Each member of the management Executive Committee participates in the company’s Executive Incentive Compensation Plan, which we refer to as the “EICP,” and the company’s Long-Term Incentive Plan, which we refer to as the “LTIP” (each of which is described in the Compensation Discussion and Analysis below).

Since 2009, based on the recommendation of the company’s Chief Risk Officer, the HRC Committee adopted several risk-based changes to the executive plans. For 2011,

•

the funding of awards to senior executive officers under the EICP and for time-based restricted stock units under the LTIP is subject to the company’s meeting a Tier 1 common capital ratio of at least 7% for the year of grant;

•

the HRC Committee considers several quantitative measures in determining whether to pay bonuses under the EICP for the “corporate component,” including a risk-based measure of an evaluation of economic capital. Additionally, restricted stock units granted to the Executive Committee in 2011 remain subject to negative discretion prior to vesting, which may result in a reduction or elimination based on a risk evaluation; and restricted stock units granted in 2011 do not automatically vest upon retirement, and post-retirement vesting is not accelerated and is contingent on compliance with non-competition and non-solicitation covenants and a 90-day notice of retirement;

•

no portion of any equity award to any senior executive officer under the company’s LTIP would vest before one year from the date of grant of such award (other than with respect to compensation arrangements pursuant to regulations governing the medium and timing of payment, prior contractual obligations, disability or death). Additionally, the HRC Committee introduced a formal link between compensation and risk through its adoption of a “risk scorecard,” which may result in negative risk-based adjustments to both the corporate component and the individual component of a named executive officer’s bonus;

•	executives would have forfeited their time-based restricted stock, beginning with grants made in 2010, if the company had not achieved a minimum capital threshold for the year of grant;

•

as a supplement to the equity clawback policy previously adopted, a cash recoupment policy was in place that allows the claw back of some or all of a cash incentive award within three years of the award date if an executive officer engages in fraud or directly or indirectly contributes to a financial restatement or other irregularity during the award performance period;

•	restricted stock unit awards for 2011 under our LTIP were tied to return on common equity as an additional performance condition; and

•

earnings per share as determined under generally accepted accounting principles, which is an objective measure, was used as a performance metric in determining the corporate component of our named executive officers’ cash bonuses for 2011 under our EICP.

Compensation and Incentive Plan Initiative Relating to All Employees

In connection with its evaluation of the executive plans, the HRC Committee also determined to conduct an evaluation in close collaboration with the Chief Risk Officer of all of the company’s compensation arrangements, to better align the company’s overall compensation practices with sound risk management and long-term growth. Under this initiative, since 2009 the company has:

•

developed tailored “best practices” to guide management in the evaluation of the company’s compensation plans and arrangements and developed guiding principles for use in reviewing each of the company’s compensation plans;

•

rated each plan as “high risk,” “medium risk” or “low risk” based on consideration of whether the plan provides compensation to employees in “high risk business units” (which are generally business units that have significant processing volumes, generate significant credit exposure, are subject to significant market volatility or create tail risk for the company extending beyond the time horizon of the compensation plan) and whether the plan has significant gaps compared to the company’s best practices;

•	addressed any risk-based concerns identified in each plan as “high” or “medium” risk;

•

initiated a review process for future changes to any incentive plan that requires an enhanced assessment by the company’s risk management group and/or the company’s finance group for changes that represent a departure from best practices; and

•

established, beginning in 2010, a management level compensation oversight committee, the “Compensation Oversight Committee” or “COC,” which is a formal governance structure consisting of senior executives designed to establish a consistent approach to pool funding, to approve significant changes to any high risk plan, to approve incentive compensation programs of target companies in connection with acquisitions, and to advise the HRC Committee on any compensation risk-related issues.

Consistent with its initiative, in 2010 the HRC Committee approved a plan to modify certain of the company’s non-executive compensation plans beginning that year, with key modifications intended to require a majority of employees’ compensation to be linked to company and/or business performance, which we refer to as the “corporate performance link,” with 20% of the measure funded based on the total performance of the company and/or business performance and 80% tied to the performance of the specific business; align cash payouts with the management of longer term business risk, which we refer to as the “corporate deferral program,” by deferring payment of a portion of an employee’s cash bonuses in the form of restricted stock; and require award recipients to agree to clawbacks on such awards in the event of fraud or conduct contributing to financial restatement or irregularities.

In 2011, the HRC Committee continued to monitor the Company’s non-executive compensation plans.

Role of Compensation Oversight Committee

The members of the COC are members of the company’s management and include the company’s Chief Human Resources Officer, the Chief Risk Officer, the Chief Financial Officer and the Risk Management and Compliance Chief Administrative Officer. The COC’s primary responsibilities include reviewing and approving any significant changes to any high risk compensation plans and to advise the HRC Committee on any compensation risk-related issues. The COC receives regular reports on all plan remediation efforts related to the compensation review. COC approval is also required in connection with any amendment to or termination of any incentive compensation plan. The COC meets, at a minimum, on a quarterly basis with additional meetings as needed. The COC provides regular reports to the HRC Committee.

Continuing Evaluation by Chief Risk Officer and HRC Committee

In 2011, the HRC Committee continued to work with our Chief Risk Officer to ensure that our incentive compensation programs are well balanced and do not encourage imprudent risk-taking by our employees. The Chief Risk Officer reviewed the compensation plans in which the management Executive Committee participates as well as other compensation arrangements within the company. In 2011, the Chief Risk Officer continued to report on these matters to the HRC Committee. In 2011, the Chief Risk Officer participated in eight HRC Committee meetings.

Review of Compensation by Federal Reserve Board

During 2011, we continued our dialogue with the Federal Reserve Board, which was initiated in 2010, with respect to its guidance intended to help protect the safety and soundness of banking organizations under its supervision by ensuring that incentive compensation arrangements do not encourage excess risk taking. As part of the continuing process where we received feedback and input from the Federal Reserve Board on our compensation practices, in 2011 we further developed our process for identifying those employees throughout our organization who individually or as a group are responsible for activities that may expose us to material amounts of risk, and establishing that the incentive compensation of such employees is well balanced. The process we developed includes identifying risk outcomes, a risk-related performance evaluation and a review of adjustments by the HRC Committee.

Please see the Compensation Discussion and Analysis for a description of changes to our executive compensation program that the HRC Committee approved for 2012.

Conclusion

As a result of the reviews and actions described above, we do not believe that risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on us. With oversight from the HRC Committee and our Chief Risk Officer, we will continue to monitor developments in this area and may, as we believe appropriate, make related adjustments to our compensation practices.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement is called the Compensation Discussion and Analysis, which we refer to as the “CD&A.” In this section, we describe a number of important matters relating to our compensation practices and programs for our named executive officers. The CD&A should be read in conjunction with the other information in this proxy statement, including the Summary Compensation Table and other compensation tables, as well as “Compensation and Risk” above.

EXECUTIVE SUMMARY

This Executive Summary summarizes certain information contained within the CD&A. This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed discussion and analysis of our executive compensation program and the compensation decisions relating to our named executive officers.

2011 Business Highlights

In 2011, general uncertainty in the global economy continued to weigh on global markets and the financial services industry. As a result, our reported earnings per share were below budget primarily due to weakness in revenues across most of our businesses, in part caused by a decline in client and market activity and lower international equity valuations. In addition, the continuing impact of low short-term interest rates resulted in higher fee waivers and lower net interest revenue than expected. We were able to partially offset these cyclical revenue challenges by continuing to win new business. Litigation expense and the restructuring expense relating to our efficiency initiatives also impacted our earnings per share, although both were partially offset by the impact of our operational excellence initiatives. Similar to most large financial companies, our stock price was down for the year.

In spite of the challenges presented, the company was successful in many important areas in 2011 including those listed below:

•	The company increased total revenue and fee revenue, 6% and 7% year-over-year, respectively.

•

Assets under management increased 8% year-over-year to $1.26 trillion and assets under custody and administration increased 3% year-over-year to $25.8 trillion. In 2011 assets under management net inflows totaled $69 billion and new assets under custody and administration wins totaled $1.2 trillion.

•

The company maintained a strong balance sheet for 2011, generating Tier 1 common capital of $2.8 billion and resulting in a Basel I Tier 1 capital ratio of 15.0% at December 31, 2011, compared to 13.4% at December 31, 2010, and a Basel I Tier 1 common capital ratio[1] of 13.4% at December 31, 2011, compared to 11.8% at December 31, 2010. These ratios exceeded many of the company’s bank peers.

•

Our estimated Basel III Tier 1 common equity ratio[1] at December 31, 2011 was 7.1%, which was an increase compared to prior quarters and positions us to be compliant with Basel III requirements well before the phase-in completion date of January 1, 2019.

•	The company increased its quarterly dividend 44%, from $0.09 to $0.13 and returned $835 million to stockholders through stock buybacks.

•

The company experienced a $793 million unrealized pre-tax gain in its securities portfolio at December 31, 2011 compared with an unrealized pre-tax gain of $353 million at December 31, 2010 and only a $1 million provision for credit losses in 2011, as compared with a $11 million provision for credit losses in 2010, evidence of the effectiveness of steps taken in previous years to improve our securities and loan portfolios.

[1]	For a reconciliation and explanation of these non-GAAP measures, see pages 57, 66 and 69 of our 2011 Annual Report.

2011 Compensation Determinations

When determining annual bonuses for the corporate component of our bonus program, the HRC Committee considered below budget reported earnings per share, the company’s risk profile, capital measures and peer comparisons. This resulted in a payout of the corporate component at 85% of target. The individual component of our bonus program, which varied among the current named executive officers, ranged from approximately 83% to 93% of target for our named executive officers other than our Chairman, President and Chief Executive Officer, reflecting their individual contributions during a challenging year. In the case of our Chairman, President and Chief Executive Officer, the individual component of his bonus was approximately 170% of target based on the considerations discussed in this CD&A, including his transition into the Chief Executive Officer position. Total annual bonuses awarded to our current named executive officers other than our Chairman, President and Chief Executive Officer ranged from approximately 84% to 90% of target. The total annual bonus awarded to our Chairman, President and Chief Executive Officer was 114% of target. Base salaries remained flat for named executive officers during 2011 except in connection with Gerald L. Hassell’s appointment as Chairman and Chief Executive Officer. A significant portion of our named executive officers’ compensation is delivered in the form of equity awards. The value of our equity awards is directly dependent upon our stock price, and the vesting of restricted stock units was also conditioned upon satisfaction of pre-established performance goals for 2011. In that regard, as of December 31, 2011, the value of our 2011 restricted stock unit grants decreased approximately 34% since grant and all of our 2011 stock option grants were underwater, meaning that their exercise price was higher than the per-share market price of our common stock. Accordingly, we consider our executive compensation program to pay for performance and our named executive officers’ compensation and incentives to be aligned with stockholder interests.

Our Compensation Program Reflects Good Governance Practices

Our executive compensation program includes numerous features that reflect good corporate governance:

•	We have strong stock ownership and retention requirements.

•	We have recoupment policies for both cash incentive and equity awards that provide for the cancellation or clawback of awards in the event of fraud, financial restatement or other irregularity.

•	We do not provide tax gross-ups associated with executive severance.

•	Our HRC Committee uses an independent compensation consultant.

•	We have an anti-hedging policy.

•	We engage in a risk review process that measures compliance with risk metrics.

•	Our HRC Committee annually reviews our executive compensation program to ensure alignment with stockholder interests, sound risk policies and regulatory requirements.

As part of its review, the HRC Committee made changes to our executive compensation program for 2011 and 2012, all as further described in this CD&A. Enhancements for 2012 include revised performance and risk adjustments, a reduction of the maximum targeted bonus opportunity from 200% to approximately 165% of target, the introduction of bonus deferrals, and heightened performance and funding hurdles for bonuses and equity awards to further align pay with performance. The HRC Committee also established Mr. Hassell’s targeted 2012 total compensation opportunity as $13.0 million, consisting of a base salary of $1 million, a target cash bonus opportunity of $4.5 million and a target equity award with a value of $7.5 million, which is less than the $16.5 million targeted total compensation opportunity established for the CEO position in 2011 and 2010. In setting Mr. Hassell’s 2012 total compensation opportunity, the HRC Committee used the August 31, 2011 change in Chief Executive Officer as an opportunity to re-evaluate the appropriate level of targeted compensation. In recognition of his appointment as Chairman and Chief Executive Officer, his assumption of responsibilities in addition to those as our President, and his subsequent leadership of the company, Mr. Hassell also received an additional equity amount in 2012 with a value of $1 million. Mr. Hassell’s actual compensation for 2012 will be determined based on actual performance under our executive compensation program and the performance of our stock price.

Say-on-Pay Vote on 2010 Executive Compensation

At our 2011 Annual Meeting, we provided stockholders with an advisory vote on the compensation of our named executive officers, as disclosed in the proxy statement for the 2011 Annual Meeting, including the CD&A, the compensation tables and other narrative executive compensation disclosures. In 2011, the percentage of votes cast in favor of the prior year compensation program was approximately 80%. The HRC Committee has considered the results of the most recent stockholder advisory vote on executive compensation in determining compensation policies and decisions. The HRC Committee believes the results of this advisory say-on-pay vote reflect our stockholders’ affirmation of our executive compensation program and support for the HRC Committee’s determinations with respect to amounts and forms of incentive compensation paid to named executive officers, and determined to continue our overall program structure, as affirmed by stockholders, in the manner described in this CD&A. The HRC Committee continues to review our executive compensation program to ensure that it is performance based and aligned with our stockholders’ interests.

2011 COMPENSATION PROGRAM

Highlights of Changes to our Compensation Program Made for 2011

The principal refinements to our executive compensation program that were adopted by the HRC Committee during 2011 are described below.

•

Use of performance requirement for the funding of bonuses. We used a threshold Tier 1 common capital ratio of 7% that must be achieved as a condition to the funding of cash bonuses under our EICP. The Tier 1 common capital ratio is calculated as the ratio of Tier 1 common equity to risk-weighted assets, and excludes trust preferred securities, which will be phased out as Tier 1 regulatory capital beginning in 2013. Even with the exclusion of trust preferred securities, our ratio is well above the 6% minimum Tier 1 capital ratio required for a “well capitalized” institution, as determined by the Federal Reserve Board in accordance with Regulation Y.

•

Adoption of formal process for measurement of risk. We adopted a formal process for risk management measurement, in the form of the risk scorecard. The risk scorecard measures compliance with risk measures, which could result in the reduction or elimination of the corporate and individual component of our named executive officers’ cash bonuses for 2011 under our EICP.

•

Adoption of additional performance goals for equity awards. We adopted performance goals tied to return on Tier 1 common equity of 11% as an additional performance condition with respect to restricted stock unit awards for 2011 to named executive officers under our LTIP. Also, restricted stock unit awards are subject to forfeiture if the company does not achieve a threshold Tier 1 common capital ratio of 7%.

•

HRC Committee has the ability to reduce or eliminate restricted stock unit awards prior to vesting. In addition to the performance goals described above, the restricted stock units granted to our named executive officers in 2011 are also subject to negative adjustment by the HRC Committee for the full three-year vesting period, which may result in a reduction or elimination of the awards prior to the expiration of their full vesting period.

•

Adoption of revised post-retirement vesting provisions for restricted stock unit awards to require retention of the stock award through the vesting period. We adopted revised vesting provisions for restricted stock unit awards, under which the awards do not automatically vest upon retirement. Post-retirement vesting is not accelerated and is contingent on compliance with non-competition and non-solicitation covenants and a 90-day notice of retirement.

•

Adoption of additional performance objectives for bonuses. We adopted expense management performance objectives as an additional performance condition with respect to the individual component of cash bonuses for 2011 for our named executive officers under our EICP.

•

Adoption of GAAP earnings per share performance goal for bonuses. We adopted earnings per share as determined under generally accepted accounting principles, which is an objective measure, as a performance metric in determining the corporate component of cash bonuses for 2011 for our named executive officers under our EICP.

Overview of our 2011 Compensation Program

The following is an overview of the major elements and features of our 2011 compensation program. Additions and changes we made to our compensation program in 2011 and the key metrics used to measure performance are highlighted in italics.

Element	Features
Base Salary, see page 49	• Represents approximately 10% of total target pay of our named executive officers
Cash Incentives, see page 49

•    Targets not increased for 2011 for the named executive officers

•    Based on “balanced scorecard” that includes corporate, business unit and individual goals

•    No guaranteed multi-year cash bonuses

•    Subject to a threshold Tier 1 common capital ratio of 7% as a condition to funding cash bonuses for 2011 under our EICP

•    Earnings per share as determined under generally accepted accounting principles, which is an objective measure, applies as a performance metric in determining the corporate component of cash bonuses

•    Cash bonuses are adjusted for risk using the risk scorecard and may be reduced or eliminated based on the risk scorecard we adopted in 2011, through which we measure compliance with risk metrics

•    Individual component of bonus factors are weighted based on role and responsibility

•    Expense management performance objectives apply as an additional performance condition with respect to the individual component of cash bonuses

Element	Features
Equity Incentives, see page 57

•   Stock-based awards comprise a significant portion of the compensation of our named executive officers and align the officers’ compensation with stockholder interests

•   For 2011, awards consisted of restricted stock units and stock options

• Restricted stock units, see pages 58-59

•   Subject to 2011 performance requirements of a threshold Tier 1 common capital ratio of 7% and a threshold 11% return on Tier 1 common equity

•   Remain subject to forfeiture or reduction by the HRC Committee, in its discretion, for their full three-year vesting period

•   Subject to revised post-retirement vesting provisions that require retention of the stock award through the vesting period; restricted stock unit awards no longer automatically vest upon retirement, post-retirement vesting is not accelerated and is contingent on compliance with a pre-retirement 90-day notice requirement and non-competition and non-solicitation covenants

• Stock options, see pages 58-59

•   Vest ratably over a four-year period

•   No re-pricing

•   Tie value received by named executive officers directly to wealth created for stockholders; as of February 10, 2012, 93% of outstanding stock option awards, including all awards made in 2011, were underwater

Executive Severance Plan, see page 66

•   Current executive severance payment limited to two times base salary in the event of a termination without cause (other than in connection with a change in control)

•   No tax gross-ups

•   No future severance arrangements may be offered to senior executives in an amount exceeding 2.99 times base salary and bonus without stockholder approval

Perquisites, see page 61	• We provide the named executive officers with access to a car and driver, certain life insurance policies, limited personal use of aircraft and enhanced matching of charitable gifts
Stock Ownership and Retention Requirements, see page 64

•   CEO must own company stock equal to 5 times his base salary; other named executive officers are subject to a 4-times salary ownership guideline

•   In addition, all named executive officers are required to retain 50% of net after-tax shares received from exercises of stock options, vesting of restricted shares and payment of other long-term equity awards received since 2008

•   Stock ownership and retention requirements help control risk through our named executive officers’ significant and continued ownership of the company’s stock

Element	Features
Clawbacks, see page 65

•    Recoupment policies for both cash incentive and equity awards provide for cancellation or clawback of awards if an executive engages in fraud or contributes to a financial restatement or other irregularity

Risk Review, see page 66

•    Annual performance assessments take into account a risk assessment both for the company as a whole and for each named executive officer individually

•    Compensation is formally linked to risk outcomes and compliance events to reduce or eliminate short term incentives

•    Incentive compensation arrangements are subject to ongoing risk assessment including an individual risk evaluation

Current Named Executive Officers

At the end of 2011, the following executives, all of whom are members of our most senior management committee, which we refer to as the “Executive Committee,” were our named executive officers:

Name	Position
Gerald L. Hassell	Chairman, President and Chief Executive Officer
Thomas P. (Todd) Gibbons	Vice Chairman and Chief Financial Officer
Curtis Y. Arledge	Vice Chairman and CEO of Investment Management
Brian G. Rogan	Vice Chairman and Chief Risk Officer
Karen B. Peetz	Vice Chairman and CEO of Financial Markets and Treasury Services

The company had a change in its named executive officers from 2010 to 2011. Mr. Robert P. Kelly, former Chairman and Chief Executive Officer, resigned from the company on August 31, 2011. We have included information concerning Mr. Kelly in the Summary Compensation Table and other related tables in accordance with SEC rules and regulations, and we discuss matters relating to his compensation in this CD&A where relevant. For purposes of this CD&A and the shareholder advisory vote relating to 2011 compensation of our named executive officers, Mr. Kelly, together with the other officers named in the table above, are our named executive officers.

HRC Committee’s Annual Process of Setting Named Executive Officer Compensation

Although the HRC Committee has overall responsibility for executive compensation matters, in accordance with our Corporate Governance Guidelines, the HRC Committee reports its preliminary conclusions and compensation decisions regarding our Chief Executive Officer, and the process used by the HRC Committee, to the other independent members of our Board in executive session and solicits their input prior to finalizing the HRC Committee determinations concerning the Chief Executive Officer.

Annually, the HRC Committee determines the elements to be included in the total compensation of the named executive officers for the applicable year, including the terms and conditions applicable to each element of compensation and the timing of the payments and awards. For 2011, the HRC Committee reviewed and discussed the elements of the executive compensation program, which it approved in late February 2011. The HRC Committee introduced additional risk-based measures to the executive compensation program with respect to both 2011 and 2012 at the HRC Committee’s meeting in December 2011, following discussions the company had with the Federal Reserve Board. Also, the company developed a process to document the manner in which risk adjustments are applied. The process identifies risk outcomes, requires a risk-related performance evaluation and documents the HRC Committee’s determinations pertaining to its exercise of discretion.

As part of its process, the HRC Committee approves base salaries and targeted incentive compensation opportunities for each named executive officer, breaking the opportunity down into elements of compensation – annual cash bonus and annual equity awards. After the elements of the compensation program and the targeted total compensation for each named executive officer are established, the HRC Committee makes a grant of the equity award element to each named executive officer in the first quarter of that year.

Total Targeted Compensation

The following table sets forth the targeted compensation opportunity (by each form of compensation and total targeted opportunity) for the current named executive officers established by the HRC Committee for 2011.

Name(1)	Base Salary	Targeted 2011 Annual Cash Bonus		Targeted 2011 Annual Equity Award	Targeted 2011 Total Compensation Opportunity	Targeted 2011 Mix of Cash and Equity
		Corporate Component	Individual Component			Cash	Equity
Hassell(2)	$1,000,000	$2,275,000	$1,225,000	$5,200,000	$9,700,000	46%	54%
Gibbons	$650,000	$1,000,000	$1,000,000	$3,350,000	$6,000,000	44%	56%
Arledge	$600,000	$2,345,000	$4,355,000	$6,700,000	$14,000,000	52%	48%
Rogan	$650,000	$1,000,000	$1,000,000	$3,350,000	$6,000,000	44%	56%
Peetz	$500,000	$525,000	$975,000	$2,750,000	$4,750,000	42%	58%

(1)	Mr. Kelly’s targeted 2011 total compensation opportunity was $16,500,000; however, he is not included in the table above because his compensation was established in connection with his resignation from the company on August 31, 2011 and is described in further detail below in “Separation Arrangements with Mr. Kelly.”

(2)	Mr. Hassell’s base salary was increased from $800,000 to $1,000,000 effective September 1, 2011, in connection with his appointment as Chairman and Chief Executive Officer.

In setting the 2011 targets listed above, the HRC Committee considered various factors, including:

•	Existing economic conditions, especially the significant turbulence in the financial services industry and the continued uncertainty in the economy.

•	Data concerning the executive compensation programs and payments by companies in our peer group.

•	Market trends and outlook within the financial services industry.

•

The fact that peer group historical compensation levels may not be reflective of typical practice, especially for the peers that continued to participate in the U.S. Department of the Treasury’s Troubled Asset Relief Program at the time the HRC Committee set the above targets.

The HRC Committee considered the overall economic uncertainty and performance expectations, as well as the relative amounts paid to other senior executives within the company in setting targeted compensation for the named executive officers for 2011 (other than Mr. Arledge). In the case of Mr. Arledge, the amounts of his targeted cash bonus opportunity and annual long-term equity award were determined in accordance with terms agreed to by the company and Mr. Arledge in connection with Mr. Arledge’s transition from another company in 2010. In setting Mr. Arledge’s incentive targets and equity awards when the terms were agreed upon, the HRC Committee took into account a number of factors, including: a review of industry data for his position; the competitive marketplace; the complexity inherent in leading both the company’s asset and wealth management businesses; and the unvested equity awards Mr. Arledge forfeited in leaving his previous employer.

2012 Compensation Determinations with respect to Mr. Hassell. At the time of Mr. Hassell’s appointment as Chairman and Chief Executive Officer on August 31, 2011, the HRC Committee determined that it would not make an equity award to Mr. Hassell in connection with his appointment. Instead, the HRC Committee determined that it would consider an equity award for Mr. Hassell at the time executive compensation targets were set for 2012. In February 2012, the HRC Committee established Mr. Hassell’s targeted 2012 total compensation opportunity as $13.0 million, consisting of a base salary of $1 million, a target cash bonus opportunity of $4.5 million and a target equity award with a value of $7.5 million, which is less than the $16.5 million targeted 2011 total compensation opportunity established for the CEO position in 2011 and 2010. In setting Mr. Hassell’s 2012 total compensation opportunity, the HRC Committee used the August 31, 2011 change in Chief Executive Officer as an opportunity to re-evaluate the appropriate level of targeted compensation. In recognition of his appointment as Chairman and Chief Executive Officer in 2011, his assumption of responsibilities in addition to those as our President, and his subsequent leadership of the company, Mr. Hassell received an additional equity amount in 2012 with a value of $1 million. The total equity award grant of $8.5 million in February 2012 consisted of 283,738 restricted stock units with a value of $5,950,000 and 434,412 stock options with a value of $2,550,000. Mr. Hassell’s actual compensation for 2012 will be determined based on actual performance under our executive compensation program and the performance of our stock price.

Base Salary

Base salaries are the sole fixed source of cash compensation. The HRC Committee sets base salaries for each named executive officer based on position, level of responsibilities and competitive market data. In February 2011, the HRC Committee reviewed the base salaries of our named executive officers. After reviewing market data and the other factors described above, as well as consulting with its independent compensation consultant, the HRC Committee decided to maintain all base salaries for the named executive officers.

The HRC Committee, after consulting with its independent compensation consultant and following discussions with the other independent directors and solicitation of their input, increased Mr. Hassell’s salary effective September 1, 2011 to $1 million in connection with his appointment as Chairman and Chief Executive Officer and additional responsibilities.

Annual Cash Incentives

Executive Incentive Compensation Plan. The HRC Committee adopted in March 2008, and our stockholders approved in April 2008, the EICP. The EICP was amended and restated in February 2011, and our stockholders approved the amended and restated plan in April 2011. These amendments generally apply for performance beginning in 2012. Accordingly, the amendments are not relevant to 2011 compensation. Under the EICP, our named executive officers have the opportunity to earn annual cash bonuses based on achievement of pre-established goals for the year. To preserve tax deductibility of awards paid under the EICP (as “performance-based” compensation), the HRC Committee establishes the scope of the awards and the conditions for the payment of awards under the EICP for a particular year at the beginning of that year. In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, (which we refer to as “Section 162(m)” and describe below) the HRC Committee established the threshold necessary for the funding of bonuses in 2011, as described below. For bonuses payable with respect to performance in 2011, the awards paid to any individual under the EICP for the calendar year cannot exceed 0.5% of the company’s pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and extraordinary items, as disclosed on our consolidated statement of income for such year included in our annual report on Form 10-K.

Balanced Scorecard Approach. For 2011, the HRC Committee reviewed the overall framework for paying annual cash bonuses, including the use of the “balanced scorecard” approach adopted in 2009 and continued in 2010, and determined that the framework continued to be appropriate. As described below, the process for determining the amount of a bonus payment is not a simple mathematical exercise but a much more comprehensive process that involves the analysis of corporate and individual performance and the exercise of the HRC Committee’s discretion.

In February 2011, the HRC Committee approved the “balanced scorecard” approach, which measures (1) corporate financial and capital results, which we refer to as the “corporate component” and (2) each executive’s functional, strategic and operational results, including business financial results, if applicable, and expense management, which we refer to as the “individual component.” The scorecard was structured to help the HRC Committee determine the amount of the annual cash bonuses to be paid to each named executive officer based on each of the scorecard’s corporate and individual components. In December 2011, the HRC Committee introduced a formal link between compensation and risk through its adoption of the risk scorecard. The risk scorecard is linked to the balanced scorecard and may result in negative risk-based adjustments to both the corporate component and the individual component of a named executive officer’s bonus. In the case of the corporate component, the results measured by the risk scorecard may result in the elimination of the full amount of the bonus to be paid under the corporate component. Additionally, the HRC Committee incorporated compliance and risk management objectives into the individual component of our balanced scorecard that take into account liquidity, operational, reputation, market, credit and technology risks. Individual risk scorecard results that are significantly below acceptable levels can reduce or eliminate the entire bonus. This approach provides the HRC Committee with flexibility to assess performance of the named executive officers within the context of corporate and personal performance, adjusted for risk management.

The corporate and individual components of the scorecard were weighted differently for various named executive officers, as shown below, based on the officer’s role within the company. The corporate component is given more weight for Mr. Hassell, who is the most senior member of management, to more closely tie his compensation to corporate performance. The individual component is given more weight for named executive officers who are responsible for a major business (Mr. Arledge and Ms. Peetz), and is weighted equally with the corporate component for named executive officers who are responsible for a corporate service function (Messrs. Gibbons and Rogan).

	Weight
Name	Corporate Component	Individual Component
Hassell	65%	35%
Gibbons	50%	50%
Arledge	35%	65%
Rogan	50%	50%
Peetz	35%	65%
Kelly	65%	35%

In approving the balanced scorecard approach for 2011, the HRC Committee based the threshold funding goal for 2011 on a risk-based metric, consistent with the company’s focus on the relationship between risk management and compensation as discussed in “Compensation and Risk” above. The threshold funding goal required to fund 2011 cash bonuses under the scorecard was a Tier 1 common capital ratio of at least 7% as of December 31, 2011. Even with the exclusion of trust preferred securities, our ratio is well above the 6% minimum Tier 1 capital ratio required for a “well capitalized” institution, as determined by the Federal Reserve Board in accordance with Regulation Y. In setting this goal, the HRC Committee considered several factors, including various scenarios under which this goal would not be met, as well as the HRC Committee’s desire to link payment of bonuses to maintaining a Tier 1 common capital ratio in excess of the required regulatory capital level and to include a risk-based measure in the scorecard. The HRC Committee decided to use the Tier 1 common capital ratio for 2011, which excludes trust preferred securities that will be phased out as Tier 1 capital beginning January 1, 2013, and is a key ratio for regulators and a focus of the Federal Reserve stress test. The threshold funding goal was met for 2011.

In addition to the threshold funding goal, for 2011, the Board and the HRC Committee established specific goals related both to absolute and relative earnings performance and continued maintenance of high capital levels. Further details regarding the key goals and capital requirements used by the HRC Committee to measure performance under our balanced scorecard and their effect on compensation are summarized in the table below.

EICP Metrics
Metric	Actual Result	Effect on Compensation
Threshold Tier 1 common capital ratio of 7% as of 2011 year-end	Tier 1 common capital ratio of 13.4% as of 2011 year-end

• Measure of capital strength used by regulators		• A Tier 1 common capital ratio of at least 7% as of 2011 year-end was a condition for funding of cash incentives for 2011 under our EICP • Permitted payment of cash incentives for 2011 under our EICP

GAAP earnings per share relative to internal target of $2.35 per share	GAAP earnings per share of $2.03 per share

• Objective financial measure of company performance

•    Absolute earnings per share used by the HRC Committee to determine a guideline range (defined as a percentage of target) for the corporate component of cash incentive payments under our EICP

•    Allowed a guideline corporate component incentive payout of 50% to 100% of target

Growth in GAAP earnings per share relative to 2011 peers	Growth in GAAP earnings per share was at the seventh percentile relative to our peers, as adjusted to exclude non-meaningful comparisons

•    Relative earnings per share growth was used by the HRC Committee to determine the actual amount of the corporate component paid (after taking into account the guideline range) under our EICP

•    Evaluated by the HRC Committee in approving the corporate component payout of the balanced scorecard

EICP Metrics
Metric	Actual Result	Effect on Compensation
Return on deployed economic capital relative to target of 28%	Return on deployed economic capital was 25.8%

•    Risk-adjusted measure of company performance; defined as operating earnings divided by deployed economic capital

•    Economic capital represents the estimated amount of capital required during a business cycle for the company to maintain an AA credit rating

•    Used by the HRC Committee to determine the actual amount of the corporate component paid (after taking into account the guideline range) under our EICP

•    Evaluated by the HRC Committee in approving the corporate component payout of the balanced scorecard

Individual functional, strategic, operational and risk results	See “2011 Corporate Component Determination” beginning on page 53 and “2011 Individual Component Determinations” beginning on page 54

•    Consists of a variety of objectives specific to each individual named executive officer

•    Includes expense management and, for named executive officers who head a business, business unit financial results

•    Adoption of risk scorecard to formally link risk outcomes and events to the compensation decision-making process

•    Used by the HRC Committee to determine the amount of the individual component of cash incentive payments under our EICP

•    Evaluated by the HRC Committee in approving individual component payouts for each named executive officer

•    Corporate and individual components of cash incentive payments under our EICP may be eliminated or reduced following a risk evaluation process

•    Executive compensation program is subject to continuing risk assessment

Corporate Component

In approving the corporate component for 2011, the HRC Committee decided to adopt multiple measures of corporate performance to balance measures of profitability, risk and other relevant factors. The HRC Committee used a combination of financial and qualitative measures to make a relative assessment of performance of the company at a financial level and on a risk or capital based level.

For the corporate component of the balanced scorecard, the same financial and capital goals for the company applied to each named executive officer, with differing percentages of their targeted compensation tied to the corporate component. The amount of the payout under the corporate component for a named executive officer was calculated based on several steps.

•	A targeted compensation amount for the corporate component was determined by multiplying the executive’s corporate component percentage by that executive’s overall cash bonus target.

•

Reported earnings per share as determined under generally accepted accounting principles, which we also refer to as “GAAP,” were calculated and used to determine the applicable pre-set range of corporate component incentive payouts: 0% to 50% of target, 50% to 100% of target, 100% of target, 100% to 150% of target, or 150% to 200% of target.

•	The HRC Committee determined whether it would make any downward adjustments based on the risk evaluation measured by the risk scorecard.

•

After reported earnings per share and the guideline range of payout percentages were determined, the HRC Committee then evaluated three other metrics, which could reduce or increase the award up to 25% (but in no case greater than the maximum 200% of target):

•	Reported earnings per share growth as determined under GAAP relative to the 2011 peer group. This is primarily a financial metric.

•

The company’s return on deployed economic capital, which was defined under the balanced scorecard as operating earnings divided by deployed economic capital, against the company’s budget. This functions as a risk metric. Deployed economic capital equals economic capital allocated to each of our businesses. Economic capital represents the estimated amount of capital required throughout a business cycle for the company to maintain an AA credit rating as calculated by the company’s risk management group.

•	Unusual unplanned items.

2011 Corporate Component Determination

When setting earnings per share targets for 2011, the company made assumptions with respect to the condition of financial markets. GAAP earnings per share for 2011 were $2.03, approximately 86% of our internal budget of $2.35. GAAP earnings per share were below budget primarily due to weakness in revenues across most of our businesses, in part caused by a decline in client and market activity and lower international equity valuations. In addition, the continuing impact of low short-term interest rates resulted in higher fee waivers and lower net interest revenue than expected. In spite of these challenges, GAAP earnings per share fell within the pre-set range of 80% - 90% of budget, $1.89 - $2.12, that allowed a guideline corporate component incentive payout of 50% to 100% of target. The HRC Committee evaluated, in its discretion, the following additional results:

•	Tier 1 common capital ratio was 13.4% for 2011, ahead of our plan of 13.1%.

•	Return on deployed economic capital was a strong 25.8% for 2011, below our plan of 28.0%.

•	Risk management produced a credit provision lower than planned and a better than planned improvement in the value of investment securities.

•

Reported earnings per share growth was at the seventh percentile relative to our peers, as adjusted to exclude peer companies that had negative earnings in the prior year, which would have resulted in a non-meaningful comparison.

Following its evaluation and after discussion with the other non-management directors, the HRC Committee approved, in its discretion, a corporate component payout of 85% of the corporate component target set for each named executive officer, below the 100% target guideline.

This resulted in the following bonuses being awarded pursuant to the corporate component of the balanced scorecard: $1,933,750 to Mr. Hassell; $850,000 to Mr. Gibbons; $1,993,250 to Mr. Arledge, $850,000 to Mr. Rogan; and $446,250 to Ms. Peetz. The amount paid to Mr. Kelly is set forth and discussed separately, below.

Individual Component

The individual component of the balanced scorecard was based on an evaluation of each named executive officer’s functional, strategic and operational results, including expense management and, if applicable, financial results for that executive’s business compared to objectives established at the beginning of the year. Each named executive officer’s objectives varied by responsibility and role within the company. Compliance and risk management objectives, which take into account liquidity, operational, reputation, market, credit and technology risks, were incorporated in the individual component for each named executive officer. The HRC Committee approves the specific objectives for the Chief Executive Officer after discussion with the other independent directors. The Chief Executive Officer sets the specific objectives for the other named executive officers after he discusses the objectives with each officer and the HRC Committee. At the end of the year, an executive’s performance during the year is evaluated through the process described below. Based on this evaluation, the HRC Committee determines, in its discretion, the value of the individual component.

2011 Individual Component Determinations

Determining 2011 Individual Component for Mr. Hassell.

In determining the individual component of Mr. Hassell’s bonus, the HRC Committee reviewed his performance as follows:

•	Mr. Hassell prepared a self-assessment, commenting on his performance compared to his objectives.

•

Mr. Hassell’s self-assessment, along with a performance assessment form, was given to all of our independent directors, who assessed Mr. Hassell’s performance and provided their input directly to Aon Hewitt Consulting, the HRC Committee’s independent compensation consultant, which compiled the feedback and prepared a summary report, which was considered by the HRC Committee and the other independent directors.

•

The HRC Committee reported its preliminary conclusions regarding Mr. Hassell’s performance evaluation and compensation decision to the other independent directors and solicited their input before finalizing its compensation decision.

2011 Bonus Award to Mr. Hassell.

Mr. Hassell is our Chairman, President and Chief Executive Officer. The HRC Committee considered the individual component of Mr. Hassell’s bonus, which constituted 35% of his total target bonus and included strategic objectives and compliance and risk management objectives.

The HRC Committee noted that under Mr. Hassell’s direction, both in his role as President and, beginning August 31, 2011, his expanded role as Chairman and Chief Executive Officer, several goals that were critical to the success of the company in 2011 were achieved, including improvement of the company’s capital ratios after giving effect to the company’s dividend increase and share repurchase program, completion of the sale of Shareowner Services and adoption of a new client coverage model to enhance collaboration across all businesses. With respect to the company’s capital ratios, the HRC Committee noted that the ratios exceeded many of the company’s bank peers and the ratio required for a “well capitalized” institution by the Federal Reserve Board.

The HRC Committee noted that under Mr. Hassell’s leadership the company won an outsourcing mandate for the world’s largest hedge fund covering $125 billion in assets. The HRC Committee also noted, that within the investment management business, the company identified opportunities to enhance its capabilities, strengthen distribution for the investment management business and leverage resources for the benefit of the entire company and, within the asset servicing business, the company developed a new asset servicing operating model to meet structural changes in the market. As a result, under Mr. Hassell’s direction the company achieved above-median revenue growth compared with its peers in 2011. The HRC Committee further noted that in 2011 the company received top rankings for client satisfaction and industry recognition for investment performance and was recognized for having one of the strongest corporate social responsibility programs.

Under Mr. Hassell’s leadership, the company conducted a strategic review of the company and its businesses with the Board, which confirmed the existing business model, and committed to a new three-year revenue and expense plan to improve the company’s operating performance. The HRC Committee further noted his leadership in developing the company’s expense reduction initiatives, which are expected to realize significant expense savings by 2015, with meaningful savings already realized in 2011. Additionally, the HRC Committee noted that Mr. Hassell successfully transitioned into the Chief Executive Officer position, took a leading role in emphasizing operational excellence as a core attribute of the company and hosted the company’s first Investor Day in three years to present the company’s strategy and business plan to investors.

In consideration of the above factors and in recognition of his transition to the Chief Executive Officer position, the HRC Committee determined to award Mr. Hassell a bonus under the individual component of the balanced scorecard equal to $2,066,250, or approximately 170% of his individual component target. Combined with the bonus amount awarded under the corporate component described above, Mr. Hassell’s total bonus for 2011 was $4,000,000, equaling 114% of his total bonus target.

Determining 2011 Individual Component for Messrs. Gibbons, Arledge and Rogan and Ms. Peetz.

In setting each of Messrs. Gibbons’, Arledge’s and Rogan’s and Ms. Peetz’ individual component of his or her 2011 bonus, the HRC Committee reviewed their performance as follows:

•	Each of Messrs. Gibbons, Arledge and Rogan and Ms. Peetz prepared a self-assessment, commenting on their respective performance compared to objectives.

•

Mr. Hassell reviewed the performance of each of Messrs. Gibbons, Arledge and Rogan and Ms. Peetz against their respective objectives and recommended a compensation level for each of them to the HRC Committee after presenting a summary of their performance to the HRC Committee.

•

The HRC Committee considered Mr. Hassell’s recommendation together with the self-assessments, discussed these matters with the other non-management directors, then made its decisions as described below.

2011 Bonus Awards to Messrs. Gibbons, Arledge and Rogan and Ms. Peetz.

Mr. Gibbons is our Chief Financial Officer. Accordingly, his focus is the overall financial performance of the company and assisting Mr. Hassell in leading the company. The HRC Committee considered the individual component of Mr. Gibbons’ bonus, which constituted 50% of his total target bonus and included financial, strategic, compliance and risk management objectives.

The HRC Committee considered Mr. Gibbons’ assistance in conducting the strategic review of the company and its businesses, his presentation validating the business model to our Board of Directors, and his articulation of the company’s strategy and business plan to investors. The HRC Committee also considered Mr. Gibbons’ leadership in developing a three-year revenue and expense plan to improve the company’s operating performance and his oversight of the company’s operational excellence and expense reduction initiatives that are expected to realize significant expense savings by 2015, noting that meaningful savings already had been realized in 2011.

Further, the HRC Committee considered Mr. Gibbons’ management of the company’s balance sheet and capital ratios during volatile market conditions and his management of the company’s investment portfolio, which realized significant improvement in value and generated above plan earnings. Given the company’s important role in providing services to the global capital markets as indicated by its expected designation as a global systemically important financial institution (“G-SIFI”), the HRC Committee also considered Mr. Gibbons’ performance in addressing the systems, processes and operational requirements necessary to meet the evolving new high standards expected by the company and our regulators. Significant progress was made during the year to meet those standards with more work required in the future.

In consideration of the above factors, the HRC Committee determined to award Mr. Gibbons a bonus under the individual component of the balanced scorecard equal to 93% of his individual component target, equaling $930,000. Combined with the bonus amount awarded under the corporate component described above, Mr. Gibbons’ total bonus for 2011 was $1,780,000, equaling 89% of his total bonus target.

Mr. Arledge is the head of our investment management business, which includes our asset and wealth management businesses. As such, his focus is on the operation and overall performance of those businesses. The HRC Committee considered the individual component of Mr. Arledge’s bonus, which constituted 65% of his total target bonus and included financial objectives, strategic objectives and compliance and risk management objectives.

In making its determination, the HRC Committee noted Mr. Arledge’s business results. The HRC Committee also considered Mr. Arledge’s achievements in integrating his businesses and interactions with the rest of the company, his program for new hires and his successfully filling key management roles within his businesses.

Further, the HRC Committee considered Mr. Arledge’s rationalization of the boutique structure of the business, resulting in additional efficiencies. The HRC Committee also noted Mr. Arledge’s efforts in evaluating strategic alternatives and developing holistic client solutions that involve more than one investment boutique.

In consideration of the above factors, the HRC Committee determined to award Mr. Arledge a bonus under the individual component of the balanced scorecard equal to 93% of his individual component target, equaling $4,050,150. Combined with the bonus amount awarded under the corporate component described above, Mr. Arledge’s total bonus for 2011 was $6,043,400, equaling 90% of his total bonus target.

Mr. Rogan oversees credit, operational and market risk management, as well as compliance and regulatory relationships, in his role as our Chief Risk Officer. The HRC Committee considered the individual component of Mr. Rogan’s bonus, which constituted 50% of his total target bonus and included financial, strategic and compliance and risk management objectives.

The HRC Committee considered Mr. Rogan’s leadership in overseeing credit, operational and market risk, which resulted in a significant reduction in loss events and the development of improved risk management processes, and his management of the submission of the company’s capital plan and stress test that were prerequisites to regulatory approval to increase the company’s dividend and commence stock buybacks. The HRC Committee also noted Mr. Rogan’s leadership in establishing the company’s risk appetite statement and the development of metrics and parameters on a company-wide basis to ensure risk taking complies with established limits. The HRC Committee recognized Mr. Rogan’s significant contribution in redesigning the company’s compensation programs to ensure that compensation does not encourage excessive risk-taking, in accordance with regulatory guidelines.

The HRC Committee further noted Mr. Rogan’s management of exposures to European sovereigns and banks during extremely volatile and challenging market conditions, and his oversight of compliance and regulatory requirements on a global basis in a rapidly changing environment. Given the company’s important role in providing services to the global capital markets as indicated by its expected designation as a G-SIFI, the HRC Committee also considered Mr. Rogan’s performance in addressing the systems, processes and operational requirements necessary to meet the evolving new high standards expected by the company and our regulators. Significant progress was made during the year to meet those standards with more work required in the future.

In consideration of the above factors, the HRC Committee determined to award Mr. Rogan a bonus under the individual component of the balanced scorecard equal to approximately 83% of his individual component target, equaling $825,000. Combined with the bonus amount awarded under the corporate component described above, Mr. Rogan’s total bonus for 2011 was $1,675,000, equaling 84% of his total bonus target.

Ms. Peetz is head of our financial markets and treasury services businesses. As such, her focus is on the operation and overall performance of the businesses within that group. The HRC Committee considered the individual component of Ms. Peetz’ bonus, which constituted 65% of her total target bonus and included financial, strategic, compliance and risk management objectives.

The HRC Committee considered the relatively strong performance of Ms. Peetz’ businesses in terms of the generation of operating income, return on economic capital deployed and the reduction of operating losses associated with operational errors. The HRC Committee also noted Ms. Peetz’ leadership in driving operational excellence initiatives across the businesses she oversees, which resulted in significant expense reductions and improvements in quality of service, and her establishment of clear strategic objectives for those businesses to improve operating performance in light of significant changes in market behavior.

Further, the HRC Committee considered Ms. Peetz’ restructuring of the operating business model in the Corporate Trust business. The HRC Committee also noted Ms. Peetz’ leadership in developing and attracting talent and as a champion of diversity and inclusion, particularly in our executive ranks. The HRC Committee further noted that many of the businesses overseen by Ms. Peetz, as critical service providers to the global capital markets, influenced our expected designation as a G-SIFI, and considered Ms. Peetz’ performance in meeting the evolving new high standards expected by the company and our regulators. Significant progress was made during the year to meet those standards with more work required in the future.

In consideration of the above factors, the HRC Committee determined to award Ms. Peetz a bonus under the individual component of the balanced scorecard equal to approximately 90% of her individual component target, equaling $874,200. Combined with the bonus amount awarded under the corporate component described above, Ms. Peetz’ total bonus for 2011 was $1,320,450, equaling 88% of her total bonus target.

Equity Incentives

Equity incentive awards, which are made pursuant to the company’s Long-Term Incentive Plan, which we refer to as the “LTIP,” are intended to be a key element of the company’s pay-for-performance compensation program by aligning a significant portion of our named executive officers’ compensation with changes in our stock price over a multiple-year period. As of February 10, 2012, approximately 93% of the stock options previously awarded as compensation to the named executive officers were underwater, and these stock options will not have value unless our stock price increases above the exercise price prior to the expiration of the options (ten years after grant). For details on the stock options held by our named executive officers, see “Outstanding Equity Awards at Fiscal Year-End 2011” below.

Given the volatility of the stock market, constantly changing market conditions and unprecedented and anticipated legislative and regulatory changes in the financial services industry, the HRC Committee determined that 2011 equity incentive awards to the named executive officers would be made in an equal proportion (i.e., 50%/50%) of stock options and restricted stock units that vest over time. This was consistent with the HRC Committee’s approach in 2010. However, for 2011, the HRC Committee further refined and strengthened the performance aspect of the restricted stock units. Details regarding the performance measures and adjustments added to restricted stock units for 2011 are summarized in the table below.

Restricted Stock Unit Measures and Adjustments
Measures and Adjustments	Actual Result	Effect on Compensation
Threshold Tier 1 common capital ratio of 7% as of 2011 year-end	Tier 1 common capital ratio of 13.4% as of 2011 year-end

• Measure of capital strength used by regulators		• Failure to achieve a Tier 1 common capital ratio of at least 7% as of 2011 year-end would result in forfeiture of 2011 restricted stock unit grants • Restricted stock unit grants were not forfeited

Threshold 11% return on Tier 1 common equity as of 2011 year-end	20% return on Tier 1 common equity as of 2011 year-end

• Measure of company profitability

•    Failure to achieve at least an 11% return on Tier 1 common equity as of 2011 year-end would result in forfeiture of 2011 restricted stock unit grants

•    Restricted stock unit grants were not forfeited

Other adjustments as determined by the HRC Committee	No adjustment was made in 2011; awards remain subject to adjustment prior to vesting

• Restricted stock unit awards are subject to negative adjustment		• May result in a reduction or elimination of 2011 restricted stock unit awards

The HRC Committee determined to add a new feature to the restricted stock unit portion of the equity awards, by imposing an additional performance requirement of an 11% return on Tier 1 common equity as of December 31, 2011, in addition to the threshold performance criteria established for the cash bonuses, which was achievement of a Tier 1 common capital ratio of at least 7% as of December 31, 2011. If, as of December 31, 2011, either the return on Tier 1 common equity was less than 11% or the Tier 1 common capital ratio was less than 7%, the restricted stock units granted in 2011 would have been forfeited in their entirety. The threshold ratios were met for 2011, and no forfeitures were required. In addition, the HRC Committee may adjust downward the restricted stock units granted to our named executive officers prior to the awards vesting, which would result in a reduction or elimination of the awards. These reductions could be made based on prior year performance, risk outcomes and other factors considered relevant by the HRC Committee. The company has developed a process to document the manner in which any reduction is applied with respect to risk adjustments. To date, such negative adjustment has not been applied. Further, the HRC Committee adopted a revised vesting schedule for restricted stock unit awards in 2011. Under the revised vesting schedule, restricted stock unit awards do not automatically vest upon retirement, and post-retirement vesting is contingent upon compliance with non-competition and non-solicitation covenants and a 90-day notice of retirement condition. The 2011 equity awards were made in February 2011.

Target equity awards are expressed as a dollar value. To determine the actual number of stock options and restricted stock units awarded, 50% of the total targeted value of the award was allocated to the stock option portion of the award and 50% of the total targeted value of the award was allocated to the restricted stock unit portion of the award. The HRC Committee then used a share price of $31.46, which was the average closing price of our common stock on the NYSE for the 25 trading days from January 3, 2011 through February 7, 2011, to determine the number of shares attributable for each award. The HRC Committee uses the average stock price over a 25 trading-day period to mitigate the impact of short-term volatility in the stock price. The restricted stock unit portion of the award was then divided by $31.46 to determine the number of shares subject to that portion of the award. To determine the actual number of stock options awarded, the targeted stock option value was divided by $8.81, which reflects $31.46 multiplied by an estimated Black-Scholes percentage value of 28%. These valuation methods differ from the accounting grant date fair values reported for these awards in the Summary Compensation Table and the 2011 Grants of Plan-Based Awards Table elsewhere in this proxy statement. In addition to mitigating the impact of stock price volatility, use of this methodology provides the HRC Committee with certainty with respect to the number of shares being awarded.

Target values and numbers of restricted stock units and options actually awarded are set forth in the following table.

	Target Value of Restricted Stock Units	# of Restricted Stock Units	Target Value of Stock Options	# of Stock Options	Total Target Value of Equity Awards
Hassell	$2,600,000	82,644	$2,600,000	295,119	$5,200,000
Gibbons	$1,675,000	53,242	$1,675,000	190,124	$3,350,000
Arledge(1)	$3,350,000	106,484	$3,350,000	380,249	$6,700,000
Rogan	$1,675,000	53,242	$1,675,000	190,124	$3,350,000
Peetz	$1,375,000	43,706	$1,375,000	156,072	$2,750,000
Kelly	$4,750,000	150,985	$4,750,000	539,160	$9,500,000

(1)	As described above, the value of Mr. Arledge’s equity awards for 2011 reflects terms agreed upon between the company and Mr. Arledge in connection with his transition from another company. The amount shown in the table excludes awards granted in 2011 that were paid to Mr. Arledge for 2010 pursuant to the letter agreement entered into at the time of his employment, which are one-time equity awards with an aggregate value of $5,000,000 that were paid in a $3,000,000 restricted stock award and a $2,000,000 award of stock options.

While the 25-day average trading price was used to determine the number of shares to be granted in 2011, the exercise price for stock options granted on February 24, 2011 was the actual closing price of our common stock on that date, which was $30.13 per share. The restricted stock unit awards cliff vest on the third anniversary of the grant date and are subject to a 50% retention requirement, as described below in “Our Policies on Stock Ownership and Retention Guidelines.” The stock options vest ratably over a four-year period, which the HRC Committee believes to be a significant time restriction, and have a 10-year term.

Separation Arrangements with Mr. Kelly

On August 31, 2011, Mr. Kelly resigned as Chairman and Chief Executive Officer of the company. The company entered into a letter agreement with Mr. Kelly with respect to the terms of his resignation. The letter agreement provided that Mr. Kelly would receive the benefits to which he was contractually entitled under (i) the terms of the company’s Executive Severance Plan on a termination other than for cause, as described on page 66; (ii) his equity award agreements; and (iii) his supplemental executive retirement plan.

Mr. Kelly’s contractual arrangements include a severance payment of $2 million, pursuant to the Executive Severance Plan, which is paid in installments over a two year period; a pro rata bonus payable under the EICP of $3,610,000; an annuity pursuant to the terms of Mr. Kelly’s supplemental executive retirement plan benefits, or the actuarial equivalent paid in any permitted alternative election by Mr. Kelly, the present value of which is shown in the 2011 Pension Benefits table on page 74; continued active employee health benefits for Mr. Kelly, his spouse and dependents for two years following termination of employment pursuant to the Executive Severance Plan and continued benefits under our welfare, retirement and deferred compensation plans and programs, including executive life insurance benefits for Mr. Kelly’s life at a level equal to one times his base salary upon separation; executive-level outplacement services for one year following termination under the Executive Severance Plan; and reasonable legal fees and disbursements incurred in negotiating the letter agreement in an amount not to exceed $35,000. In addition, 391,631 shares of restricted stock vested on Mr. Kelly’s termination of employment pursuant to the terms of the LTIP and the underlying award agreements. In the case of 150,985 restricted stock units awarded in 2011, having achieved the requisite Tier 1 common capital ratio and return on Tier 1 common equity as of December 31, 2011, the restricted stock units are expected to vest in 2014 subject to his continued compliance with the terms of the underlying agreement. In accordance with our standard award provisions, the post-termination exercise periods for his vested stock options are two years for stock options granted before 2008 and three years for stock options granted after 2007.

Other Compensation Programs and Practices

As summarized below, our named executive officers also participated in or were eligible to participate in various retirement plans and deferred compensation plans, and received certain perquisites, in 2011.

Retirement Plans

As a result of the merger of Bank of New York and Mellon in 2007, we assumed by operation of law certain existing arrangements affecting named executive officers and Bank of New York or Mellon providing for retirement benefits. We also maintain qualified and non-qualified retirement plans in which our named executive officers are eligible to participate. Details relating to these agreements and plans are included under “2011 Pension Benefits” below.

Perquisites

The following perquisites were provided to the named executive officers in 2011:

Perquisites	Description
Car and Driver	Each named executive officer has access to a car and driver for security purposes and to allow for more effective use of the named executive officers’ travel time.

Executive Life Insurance	The named executive officers are covered by certain life insurance plans, which are described in further detail in the footnotes to the Summary Compensation Table below.

Personal Use of Corporate Aircraft	Company aircraft are intended to be used primarily as a transportation tool by employees, directors and authorized guests for the company’s business purposes. For security purposes and to make the most efficient use of his time, the company’s aircraft usage policy provides that the Chief Executive Officer should make every prudent use of the company aircraft. Under our policy, the Chief Executive Officer or his designee must approve personal use of company aircraft by any other employee in advance unless incidental to a business use, and approvals should only be granted under very unusual and rare circumstances. The HRC Committee receives an aircraft usage report on a semi-annual basis.

Enhanced Matching of Charitable Gifts	The company maintains a matching gift program under which certain charitable gifts by employees to eligible charities are matched. Our named executive officers are eligible for matching contributions in a greater amount, up to $30,000, than our other employees.

Deferred Compensation Plans

Our named executive officers are eligible to participate in deferred compensation plans, which enable our named executive officers and certain other employees to defer the payment of taxes on a portion of their compensation until a later date. None of our named executive officers currently participate in these plans. Further explanation is provided in “2011 Nonqualified Deferred Compensation” below.

Additional Refinements to our Compensation Program for 2012

Following discussions with the Federal Reserve Board, the HRC Committee has approved several changes to our executive compensation program for 2012 to enhance our existing risk adjustment features, enhance our pay for performance linkage and protect stockholder interests. For 2012, the threshold goal required to fund cash bonuses under our EICP will be a Tier 1 common capital ratio of at least 9% as of December 31, 2012. Any bonuses for 2012 are expected to be paid 75% in cash and 25% in deferred restricted stock, with the deferred restricted stock vesting ratably over three years and remaining subject to reduction or elimination based on performance during the vesting period.

The payout grid related to the corporate component of our balanced scorecard under our EICP will also be narrowed to more closely align pay with performance. Additionally, the top award opportunity under the maximum range of annual incentive awards will be reduced from 200% of target for 2011 to approximately 165% of target for 2012. The individual component of the balanced scorecard will also include business unit payout grids for named executive officers who lead a business unit to more closely align their compensation with the business unit’s performance.

Long term target incentive awards were subject to an ex-ante adjustment based upon 2011 results. Restricted stock unit awards will continue to be subject to a threshold performance hurdle, which for 2012 will be a Tier 1 common capital ratio of at least 9% as of December 31, 2012, and will also be subject to additional performance criteria. Failure to achieve a Tier 1 common capital ratio of at least 9% as of December 31, 2012 will result in forfeiture of the restricted stock units. Long term incentive awards, which currently consist of 50% restricted stock units and 50% stock options, will consist of 70% restricted stock units and 30% stock options in 2012. Stock options will vest ratably over a four year period. Restricted stock units will vest ratably over a three year period. Both restricted stock units and stock options will be subject to reduction based on performance during the vesting period. Return on tangible common equity will be used as the performance metric for all named executive officers. In addition, net operating loss will be used as the performance metric for named executive officers who lead a business unit. If return on tangible common equity for any single year falls below a pre-determined threshold during the vesting period or if the named executive officer is a business unit leader and the business unit experiences a net operating loss in a single year during the vesting period, the named executive officer will forfeit 15% of any unvested equity awards granted in 2012.

COMPENSATION FRAMEWORK

Use of Equity Awards to Tie Pay to Performance

Equity awards are intended to be a key element of the company’s pay-for-performance compensation program by aligning a significant portion of the named executive officers’ compensation with changes in our stock price over a multiple-year period, based on the per-share price of our common stock. Since the merger in 2007, approximately 50% of the total compensation paid to our named executive officers for any particular year has been delivered in the form of equity awards that vest over time. Equity awards are inherently performance-based because their value is directly dependent upon the company’s stock price. Consequently, a significant portion of our named executive officers’ compensation is dependent upon the company’s stock price. Equity awards are also an important tool for deferring a significant portion of compensation for our named executive officers. This deferral feature provides an additional balance of risk-taking incentives and plays an important role in retention.

The primary forms of equity awards that have been awarded to our named executive officers are stock options that vest ratably over four years and restricted stock units that cliff vest after three years, subject to achievement of specified performance measures. The value of stock options is directly dependent on the company’s stock price during the option term. In order to maintain the pay-for-performance character of stock options, the company has a policy not to re-price stock options even if they are underwater (which means that their exercise price is higher than the per-share market price of our common stock, as discussed on page 57). Underwater stock options will not have any value unless our stock price increases above the exercise price prior to the expiration date of the options (ten years after grant). The actual value of the stock options depends solely on our stock price. Accordingly, the use of stock options is an integral part of our pay-for-performance compensation program.

The vesting of restricted stock units is conditioned upon satisfaction of performance goals. For awards granted in 2011, both a specified Tier 1 common capital ratio and a specified return on Tier 1 common equity must be achieved for the year of grant. Also, the value of restricted stock units is tied to the value of our stock price. As discussed on page 59, the number of restricted stock units awarded to a named executive officer is determined by dividing the target value of the award by the per-share price of our common stock over the 25 trading-day period prior to the date of grant. If the per-share price of our common stock decreases after the award is granted, then the named executive officer will receive stock units with a lower value than the HRC Committee had intended to convey as part of the named executive officer’s compensation for the year in question. In this way, the use of restricted stock units is an integral part of our pay-for-performance compensation program.

Role of Compensation Consultants

Since August 2009, the HRC Committee has retained Aon Hewitt Consulting, formerly Hewitt Associates, Inc., an affiliate of Aon Corporation, to serve as the HRC Committee’s independent compensation consultant. We discuss payments to Aon Hewitt Consulting and Aon Corporation and its affiliates in greater detail on page 23 of this proxy statement.

The company has engaged Compensation Advisory Partners LLC, which we refer to as “CAP,” to assist management with various executive compensation matters, including compiling data about our peer group and industry, compiling and analyzing data about the compensation practices and programs of our peers and our industry, evaluating proposed aspects of our executive compensation program, preparing and presenting materials relative to our executive compensation program to the HRC Committee, and providing advice and recommendations to management.

We address the role of management and the compensation consultants in our compensation process as part of the discussion throughout this CD&A, as applicable.

Our 2011 Peer Group

In determining our 2011 peer group, the HRC Committee reviewed data relating to the 2010 peer group and received input from management, CAP and Aon Hewitt Consulting. Although some members of the peer group established by the HRC Committee differ from the company with respect to some of the measures set forth below, these companies are representative of the talent and business market for the company. Also, members of the peer group are complex, financial services organizations that provide a relevant context for the company’s and the HRC Committee’s compensation decisions. The HRC Committee selected these companies based on:

•	mix of businesses (e.g., custody banks, asset management and asset servicing) and other financial services companies with similar business models that operate in a similar regulatory environment;

•	relative size in terms of revenue, market capitalization and assets under management, as well as total assets;

•	position as competitors for customers and clients, executive talent and investment capital; and

•	global presence.

After its review, the HRC Committee determined to use the following peer group for 2011, which is unchanged from 2010:

American Express Company	Northern Trust Corporation
Bank of America Corporation	The PNC Financial Services Group, Inc.
BlackRock, Inc.	Prudential Financial, Inc.
The Charles Schwab Corporation	State Street Corporation
Citigroup Inc.	U.S. Bancorp
JPMorgan Chase & Co.	Wells Fargo & Company

Our management and the HRC Committee use compensation data from our peer group to:

•	provide a basis for assessing relative company performance;

•	provide data for the HRC Committee to assess competitiveness and use as a reference point in determining targeted and actual compensation; and

•	analyze market trends and practices.

For certain named executive officers, data relating to the peer group is supplemented with industry data from surveys conducted by national compensation consulting firms and other data to assess the compensation practices in the businesses and markets in which we compete for executive talent.

HRC Committee Discretion

The HRC Committee has the discretion to establish the compensation paid or intended to be paid or awarded to the named executive officers as the HRC Committee may determine is in the best interest of the company and its stockholders. Additionally, the HRC Committee administers the company’s recoupment policies described below in “Our Policy on Forfeitures of Awards and Recoupment under Certain Circumstances (Clawbacks).” This discretion is an important feature of the HRC Committee’s compensation philosophy because it provides the HRC Committee with sufficient flexibility to respond to specific circumstances facing the company.

COMPENSATION POLICIES AND RISK CONSIDERATIONS

Our Global Remuneration Policy

The HRC Committee utilizes the company’s Global Remuneration Policy in making compensation decisions that ensure our compensation structure is competitive and reflects our core values. Under our policy, we pay for performance, both at the individual and corporate level. Also, we align the interests of our employees and stockholders by:

•	incentivizing actions that contribute to superior financial performance and long-term stockholder value, and

•	ensuring that our incentive compensation arrangements do not encourage our employees to take unnecessary and excessive risks that threaten the value of the company.

Our Policies on Stock Ownership and Retention Guidelines

The HRC Committee believes that stock ownership is one of the most direct ways to align the long-term interests of the named executive officers with the long-term interests of our stockholders. Under the company’s stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock with a value equal to a multiple of his or her base salary within five years of becoming a member of our Executive Committee. The officer cannot sell or transfer to a third party any shares until he or she achieves the ownership guideline. The company also has a stock retention guideline that requires each named executive officer to retain, during his or her employment, 50% of the net after-tax shares received under certain equity-based compensation plans, as described below. The HRC Committee reviewed these guidelines in 2011 and determined to maintain the current levels described below.

The guidelines are as follows:

Named Executive Officer(1)	Ownership Guideline (Multiple of Salary)	Retention Guideline
Hassell	5x	50%
Arledge	4x	50%
Gibbons	4x	50%
Rogan	4x	50%
Peetz	4x	50%

(1)	Prior to his resignation, Mr. Kelly was subject to an ownership guideline of a 5x multiple of his salary and a retention guideline of 50%.

All of the named executive officers listed in the table above meet the stock ownership guideline. For purposes of determining a named executive officer’s ownership stake, we include shares owned directly, shares held in our employee stock purchase and retirement plans and shares held in certain trusts for which the officer serves as trustee. We include 50% of unvested restricted stock and restricted stock units that do not have performance conditions or for which the applicable performance conditions have been met. Unvested performance shares, awards that remain subject to performance conditions and stock options are not counted toward compliance with the stock ownership guideline.

In addition, under the stock retention guideline, named executive officers must retain 50% of the net after-tax shares that the named executive officer receives from exercises of stock options and vesting of restricted stock and restricted stock units. This guideline applies to awards made after January 1, 2008. This guideline permits sales by named executive officers to allow for diversification commencing five years before normal retirement which, for these purposes, we define as age 65, provided that the named executive officer must remain in compliance with the stock ownership guideline. These guidelines no longer apply to Mr. Kelly.

Restrictions on Hedging Activities

Our named executive officers are restricted from entering into hedging transactions with their company stock under various policies that we have adopted. These policies prohibit our named executive officers from engaging in short sales of our stock, from purchasing our stock on margin and from buying or selling any puts, calls or other options involving our securities. These policies are no longer applicable to Mr. Kelly.

Our Policy on Forfeitures of Awards and Recoupment Under Certain Circumstances (Clawbacks)

The company has a recoupment policy with respect to equity awards made by the company to its executives, including the named executive officers. Under the policy, the company may cancel all or any portion of unvested equity awards made after the adoption of the policy and require repayment of any shares of common stock (or values thereof) of the award or amounts which were acquired from the award if:

•

an executive directly or indirectly engages in conduct or it is discovered that the executive engaged in conduct that is materially adverse to the interests of the company, including failure to comply with the company’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

•	during the course of the executive’s employment, the executive engages in solicitation and/or diversion of customers or employees and/or competition with the company;

•

following termination of the executive’s employment with the company for any reason, with or without cause, the executive violates any post-termination obligations or duties owed to the company or any agreement with the company; or

•	any compensation otherwise payable or paid to the executive is required to be forfeited and/or repaid to the company pursuant to applicable regulatory requirements.

In addition, the company has a cash recoupment policy, which provides that the company may claw back some or all of a cash incentive award within three years of the award date if the employee (including the named executive officers) during the award performance period engages in fraud or directly or indirectly contributes to a financial restatement or other irregularity. The company continues to monitor regulatory requirements as may be applicable to its recoupment policies.

Regulatory and Legislative Developments

We are subject to regulation by various U.S. and international governmental and regulatory agencies with respect to executive compensation matters and the consideration of risk in the context of compensation. Our compensation programs have been designed to comply with these various regulations, and the HRC Committee regularly monitors new and proposed regulations as they develop to determine if additional action is required.

Review of Risks Related to Compensation Matters

As described in the Compensation and Risk section of this proxy statement, our Chief Risk Officer periodically reviews the compensation plans in which the named executive officers and the other members of the Executive Committee participate as well as other compensation arrangements within the company. The Chief Risk Officer periodically reports on these matters to the HRC Committee. Based on the company’s approach to risk management and its comprehensive risk review of all compensation, we believe that our compensation plans, arrangements and agreements with the named executive officers are well balanced and do not encourage imprudent risk taking that threatens our company’s value. The HRC Committee believes that the risks arising from the company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the company.

Severance Arrangements

Policy Regarding Shareholder Approval of Future Severance Arrangements with Senior Officers

On July 12, 2010, the Board adopted a policy regarding shareholder approval of future senior officer severance arrangements. The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined in the policy) in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the company.

Executive Severance Plan

On July 13, 2010, the company adopted The Bank of New York Mellon Corporation Executive Severance Plan, which provides severance benefits under certain circumstances to participants in the plan, who are selected by the HRC Committee. The table below describes severance benefits payable to participants in the plan. In order to receive benefits under the plan, the participant must sign a release and waiver of claims in favor of the company and agree not to solicit our customers and employees for one year. Terms used in the table below are defined in the plan. If any payment under the plan would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Reason for termination	Severance payment	Bonus	Benefit Continuation	Outplacement services	Tax gross-up
By the company without cause	2 times base salary	Pro-rata annual bonus for the year of termination	Two years	One year	None

By the company without cause or by the executive for “good reason” within two years following a “change in control”	2 times base salary and 2 times target annual bonus	Pro-rata target annual bonus for the year of termination	Two years	One year	None

Payments and benefits that are payable under the plan will be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the company’s policy regarding shareholder approval of future senior officer severance arrangements described above and such amounts are not approved by the company’s stockholders in accordance with the policy.

Deductibility Under Section 162(m)

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “IRC,” imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers each year. This limitation does not apply to compensation that meets the requirements under IRC Section 162(m) for “qualifying performance-based” compensation, which is compensation paid when an individual’s performance meets pre-established objective goals based on performance criteria approved by the company’s stockholders.

Where practical, the company’s compensation programs are designed so that compensation paid to the named executive officers can qualify for available income tax deductions. The HRC Committee believes, however, that stockholders’ interests may be best served by offering compensation that is not fully deductible where appropriate to attract, retain, and motivate talented executives. Accordingly, the HRC Committee has discretion to authorize compensation that does not qualify for income tax deductibility.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRC Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. On the basis of such review and discussions, the HRC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K and this proxy statement.

By: The Human Resources and Compensation Committee

Samuel C. Scott III, Chairman

Ruth E. Bruch

Edmund F. Kelly

Richard J. Kogan

Michael J. Kowalski

Wesley W. von Schack

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and the three most highly compensated executive officers (other than our principal executive officer and principal financial officer) at December 31, 2011. The following table also shows the compensation of Mr. Robert P. Kelly, the former Chairman and Chief Executive Officer, who resigned from the company on August 31, 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total Compensation
GERALD L. HASSELL Chairman, President and Chief Executive Officer(1)	2011	$866,667	$0	$2,490,064	$2,514,414	$4,000,000	$2,218,704	$260,411	$12,350,260
	2010	$800,000	$0	$2,709,251	$2,679,949	$3,272,500	$1,506,276	$211,126	$11,179,102
	2009	$800,000	$1,531,250	$1,663,282	$1,423,842	$0	$754,783	$221,107	$6,394,264

THOMAS P. GIBBONS Vice Chairman and Chief Financial Officer	2011	$650,000	$0	$1,604,181	$1,619,856	$1,780,000	$1,006,638	$154,313	$6,814,988
	2010	$650,000	$0	$1,641,184	$1,623,424	$2,050,000	$636,918	$170,714	$6,772,240
	2009	$650,000	$1,200,000	$920,101	$787,657	$0	$334,965	$165,418	$4,058,141

CURTIS Y. ARLEDGE	2011	$600,000	$0	$6,081,530	$5,173,881	$6,043,400	$0	$151,966	$18,050,777
Vice Chairman and CEO of Investment Management(5)(6)	2010	$105,001	$3,000,000	$8,708,006	$0	$0	$0	$28,367	$11,841,374

BRIAN G. ROGAN	2011	$650,000	$0	$1,604,181	$1,619,856	$1,675,000	$1,051,798	$160,271	$6,761,106
Vice Chairman and Chief Risk Officer(7)	2010	$631,250	$0	$1,484,882	$1,468,813	$2,050,000	$650,881	$160,935	$6,446,761

KAREN B. PEETZ Vice Chairman and CEO of Financial Markets and Treasury Services(8)	2011	$500,000	$0	$1,316,862	$1,329,733	$1,320,450	$160,266	$27,250	$4,654,561

ROBERT P. KELLY Former Chairman and Chief Executive Officer(1)(9)	2011	$666,667	$0	$4,549,178	$4,593,643	$3,610,000	$3,719,172	$502,618	$17,641,278
	2010	$1,000,000	$0	$7,516,705	$4,896,057	$5,610,000	$0	$356,495	$19,379,257
	2009	$1,000,000	$0	$4,929,467	$5,004,484	$0	$2,815,326	$297,158	$14,046,435

(1)	Messrs. Hassell and Kelly also served as directors in 2009, 2010 and 2011. They did not receive any additional compensation for this service. Mr. Kelly resigned as a director effective August 31, 2011.

(2)	Computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” using the valuation methodology for equity awards set forth in footnote 18 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011, in footnote 19 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010 and in footnote 20 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2009.

(3)	The amount disclosed in this column for each year represents the amount of increase in the present value of the executive’s accumulated pension benefit. The total amounts disclosed for 2011 for Messrs. Hassell, Gibbons, Arledge, Rogan and Kelly and Ms. Peetz consist solely of the increase in the present value of the accumulated benefit for each individual, as there are no above-market nonqualified deferred compensation earnings. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2011, including a discount rate of 4.75%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable. Further explanation of changes in the present value of Mr. Kelly’s benefits are described in footnote 2 to the 2011 Pension Benefits Table on page 74.

The total amounts disclosed for 2010 for Messrs. Hassell, Gibbons, Rogan and Kelly consist solely of the increase in the present value of the accumulated benefit for each individual, as there are no above-market nonqualified deferred compensation earnings. The increase in present value of accumulated benefit for Mr. Kelly was actually a negative $297,720 (pursuant to SEC regulations, this negative amount is not reflected in the amount disclosed above for Mr. Kelly).

The total amounts disclosed for 2009 for Messrs. Hassell, Gibbons and Kelly consist solely of the increase in the present value of the accumulated benefit for each individual, as there are no above-market nonqualified deferred compensation earnings.

(4)	The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2011:

Name	Perquisites and Other Personal Benefits(a)	Contributions to Defined Contribution Plans(b)	Insurance Premiums(c)	Severance Payments(d)	Total
GERALD L. HASSELL	$218,861	$12,250	$29,300	$—	$260,411
THOMAS P. GIBBONS	$121,863	$12,250	$20,200	$—	$154,313
CURTIS Y. ARLEDGE	$147,066	$4,900	$—	$—	$151,966
BRIAN G. ROGAN	$133,171	$12,250	$14,850	$—	$160,271
KAREN B. PEETZ	$15,000	$12,250	$—	$—	$27,250
ROBERT P. KELLY	$84,635	$12,250	$72,400	$333,333	$502,618

(a)	The following is a description of the items comprising “Perquisites and Other Personal Benefits” for each named executive officer: Mr. Hassell: use of company car and driver ($179,685), personal use of corporate aircraft ($9,176), enhanced charitable gift match ($30,000); Mr. Gibbons: use of company car and driver ($109,370), enhanced charitable gift match ($12,493); Mr. Arledge: use of company car and driver ($147,066); Mr. Rogan: use of company car and driver ($133,171); Ms. Peetz: enhanced charitable gift match ($15,000); Mr. Kelly: use of company car and driver ($80,988), personal use of corporate aircraft ($3,647).

Each amount disclosed in the table above as a perquisite and other personal benefit represents the aggregate incremental cost to us of the particular item being described. The dollar amount associated with personal use of our corporate aircraft was calculated by multiplying the direct hourly operating cost for use of the aircraft by the number of hours of personal use. We calculated the direct hourly operating cost by adding the total amount spent by us for fuel, maintenance, landing fees, travel and catering associated with the use of corporate aircraft in 2011 and divided this number by the total number of flight hours logged in 2011. The dollar amounts identified in connection with use of the company car and driver for each of Messrs. Hassell, Gibbons, Arledge, Rogan and Kelly for 2011 reflect the aggregate cost associated with personal use of the vehicles and drivers. For Messrs. Hassell and Gibbons and Ms. Peetz the dollar amounts identified in connection with the enhanced charitable gift match represent matching contributions to eligible charities made by the company in excess of matching contributions provided for other employees, which matching contributions depend upon the amount of the named executive officer’s contribution and the charitable organization. Charitable contributions made outside of the company’s gift matching programs are not eligible for matching contributions and, accordingly, no matching amounts are reported with respect to those charitable contributions by our named executive officers.

(b)	The amounts identified in the “Contributions to Defined Contribution Plans” column represents matching contributions under our 401(k) plans.

(c)	The amounts identified for Messrs. Hassell, Gibbons and Rogan represent taxable payments made by us for universal life insurance policies. The amount identified in the “Insurance Premiums” column for Mr. Kelly represents an amount paid by us as premium for Mr. Kelly’s coverage under our Executive Life Insurance Plan 2005.

(d)	The amount identified in the “Severance Payments” column for Mr. Kelly represents the amount paid by us in 2011 pursuant to our contractual agreement with him.

(5)	Mr. Arledge joined the company on October 28, 2010. Accordingly, no disclosure is included as to Mr. Arledge for 2009.

(6)	The value of stock awards for 2011 includes a $3,000,000 restricted stock award that was granted in 2011 for 2010, pursuant to the letter agreement entered into between Mr. Arledge and the company at the time of his employment. The value of stock options for 2011 also includes a $2,000,000 stock option award that was granted in 2011 for 2010, pursuant to the letter agreement entered into between Mr. Arledge and the company at the time of his employment.

(7)	Mr. Rogan was only a named executive officer for 2011 and 2010. Accordingly, no disclosure is included as to Mr. Rogan for 2009.

(8)	Ms. Peetz was only a named executive officer for 2011. Accordingly, no disclosure is included as to Ms. Peetz for 2010 or 2009.

(9)	The value of stock awards for 2010 also includes restricted stock that was awarded in lieu of an annual cash bonus to Mr. Kelly on February 25, 2010 for the 2009 fiscal year.

2011 Grants of Plan-Based Awards Table

The following table shows the details concerning the grant of any non-equity incentive compensation and equity-based compensation to each named executive officer during 2011. All non-equity incentive compensation grants were made under The Bank of New York Mellon Executive Incentive Compensation Plan. All equity awards were made under The Bank of New York Mellon Long-Term Incentive Plan.

Name			Date Human Resources and Compen- sation Committee took Action to Grant Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
	Award Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)
GERALD L. HASSELL	EICP	—	—	—	$3,500,000	$7,000,000	—		—		—	—
	Stock Options	2/24/2011	2/24/2011	—	—	—	—		295,119	(3)	30.13	$2,514,414
	Restricted Stock Units	2/24/2011	2/24/2011	—	—	—	82,644	(4)	—		—	$2,490,064
THOMAS P. GIBBONS	EICP	—	—	—	$2,000,000	$4,000,000	—		—		—	—
	Stock Options	2/24/2011	2/24/2011	—			—		190,124	(3)	30.13	$1,619,856
	Restricted Stock Units	2/24/2011	2/24/2011	—			53,242	(4)	—		—	$1,604,181
CURTIS Y. ARLEDGE	EICP	—	—	—	$6,700,000	$13,400,000	—		—		—	—
	Stock Options	2/24/2011	2/24/2011	—	—	—	—		380,249	(3)	30.13	$3,239,721
	Restricted Stock Units	2/24/2011	2/24/2011	—	—	—	106,484	(4)	—		—	$3,208,363
	Stock Options	2/24/2011	2/24/2011	—	—	—	—		227,014	(5)	30.13	$1,934,159
	Restricted Stock	2/24/2011	2/24/2011	—	—	—	95,359	(6)	—		—	$2,873,167
BRIAN G. ROGAN	EICP	—	—	—	$2,000,000	$4,000,000	—		—		—	—
	Stock Options	2/24/2011	2/24/2011	—	—	—	—		190,124	(3)	30.13	$1,619,856
	Restricted Stock Units	2/24/2011	2/24/2011	—	—	—	53,242	(4)	—		—	$1,604,181
KAREN B. PEETZ	EICP	—	—	—	$1,500,000	$3,000,000	—		—		—	—
	Stock Options	2/24/2011	2/24/2011	—	—	—	—		156,072	(3)	30.13	$1,329,733
	Restricted Stock Units	2/24/2011	2/24/2011	—			43,706	(4)	—		—	$1,316,862
ROBERT P. KELLY	EICP	—	—	—	$6,000,000	$12,000,000	—		—		—	—
	Stock Options	2/24/2011	2/24/2011	—	—	—	—		539,160	(3)	30.13	$4,593,643
	Restricted Stock Units	2/24/2011	2/24/2011	—	—	—	150,985	(4)	—		—	$4,549,178

(1)	Represents target and maximum amounts that were targeted to be paid for performance during 2011 under The Bank of New York Mellon Corporation Executive Incentive Compensation Plan. There was no threshold payout under this plan for 2011.

(2)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with ASC 718.

(3)	Represents stock options granted as part of the named executive officer’s annual long-term incentive award. Stock options were granted with an exercise price equal to the fair market value on the date of grant and vest in equal installments over four years. The options will expire 10 years after the grant date if the executive remains employed by us.

(4)	Represents restricted stock units granted as part of the named executive officer’s annual long-term incentive award. Restricted stock units have transfer restrictions until they vest and, upon vesting, will be paid out in shares of BNY Mellon common stock. Restricted stock units cannot be sold during the period of restriction. During this period, dividend equivalents on the restricted stock units are paid to the executives. These units will vest on the third anniversary of the grant date if the executive remains employed by us. These grants were subject to the conditions that the company achieve a minimum Tier 1 capital ratio of 7% and minimum return on Tier 1 common equity of 11% as of December 31, 2011, which were satisfied.

(5)	Represents stock options granted as part of the named executive officer’s contractually agreed 2010 equity bonus. Stock options were granted with an exercise price equal to the fair market value on the date of grant and vest in equal installments over four years. The option will expire 10 years after the grant date if the executive remains employed by us.

(6)	Represents restricted stock granted as part of the named executive officer’s contractually agreed 2010 equity bonus. Restricted shares represent shares of our common stock that have transfer restrictions until they vest. Restricted shares cannot be sold during the period of restriction. During this period, dividends on the restricted shares are paid to the executive and the executive has the ability to vote the shares. These shares will vest ratably in 1/3 increments over three years from the date of grant if the executive remains employed by us.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows the details concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2011 for each named executive officer.

	Option Awards							Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
		Exercisable	Unexercisable
GERALD L. HASSELL	2002	351,521	—		—	$44.3600	3/12/12	264,508	(27)	$5,266,354		$—
	2002	2,254	—		—	$44.3600	3/12/12
	2003	353,775	—		—	$24.5200	2/11/13
	2004	165,095	—		—	$35.0800	3/4/14
	2006	155,661	—		—	$37.0900	3/14/16
	2007	191,042	—		—	$40.4000	3/13/17
	2007	86,180	—		—	$42.8300	4/2/17
	2007	471,700	—		—	$43.9300	6/29/17
	2007	35,896	—		—	$44.5900	7/23/17
	2008	285,687	95,229	(2)	—	$42.3100	3/10/18
	2009	164,798	164,795	(3)	—	$18.0200	3/9/19
	2010	79,951	239,852	(4)	—	$30.2500	3/15/20
	2011	—	295,119	(5)	—	$30.1300	2/23/21

	Option Awards							Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
		Exercisable	Unexercisable

THOMAS P. GIBBONS	2002	92,086	—		—	$44.3600	3/12/12	158,556	(28)	$3,156,850		$—
	2002	2,254	—		—	$44.3600	3/12/12
	2003	141,510	—		—	$24.5200	2/11/13
	2004	117,925	—		—	$35.0800	3/4/14
	2005	127,359	—		—	$32.2100	3/9/15
	2006	127,359	—		—	$37.0900	3/14/16
	2007	79,022	—		—	$40.4000	3/13/17
	2007	43,161	—		—	$42.8300	4/2/17
	2007	16,320	—		—	$44.5900	7/23/17
	2008	138,285	46,095	(6)	—	$42.3100	3/10/18
	2008	28,614	9,538	(7)	—	$34.6300	7/21/18
	2009	91,164	91,164	(8)	—	$18.0200	3/9/19
	2010	48,432	145,294	(9)	—	$30.2500	3/15/20
	2011	—	190,124	(10)	—	$30.1300	2/23/21

CURTIS Y. ARLEDGE	2011	—	607,263	(11)	—	$30.1300	2/23/21	462,561	(29)	$9,209,590		$—

BRIAN G. ROGAN	2002	148,690	—		—	$44.3600	3/12/12	144,061	(30)	$2,868,255		$—
	2002	2,254	—		—	$44.3600	3/12/12
	2003	212,265	—		—	$24.5200	2/11/13
	2004	108,491	—		—	$35.0800	3/4/14
	2005	111,321	—		—	$32.2100	3/9/15
	2006	127,359	—		—	$37.0900	3/14/16
	2007	79,890	—		—	$40.4000	3/13/17
	2007	40,472	—		—	$42.8300	4/2/17
	2007	15,096	—		—	$44.5900	7/23/17
	2008	121,569	40,523	(12)	—	$42.3100	3/10/18
	2008	11,006	3,668	(13)	—	$34.6300	7/21/18
	2009	74,510	74,508	(14)	—	$18.0200	3/9/19
	2010	43,819	131,457	(15)	—	$30.2500	3/15/20
	2011	—	190,124	(16)		$30.1300	2/23/21

KAREN B. PEETZ	2002	35,482	—		—	$44.3600	3/12/21	107,611	(31)	$2,142,535		$—
	2002	2,254	—		—	$44.3600	3/12/12
	2006	9,434	—		—	$37.0900	3/14/16
	2007	52,102	—		—	$40.4000	3/13/17
	2007	24,198	—		—	$42.8300	4/2/17
	2007	8,964	—		—	$44.5900	7/23/17
	2008	82,059	27,353	(17)	—	$42.3100	3/10/18
	2008	13,207	4,402	(18)	—	$34.6300	7/21/18
	2009	52,596	52,593	(19)	—	$18.0200	3/9/19
	2010	30,751	92,250	(20)	—	$30.2500	3/15/20
	2011	—	156,072	(21)	—	$30.1300	2/23/21

ROBERT P. KELLY	2006	280,000	—		—	$34.3700	2/13/16	150,985	(32)	$3,006,111		$—
	2007	387,068	96,767	(22)	—	$45.9700	2/20/17
	2007	76,668	—		—	$44.5900	7/23/17
	2008	577,453	192,484	(23)	—	$42.3100	3/10/18
	2009	302,164	302,162	(24)	—	$29.3900	8/10/19
	2010	146,064	292,128	(25)	—	$30.2500	3/15/20
	2011	—	269,580	(26)	—	$30.1300	2/23/21

(1)	Valuation based on the December 31, 2011 closing price of $19.91 per share.

(2)	95,229 options vest on March 10, 2012.

(3)	82,399 options vested on March 9, 2012 and 82,396 options vest on March 9, 2013.

(4)	79,951 options vest on March 16, 2012, 79,951 options vest on March 16, 2013 and 79,950 options vest on March 16, 2014.

(5)	73,780 options vested on February 24, 2012, 73,780 options vest on February 24, 2013, 73,780 options vest on February 24, 2014 and 73,779 options vest on February 24, 2015.

(6)	46,095 options vest on March 10, 2012.

(7)	9,538 options vest on July 21, 2012.

(8)	45,582 options vested on March 9, 2012 and 45,582 options vest on March 9, 2013.

(9)	48,432 options vest on March 16, 2012, 48,432 options vest on March 16, 2013 and 48,430 options vest on March 16, 2014.

(10)	47,531 options vested on February 24, 2012, 47,531 options vest on February 24, 2013, 47,531 options vest on February 24, 2014 and 47,531 options vest on February 24, 2015.

(11)	151,817 options vested on February 24, 2012, 151,817 options vest on February 24, 2013, 151,817 options vest on February 24, 2014 and 151,812 options vest on February 24, 2015.

(12)	40,523 options vest on March 10, 2012.

(13)	3,668 options vest on July 21, 2012.

(14)	37,255 options vested on March 9, 2012 and 37,253 options vest on March 9, 2013.

(15)	43,819 options vest on March 16, 2012, 43,819 options vest on March 16, 2013 and 43,819 options vest on March 16, 2014.

(16)	47,531 options vested on February 24, 2012, 47,531 options vest on February 24, 2013, 47,531 options vest on February 24, 2014 and 47,531 options vest on February 24, 2015.
(17)	27,353 options vest on March 10, 2012.

(18)	4,402 options vest on July 21, 2012.

(19)	26,298 options vested on March 9, 2012 and 26,295 options vest on March 9, 2013.

(20)	30,751 options vest on March 16, 2012, 30,751 options vest on March 16, 2013 and 30,748 options vest on March 16, 2014.

(21)	39,018 options vested on February 24, 2012, 39,018 options vest on February 24, 2013, 39,018 options vest on February 24, 2014 and 39,018 options vest on February 24, 2015.

(22)	96,767 options vested on February 20, 2012.

(23)	192,484 options vest on March 10, 2012.

(24)	151,081 options vest on August 10, 2012 and 151,081 options vest on August 10, 2013.

(25)	146,064 options vest on March 16, 2012 and 146,064 options vest on March 16, 2013.

(26)	134,790 options vested on February 24, 2012 and 134,790 options vest on February 24, 2013.

(27)	92,302 shares vested on March 9, 2012, 89,562 shares vest on March 16, 2013 and 82,644 shares vest on February 24, 2014.

(28)	51,060 shares vested on March 9, 2012, 54,254 shares vest on March 16, 2013 and 53,242 shares vest on February 24, 2014.

(29)	31,787 shares vested on February 24, 2012, 86,906 shares vest on November 1, 2012, 31,786 shares vest on February 24, 2013, 86,906 shares vest on November 1, 2013, 138,270 shares vest on February 24, 2014 and 86,906 shares vest on November 1, 2014.

(30)	41,732 shares vested on March 9, 2012, 49,087 shares vest on March 16, 2013 and 53,242 shares vest on February 24, 2014.

(31)	29,458 shares vested on March 9, 2012, 34,447 shares vest on March 16, 2013 and 43,706 shares vest on February 24, 2014.

(32)	150,985 shares vest on February 14, 2014.

2011 Option Exercises and Stock Vested

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted share units and similar instruments, during 2011 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting ($)
GERALD L. HASSELL	—	$—	20,303	$646,447
THOMAS P. GIBBONS	—	$—	9,828	$312,923
CURTIS Y. ARLEDGE	—	$—	86,907	$1,757,260
BRIAN G. ROGAN	—	$—	8,640	$275,098
KAREN B. PEETZ	—	$—	5,831	$185,659
ROBERT P. KELLY	—	$—	462,811	$10,105,600

(1)	This column includes restricted stock and unit awards, and performance awards. The performance awards are based upon the company’s Total Shareholder Return (“TSR”). Under the terms of the performance awards, a target award of restricted stock was granted to an executive for the three-year performance period commencing January 1, 2008 and ending December 31, 2010. The company’s actual TSR for the performance period was compared to the results of our peer group, weighted two-thirds, and an S&P 500 Financial Services Index, weighted one-third. The company’s TSR over the performance period was -36.11, which ranked in the 45.26 percentile relative to the peer group and the 44.83 percentile relative to the S&P 500 Financial Services Index. Based on this performance and the plan calculations, 76% of the target award and related escrowed dividends were earned for the performance period.

2011 Pension Benefits

The following table provides information with respect to each plan that provides for specified payments and benefits to the named executive officers following, or in connection with, retirement (other than defined contribution plans).

Name(1)	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
GERALD L. HASSELL	BNY Mellon Tax-Qualified Retirement Plan	35.25		$1,530,170	$—
	Legacy BNY Excess Plan	35.25		$4,160,068	$—
	Legacy BNY SERP	35.25		$11,391,148	$—

THOMAS P. GIBBONS	BNY Mellon Tax-Qualified Retirement Plan	24.58		$1,001,099	$—
	Legacy BNY Excess Plan	24.58		$1,659,802	$—
	Legacy BNY SERP	24.58		$2,294,437	$—

BRIAN G. ROGAN	BNY Mellon Tax-Qualified Retirement Plan	29.17		$1,159,512	$—
	Legacy BNY Excess Plan	29.17		$1,483,062	$—
	Legacy BNY SERP	29.17		$2,431,521	$—

KAREN B. PEETZ	BNY Mellon Tax-Qualified Retirement Plan	12.75		$428,872	$—
	Legacy BNY Excess Plan	12.75		$254,954	$—
ROBERT P. KELLY	BNY Mellon Tax-Qualified Retirement Plan	5.55		$139,578	$—

	Employment Letter Agreement Providing for Supplemental Executive Retirement Benefits; Legacy Mellon IRC Section 401(a)(17) Benefit	10.80	(3)	$18,739,741	$—

(1)	Mr. Arledge is not included in the table because he does not participate in any plan that provides for specified payments and benefits (other than defined contribution plans).

(2)	The present values shown above are based on benefits earned as of December 31, 2011 under the terms of the various plans as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2011, including a discount rate of 4.75%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable. The amount shown above for Mr. Kelly includes an excess benefit amount equal to the amount by which his benefits were limited under the BNY Mellon Tax-Qualified Retirement Plan as a result of IRC limits on accrued benefits and eligible base pay. The present value of Mr. Kelly’s individual supplemental pension annuity as of the date of his resignation was approximately $16.6 million (as previously disclosed by the Company on Form 8-K, filed on September 2, 2011) based on higher interest rates and assumptions applicable at such time, including the then-current discount rate of 5.37%.

(3)	Mr. Kelly resigned as Chairman and Chief Executive Officer on August 31, 2011. Mr. Kelly also resigned from the Board of Directors on August 31, 2011. Mr. Kelly’s employment letter agreement provided a SERP benefit based on a service percentage multiplied by his compensation, which SERP was amended on March 2, 2011. Service credit at a rate of 2.0 percent was provided for each full year of employment prior to December 31, 2010 and service credit at a rate of 1.4 percent was provided for each full year of employment after December 31, 2010. Mr. Kelly’s SERP also recognizes 5.25 years of service with Mr. Kelly’s former employer for purposes of determining benefits, but not for vesting. The pension value shown includes the full value of this additional service credit. Mr. Kelly vested in this benefit on February 13, 2011.

Effective January 1, 2009, the U.S. tax-qualified retirement plan was amended to change the benefit formula for participants under age 50 as of December 31, 2008 and for new participants to a cash balance formula for service earned on and after January 1, 2009. Plan participants who were age 50 or older as of December 31, 2008 continue to earn benefits under the provisions of the legacy plan in which they participated as of that date. Effective January 1, 2011, the plan was amended further to reduce future benefit accruals and limit participation to those persons participating in the plan as of December 31, 2010. The following summary provides information with respect to the plan provisions that apply in determining retirement benefits payable to the named executive officers (other than Mr. Arledge, who does not participate in the plan). The named executive officers participating in the plan were all over age 50 as of December 31, 2008 and therefore continue to earn benefits under the provisions of the legacy plans in which they previously participated.

Legacy Bank of New York Retirement Plan Provisions

In 2011, Messrs. Hassell, Gibbons and Rogan and Ms. Peetz participated in the following retirement plans:

•	The Bank of New York Mellon Corporation Pension Plan, which we refer to as the “BNY Mellon Tax-Qualified Retirement Plan,” under the Legacy BNY Plan provisions; and

•	a benefits restoration plan, which we refer to as the “Legacy BNY Excess Plan.”

Messrs. Hassell, Gibbons and Rogan also participated in a supplemental executive retirement plan, which we refer to as the “Legacy BNY SERP.”

BNY Mellon Tax-Qualified Retirement Plan — Legacy BNY Provisions. The Legacy BNY Plan formula is a career average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $245,000 in 2011). Employees who participated in the Legacy BNY Plan prior to January 1, 2006 may choose between a monthly benefit and a lump sum at retirement while other participants will receive monthly benefits at retirement.

Legacy BNY Excess Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy BNY employees as under the BNY Mellon Tax-Qualified Retirement Plan to the extent their benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum.

Legacy BNY SERP. The Legacy BNY SERP is an unfunded nonqualified plan that provides benefits according to a benefit formula similar to that of the Legacy BNY Tax-Qualified Retirement Plan benefit formula but includes an annual bonus (capped at 100% of base salary after 2005) for senior executives who were selected to participate in this plan by Bank of New York’s Board of Directors prior to July 8, 2003. Benefits are paid in a lump sum. Participants are entitled to benefits in this plan only if they terminate service on or after age 60. The Legacy BNY SERP is closed to new participants.

Beginning with 2006, each of the plans generally provides benefits under a career average pay formula, rather than the final average pay formula under which benefits were based prior to 2006. In addition to the formula change, changes were also made to the Legacy BNY SERP that further limit future benefits by capping the amount of eligible pay used to calculate benefits. Because Messrs. Hassell and Gibbons have attained at least age 55, they are each eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan. Unreduced benefits are payable under these plans at age 60.

Beginning January 1, 2006, benefits accrued for all three plans are equal to 1% (increased to 1.1% effective January 1, 2009 and with respect to the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan, decreased to 0.9%, effective January 1, 2011) of eligible pay earned after 2005. Benefits accrued before 2006 are based on a final average pay formula and service as of December 31, 2005. The prior accrued benefit is indexed at a rate of 1% per year. For the prior accrued benefit, the Legacy BNY Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan used a five-year average period, whereas the Legacy BNY SERP was based on a three-year average period. Benefits under each of the plans are provided solely for service at Bank of New York or with us.

Legacy Mellon Retirement Plan Provisions

In 2011, Mr. Kelly participated in the BNY Mellon Tax-Qualified Retirement Plan under the Legacy Mellon Plan provisions.

As described below, Mr. Kelly also accrued supplemental executive retirement benefits under employment arrangements previously entered into with Mellon.

BNY Mellon Tax-Qualified Retirement Plan — Legacy Mellon Provisions. The Legacy Mellon Plan formula is a final average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $245,000 in 2011). Benefits are payable at retirement in various optional annuity forms.

Agreements Providing for Supplemental Executive Retirement Benefits. Mr. Kelly resigned as Chairman and Chief Executive Officer on August 31, 2011. Mr. Kelly also resigned from the Board of Directors on August 31, 2011. We provided supplemental executive retirement plan, which we refer to as “SERP,” benefits to Mr. Kelly under his employment letter agreement, which SERP benefits were amended on March 2, 2011. Upon Mr. Kelly’s resignation, he was contractually entitled to an annuity pursuant to the terms of his SERP, or the actuarial equivalent paid in any permitted alternative election by Mr. Kelly, the present value of which is approximately $18.7 million based on interest rate assumptions at December 31, 2011.

2011 Nonqualified Deferred Compensation

As of December 31, 2011, none of the named executive officers had a balance in or made any contributions to or withdrawals from any deferred compensation plan of the company and none held any deferred share awards upon which dividend equivalents were paid.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes any arrangements, agreements and policies of the company relating to potential payments upon termination or change in control.

Transition Agreement for Mr. Hassell

Bank of New York entered into a transition agreement with Mr. Hassell on June 25, 2007, effective as of the July 1, 2007 merger. This transition agreement expired on July 1, 2011, other than Mr. Hassell’s special termination right which allows him to terminate his employment for any reason any time after July 1, 2010. In such case, provided that Mr. Hassell has given the company at least six months prior notice of his intent to terminate his employment, Mr. Hassell would receive (i) full vesting of all stock options, with a period of at least three years to exercise vested options following termination of employment, subject to the original term of the option (and, in the case of a special one-time option granted to Mr. Hassell on April 2, 2007, until the end of the original term of the option); (ii) a pro rata annual bonus for the year of termination; and (iii) a vested right to a payment equal to his benefit under the Legacy BNY SERP calculated as though he had reached age 60 or, if greater, his actual age. Mr. Hassell is subject to a clawback of certain gains recognized from the exercise of his special option grant if he is terminated for cause or breaches certain covenants, including non-competition and non-solicitation covenants. Mr. Hassell has attained age 60.

Change in Control and Severance Arrangements

At our 2010 annual meeting, our stockholders approved a stockholder proposal from the Trowel Trades S&P Index Fund that urged the Board to seek stockholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. In response to the stockholder approval of this proposal, the CG&N Committee recommended to the Board adoption of a policy regarding stockholder approval of future severance agreements with senior officers in the event the benefits provided would exceed 2.99 times the senior officer’s base salary and bonuses.

After receiving the recommendation of the CG&N Committee and discussing this matter, on July 12, 2010, the Board adopted a “Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements.” The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined) in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the company.

After further review by the HRC Committee, on July 13, 2010, the company adopted The Bank of New York Mellon Corporation Executive Severance Plan, which provides severance benefits under certain circumstances to participants in the plan, who are selected by the HRC Committee.

Under the severance plan, if an eligible participant is terminated by the company without “cause” (as defined in the plan), the participant is eligible to receive a severance payment equal to two times the participant’s base salary for the year of termination (or, if greater, for the year before the year of termination), a pro-rata annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, provided the participant signs a release and waiver of claims in favor of the company and agrees not to solicit our customers and employees for one year. If a participant’s employment is terminated by the company without cause or if the participant terminates his or her employment for “good reason” (as defined in the plan) within two years following a “change in control” (as defined in the plan), then instead of receiving the benefits described above, the participant is eligible to receive a severance payment equal to two times the sum of the participant’s base salary and target annual bonus for the year of termination (or, if greater, for the year before the year of termination), a pro-rata target annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, subject to the participant signing a release and agreeing not to solicit our customers and employees. If any payment under the plan would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Payments and benefits that are payable under the plan will be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the company’s “Policy Regarding Shareholder Approval Of Future Senior Officer Severance Arrangements” and such amounts are not approved by the company’s stockholders in accordance with the policy.

Effect of Termination Events or Change in Control on Unvested Equity Awards

Equity awards granted to our named executive officers through December 31, 2011 were granted under (i) the 1999 and 2003 Long-Term Incentive Plans of The Bank of New York, (ii) the applicable Mellon Long-Term Profit Incentive Plan and (iii) The Bank of New York Mellon Corporation Long-Term Incentive Plan, as applicable. Each award is evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested equity awards. Accordingly, the effect of a termination event or change in control on outstanding equity awards varies by executive officer and type of award.

2011 Table of Potential Payments Upon Termination and Change in Control

The following table sets forth the details, on an executive by executive basis, of the estimated payments and benefits that would be provided to each named executive officer in the event that the executive’s employment with us is terminated for any reason, including resignation or retirement, a termination by the company without cause, a termination by the executive with good reason, a termination in connection with a change in control, and death pursuant to the terms of the various agreements described above. The amounts included in the tables are based on the following:

•	The termination event listed in the table is assumed to be effective as of December 31, 2011.

•	The value of our common stock of $19.91 per share is based on the closing price of our common stock on the NYSE on December 30, 2011, the last trading day in 2011.

•

The amounts shown in the table include the estimated potential payments and benefits that are payable as a result of the triggering event and do not include any previously earned and vested amounts that have accrued to the benefit of the named executive officer.

•	The designation of an event as a resignation or a retirement is dependent upon an individual’s age and the terms of the applicable plan or agreement.

•

The designation of an event as a termination in connection with a change of control is dependent upon the termination being either an involuntary termination by the company without cause or a termination by the named executive officer for good reason or, in the case of equity awards, the satisfaction of certain age and service requirements or the receipt of severance payments.

•	“Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

•

We have not included the present value of accumulated benefits under the 2011 Pension Benefits Table above. As noted in the applicable footnotes below, we have only included amounts by which a named executive officer’s deferred compensation benefit or retirement benefit is enhanced by the triggering event.

•

None of the named executive officers will receive a payment or benefit upon termination by the company for cause in addition to any previously earned and vested amounts that have accrued to the benefit of the named executive officer. Accordingly, we have not included a column for termination for cause.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the tables below. In some cases a release may be required before amounts would be payable. Although we may not have any contractual obligation to make a cash payment or provide other benefits to any named executive officer in the event of his or her death or upon the occurrence of any other event, a cash payment may be made or other benefit may be provided in our discretion. The incremental benefits that would be payable upon certain types of termination of employment as they pertain to the named executive officers are described below.

Named Executive Officer	Resignation/ Retirement	By Company without Cause	By Executive with Good Reason	Termination in Connection with Change of Control	Death
Gerald L. Hassell
Cash Compensation(1)	—	$6,000,000	—	$12,500,000	—
Health and Welfare Benefits	—	$28,996	—	$28,996	—
Retirement Benefits(2)	—	—	—	—	—
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	$311,462	$311,462	$311,462	$311,462	$311,462
Stock Awards(4)	$5,284,273	$5,284,273	$5,284,273	$5,284,273	$5,284,273
Tax Gross-Up	—	—	—	—	—
TOTAL	$5,595,735	$11,624,731	$5,595,735	$18,124,731	$5,595,735

Thomas P. Gibbons
Cash Compensation(1)	—	$3,080,000	—	$7,300,000	—
Health and Welfare Benefits	—	$2,885	—	$2,885	—
Retirement Benefits(2)	—	—	—	—	$3,575,059
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	$172,300	—	$172,300	$172,300
Stock Awards(4)	—	$3,156,850	—	$3,156,850	$3,156,850
Tax Gross-Up	—	—	—	—	—
TOTAL	—	$6,412,035	—	$10,632,035	$6,904,209

Curtis Y. Arledge
Cash Compensation(1)	—	$7,243,400	—	$21,300,000	—
Health and Welfare Benefits	—	$29,831	—	$29,831	—
Retirement Benefits(2)	—	—	—	—	—
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	—	—	—	—
Stock Awards(4)	—	$9,209,587	—	$9,209,587	$9,209,587
Tax Gross-Up	—	—	—	—	—
TOTAL	—	$16,482,818	—	$30,539,418	$9,209,587

Brian G. Rogan
Cash Compensation(1)	—	$2,975,000	—	$7,300,000	—
Health and Welfare Benefits	—	$28,996	—	$28,996	—
Retirement Benefits(2)	—	—	—	—	$4,291,344
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	$140,820	—	$140,820	$140,820
Stock Awards(4)	—	$2,868,254	—	$2,868,254	$2,868,254
Tax Gross-Up	—	—	—	—	—
TOTAL	—	$6,013,070	—	$10,338,070	$7,300,418

Named Executive Officer	Resignation/ Retirement	By Company without Cause	By Executive with Good Reason	Termination in Connection with Change of Control	Death
Karen B. Peetz
Cash Compensation(1)	—	$2,320,450	—	$5,500,000	—
Health and Welfare Benefits	—	$19,678	—	$19,678	—
Retirement Benefits(2)	—	—	—	—	$87,456
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	$99,401	—	$99,401	$99,401
Stock Awards(4)	$2,142,535	$2,142,535	$2,142,535	$2,142,535	$2,142,535
Tax Gross-Up	—	—	—	—	—
TOTAL	$2,142,535	$4,582,064	$2,142,535	$7,761,614	$2,329,392

(1)	Amounts represented assume that no named executive officer received payment from any displacement program, supplemental unemployment plan or other separation benefit other than the executive severance plan. Amounts have been calculated in accordance with the terms of the applicable agreements. For terminations by the company without cause, amounts will be paid in installments over a two year period following termination. For terminations in connection with a change of control, amounts will be paid in a lump sum.

(2)	Amounts shown include amounts that would be payable automatically in a lump sum distribution upon death. For benefits that would not be payable automatically in a lump sum, the amount included is the present value based on the assumptions used for purposes of measuring pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2011, including a discount rate of 4.75%. Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination, pursuant to, where applicable, required notices given after the existence of a right to payment. Information relating to the present value, whether the amounts are paid in a lump sum or on an annual basis and the duration of each named executive officer’s accumulated retirement benefit can be found in 2011 Pension Benefits above. Accumulated retirement benefits would not be enhanced as a consequence of a termination due to the named executive officer’s resignation/retirement.

(3)	The value of Option Awards represents the difference between the closing price of our common stock on December 30, 2011 ($19.91) and the exercise price of all unvested options that would vest on or after a separation from employment.

(4)	The value of Stock Awards represents the value at December 31, 2011 of all shares of restricted stock and restricted stock units that on that date were subject to service-based restrictions, which restrictions lapse on or after certain terminations of employment, including following a change of control.

We have not included Mr. Kelly in the table because he was not employed by us on December 31, 2011, and the amounts paid or payable in 2011 to Mr. Kelly in connection with his cessation of employment with the company are included in the Summary Compensation Table, 2011 Option Exercises and Stock Vested Table and 2011 Pension Benefits Table and the related discussion above, including the CD&A.

Equity Compensation Plans Table

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans
Approved by stockholders	93,172,853	(1)	$33.03	62,753,918	(2)
Not approved by stockholders	597,534	(3)	$30.71	—

Total	93,770,387	(4)	$33.01	62,753,918

(1)	Includes 40,057,224 and 19,625,548 shares of common stock that may be issued pursuant to outstanding options and share units awarded under The Bank of New York Mellon Corporation Long-Term Incentive Plan and the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004), respectively; 20,995 shares of common stock that may be issued pursuant to outstanding director deferred share units under the Mellon Financial Corporation Director Equity Plan (2006) and 118,981 shares of common stock that may be issued pursuant to stock options issued under the 2001 Mellon Financial Corporation Stock Option Plans for Outside Directors; 33,329,110 shares of common stock that may be issued pursuant to outstanding stock-based awards under the legacy Bank of New York Long-Term Incentive Plans. Also includes 20,995 shares of common stock that may be issued pursuant to outstanding stock options under The Bank of New York Mellon Corporation Employee Stock Purchase Plan.

(2)	Includes 6,897,909 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan; 4,997,611 shares that remain available for issuance as options solely for the purpose of satisfying outstanding reload option rights under the Mellon Long-Term Profit Incentive Plan (2004); and 50,858,398 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Long-Term Incentive Plan, 28,528,609 of which may be granted as restricted stock or restricted stock units (or other full value awards).

(3)	Includes 423,045 shares of common stock that may be issued pursuant to options outstanding under the Mellon ShareSuccess Plan at an average exercise price of $33.67. Mellon’s ShareSuccess Plan, which we assumed in the merger, is a broad-based employee stock option plan covering full and part-time benefited employees of Mellon who were not participants in the Mellon Long-Term Profit Incentive Plan at the time of grant. From 1999 through 2002, each eligible full-time employee of Mellon was granted an option to purchase 150 shares and each eligible benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. The exercise price was equal to the stock price on the grant date. The outstanding unvested options became exercisable upon stockholder approval of the merger. All outstanding options expire 10 years after the grant date. No further grants will be made under this plan.

Also includes 34,230 shares of common stock that may be issued pursuant to options outstanding under the Mellon Stock Option Plan for Affiliate Boards of Directors and 14,000 shares of common stock that may be issued pursuant to options outstanding under the Mellon West Coast Board of Directors Plan. The Mellon Stock Option Plan for Affiliate Boards of Directors, which we assumed in the merger, provided for grants of stock options to the non-employee members of affiliate boards who are not also members of Mellon’s Board of Directors. No grants were available to Mellon employees under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. No further grants are being made under the affiliate board plan, although in 2009 the practice was continued through grants to non-employee members of an affiliate board through The Bank of New York Mellon Corporation Long-Term Incentive Plan. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors. This plan was terminated in 2003. No grants were made under this plan after its termination and no further grants will be made. Includes shares of common stock that may be issued pursuant to deferrals under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which is described in further detail in Director Compensation above.

(4)	The weighted average term for the expiration of stock options is 5.2 years.

ADVISORY RESOLUTION TO APPROVE 2011 COMPENSATION OF THE

NAMED EXECUTIVE OFFICERS

(Proposal 2 on your proxy card)

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their stockholders with an advisory vote to approve executive compensation at least once every three years. We are providing this stockholder advisory vote on our executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), which the SEC issued on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement.

Our Board Supports a Say-On-Pay Vote, and We Consider the Results Carefully

We provided stockholders with an advisory vote on our executive compensation program at our 2009, 2010 and 2011 Annual Meetings. At our 2009 Annual Meeting, 96% of the votes cast approved our 2008 executive compensation program. At our 2010 Annual Meeting, 88% of the votes cast approved our 2009 executive compensation program. At our 2011 Annual Meeting, 80% of the votes cast approved our 2010 incentive compensation program. The HRC Committee believes the results of these say-on-pay votes reflect our stockholders’ affirmation of our executive compensation program and strong support for the HRC Committee’s determinations with respect to amounts and forms of incentive compensation paid to our named executive officers. As further discussed in the CD&A, our Board values our stockholders’ opinion. As in 2009, 2010 and 2011, the Board intends to evaluate the results of the 2012 vote carefully when making future decisions regarding compensation of the named executive officers.

At our 2011 Annual Meeting, we also provided stockholders with an advisory vote with respect to how often the company should hold a say-on-pay vote and 85.9% of the votes cast voted in favor of holding an advisory vote on our executive compensation program annually. Consistent with the voting results, we intend to hold an advisory vote each year on our executive compensation program, with the next vote scheduled for our 2013 Annual Meeting, until the next stockholder vote on its frequency, which vote cannot be later than our 2017 Annual Meeting.

Compensation of our Named Executive Officers

As described in the CD&A above, the HRC Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our stockholders. Our disclosure in the CD&A and the disclosure included in the section entitled “Executive Compensation” above have been provided in response to the requirements of Item 402 of Regulation S-K and explain the compensation policies under which we paid our named executive officers for 2011.

Advisory Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board about certain issues, like executive compensation. The Board is not required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinion, and the Board intends to evaluate the results of the 2012 vote carefully when making future decisions regarding compensation of the named executive officers. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, while also meeting our obligations under the Dodd-Frank Act and the SEC’s rules.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2011 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2011 compensation of named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 3 on your proxy card)

The Audit Committee has appointed KPMG LLP as our independent registered public accountants for the year ending December 31, 2012.

We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While the Audit Committee retains KPMG LLP as our independent public accountants, the Board is submitting the selection of KPMG LLP to the stockholders for ratification upon the recommendation to do so by the Audit Committee. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2012. If the selection of KPMG LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of KPMG LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change is in our best interests.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of KPMG LLP as our independent registered public accountants for the year ending December 31, 2012.

STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF A POLICY RELATED TO AN INDEPENDENT CHAIRMAN

(Proposal 4 on your proxy card)

Trowel Trades S&P 500 Index Fund, which has advised us that it holds 26,724 shares of our common stock, has given notice that it intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

Resolved: Shareholders ask the board of directors to adopt a policy that, whenever possible, the board’s chairman shall be an independent director who has not previously served as an executive officer of the company. The policy should be implemented so as not to violate any contractual obligation. For purposes of this policy, “independent” has the meaning set forth in the NYSE listing standards.

Supporting Statement

The company’s CEO currently serves as the company’s chairman. In our view, the chairman should be an independent director to promote the robust oversight and accountability of management, and to provide effective deliberation of corporate strategy, something we believe is difficult to accomplish when the most senior executive also serves as the board’s leader. Even with robust responsibilities, we believe the position of a lead independent director is inadequate to this task because competing or conflicting responsibilities for board leadership remain with the chairman/CEO.

In our opinion, these considerations are especially important at financial services companies as they negotiate a very changed economic and regulatory environment from just a few years ago. Independent board leadership is critical, we believe, to ensure shareholder interests are upheld as boards address the strategic implications of higher capital requirements, determine appropriate risk tolerances, and address the heightened scrutiny of regulatory and law enforcement agencies, including the conduct of investigations into improper practices. The latter is of particular concern, as the company presently faces risk based on allegations in pending lawsuits that the company engaged in a decade-long fraud in the execution of certain foreign exchange transactions.

In October 2011, the United States Attorney for the Southern District of New York and the New York Attorney General, Eric T. Schneiderman, filed separate civil fraud cases against the bank claiming that the bank misled clients about the method for determining rates it used in so-called standing instruction foreign exchange trades. The New York AG is seeking disgorgement and restitution based on allegations that the bank fraudulently earned revenue from standing instruction foreign exchange by, among other things, “flagrantly misrepresent[ing]” its practice of executing standing instruction orders “at the worst rate of the day” and “pocket[ing] for itself” the difference between this price and the market price existing at the time it executed the transaction.

State prosecutors in Virginia and Florida have also sued the bank, and the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts has initiated an administrative action, over the pricing of currency trades.

In the midst of such scrutiny, we believe an independent chairman can be invaluable in ensuring that the company maintains good communications and credibility with key stakeholders. We also believe independent board leadership could strengthen board-management dialogue on risk and strategy and, in particular, prompt robust questioning of what are sustainable returns for a given business line.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

Our by-laws provide that our Board of Directors shall appoint one of its members to be the Chairman. Under our by-laws the powers of the Chairman are limited and can also be exercised by the Board of Directors or a specified number of directors or, in some cases, the Lead Director, or are administrative in nature. After careful consideration, the Board of Directors has concluded that it is in the best interest of the company to preserve the Board of Directors’ flexibility to select the director best suited to serve as Chairman, regardless of whether that director also may be the Chief Executive Officer.

The Board of Directors believes our existing governance practices provide for efficient and effective Board action and ensure substantial independent oversight of management, address conflicts of interest, allow for effective communication with key stakeholders and prevent improper influence of the Board of Directors by management. Eleven of the 12 director nominees are independent under our standards of independence, which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. Each of the Audit Committee, Corporate Governance and Nominating Committee, Corporate Social Responsibility Committee, HRC Committee and Risk Committee is comprised solely of independent directors. The Board of Directors also meets in executive session on a regular basis without the presence of management. Finally, we have a strong and independent Lead Director. Furthermore, our practice is consistent with a substantial majority of our peer group, which uses a Board structure with a combined Chairman and Chief Executive Officer: a majority of these companies also have a leading or presiding director.

As described on page 29, our Lead Director’s duties and responsibilities include providing input on the agenda for each Board meeting, presiding over executive sessions of non-management directors, acting as a liaison to facilitate communication between independent directors and the Chief Executive Officer, regularly discussing with the CEO whether appropriate information is being sent to the Board and whether there is sufficient time for discussion at Board meetings, meeting with major stockholders and regulators, discussing the results of the Board’s evaluation of the Chief Executive Officer with him and calling meetings of the independent directors in his discretion. Our by-laws further provide that, in the event of the absence or temporary disability of the Chairman, the Lead Director will preside at stockholder and/or Board meetings during such absence or disability. Accordingly, the Lead Director serves as an effective counterbalance to factors commonly cited as reasons to separate the Chairman and Chief Executive Officer positions, such as concerns that the Chairman/Chief Executive Officer will control the Board agenda or dominate Board meetings.

The proponent of this proposal suggests that a lead independent director is inadequate to promote robust oversight and accountability of management and to provide effective deliberation of corporate strategy. We believe, however, that our Board governance structure (as described on pages 30 and 31), combined with our active and strong independent Lead Director, promotes accountability of management and also provides the best structure to allow effective implementation of our corporate strategy. The independence of the Board was most recently demonstrated by the actions taken in August 2011 to replace the then Chairman and Chief Executive Officer.

The proponent also suggests that certain legal proceedings pending against a subsidiary of the company support its proposal for an independent Chairman. The proponent’s supporting statement fails to point out that the company has denied the allegations in these proceedings and is vigorously defending itself in these matters. The proponent also fails to establish any basis for the assumption, implicit in its supporting statement, that the company would have avoided these and other litigation matters if the Board had appointed an independent Chairman. Contrary to the supporting statement, management maintains regular and comprehensive communications with the Board, and there is a strong dialogue between the Board and management on risk and strategy, including sustainable returns for each line of business. Moreover, a policy mandating an independent Chairman would not deter plaintiffs from filing lawsuits without merit in the future.

We and our shareholders are best served by maintaining the flexibility to have the same individual serve as Chairman and Chief Executive Officer, based on what is in the best interests of our company at any given point in time. At this time, the Board of Directors believes that Gerald Hassell, our Chief Executive Officer and President is the director best suited to serve as our Chairman based on his existing relationship with the Board of Directors, his deep understanding of our business and his strong record of professional experience and leadership.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF CUMULATIVE VOTING

(Proposal 5 on your proxy card)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave, N.W., Suite 215, Washington, D.C. 20037, who has advised us that she holds 1,000 shares of our common stock, has given notice that she intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

RESOLVED: “That the stockholders of The Bank of New York Mellon Corporation, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit. A director elected by cumulative voting might be more inclined to vote for rotating the annual meeting to locations other than Pittsburgh, where the company has been meeting for the last two years and now in 2012 for the THIRD time, while its headquarters are in New York.”

Supporting Statement

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 288,590,338 shares, representing approximately 30.2% of shares voting, voted FOR this proposal.”

If you AGREE, please mark your proxy FOR this resolution.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that the present system of voting for directors — whereby each share is entitled to one vote for each nominee for director — is more likely to assure that the Board of Directors will act in the interests of all of our stockholders. On the other hand, cumulative voting could make it possible for an individual stockholder or group of stockholders with special interests to elect one or more directors to our Board of Directors to represent their particular interests. Such a stockholder or group of stockholders could have goals that are inconsistent with, and could conflict with, the interests and goals of the majority of our stockholders. The election of a candidate representing a single segment of our stockholder base or interested in a narrow issue or range of issues would not, in our Board of Directors’ view, advance the interests of our stockholders at large, further the cause of corporate governance, or promote the best Board processes and dynamics.

In addition, we operate in a highly regulated environment and need directors who have expertise in and an understanding of complex regulatory and financial matters. The Board of Directors considers a wide range of complicated issues that face the company such as acquisitions, financings, deployment of assets and long-term corporate strategy. A director who is elected by cumulative voting may represent a position on a single issue or represent a particular interest group. As a result, such a director may lack the background, knowledge or experience to be able to make informed decisions with respect to complex matters relating to our operations or strategy that are presented to the Board of Directors and would be ineffective. In the current economic environment, the Board of Directors believes that the most qualified directors will be those directors who can effectively evaluate and address all issues relevant to running the company. The system of voting that we presently utilize, and which is utilized by virtually all major publicly traded corporations, promotes the election of a more effective Board of Directors because each director represents the stockholders as a whole.

Under Delaware law (which is the law under which the company is organized), the Board of Directors does not have the unilateral power to enact cumulative voting. Under Delaware law, cumulative voting must be specifically authorized in our certificate of incorporation, and only our stockholders can approve the necessary amendment to our certificate of incorporation. Under Delaware law, the Board of Directors’ fiduciary duties require it to determine the advisability of all amendments to the certificate of incorporation using its independent business judgment. This proposal could be read as a mandate that the Board of Directors approve an amendment to our certificate of incorporation. Therefore, this proposal would remove from the Board of Directors its discretion to determine whether such amendment is advisable, which is in violation of Delaware law.

We also note that none of our peer companies currently utilizes cumulative voting. If we were to enact cumulative voting, it could become more difficult for us to recruit and retain qualified director candidates, which could place us at a competitive disadvantage with respect to our peer companies.

This proposal was submitted for consideration at the 2011, 2010, 2009 and 2008 Annual Meeting of The Bank of New York Mellon Corporation, at which approximately 30%, 36%, 36% and 38% of the votes cast at each meeting, respectively, voted for this proposal. This proposal was also defeated at The Bank of New York Company, Inc.’s 2007, 2006 and 2005 Annual Meetings. Therefore, the Board of Directors believes that a majority of the company’s stockholders do not support this proposal.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals intended to be included in our proxy statement and voted on at our 2013 Annual Meeting of stockholders must be received at our offices at One Wall Street, New York, New York 10286, Attention: Corporate Secretary, on or before November 9, 2012. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2013 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws and applicable SEC rules and regulations, in order for any business not included in the notice of meeting for the 2013 Annual Meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than November 9, 2012 (120 days prior to March 9, 2013), nor any later than December 9, 2012 (90 days prior to March 9, 2013). The notice must contain the information required by our by-laws. The foregoing by-law provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our by-laws is available upon request to: The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

OTHER BUSINESS

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Arlie R. Nogay

Corporate Secretary

March 9, 2012

Cut here "

Reservation Form for The Bank of New York Mellon Corporation Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting at 9:00 a.m. on April 10, 2012 at the Omni William Penn, 530 William Penn Place, in Pittsburgh, PA should complete this form and return it to the Office of the Corporate Secretary, The Bank of New York Mellon Corporation, Ninth Floor, One Wall Street, New York, NY 10286. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting The Bank of New York Mellon Corporation stock ownership as of the record date, which is February 10, 2012.

Name:
(Please Print)

Address:

(Please Print)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/bk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 17698

‚  FOLD AND DETACH HERE  ‚

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR all nominees for director, FOR Proxy Items 2 and 3 and AGAINST Proxy Items 4 and 5, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR all nominees for director.

1. ELECTION OF DIRECTORS

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Nominees:

1.1	Ruth E. Bruch	☐	☐	☐	1.7	John A. Luke, Jr	☐	☐	☐

1.2	Nicholas M. Donofrio	☐	☐	☐	1.8	Mark A. Nordenberg	☐	☐	☐

1.3	Gerald L. Hassell	☐	☐	☐	1.9	Catherine A. Rein	☐	☐	☐

1.4	Edmund F. Kelly	☐	☐	☐	1.10	William C. Richardson	☐	☐	☐

1.5	Richard J. Kogan	☐	☐	☐	1.11	Samuel C. Scott III	☐	☐	☐

1.6	Michael J. Kowalski	☐	☐	☐	1.12	Wesley W. von Schack	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3:

		FOR	AGAINST	ABSTAIN

2.	Advisory resolution to approve executive compensation.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 4 and 5:

		FOR	AGAINST	ABSTAIN

4.	Stockholder proposal requesting adoption of a policy related to an independent chairman.	☐	☐	☐

5.	Stockholder proposal with respect to cumulative voting.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Shareowners Services account online.

Access your BNY Mellon Shareowners Services account online via Investor ServiceDirect® (ISD).

The transfer agent for The Bank of New York Mellon Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status
•	View certificate history
•	View book-entry information
•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/bk

‚  FOLD AND DETACH HERE  ‚

THE BANK OF NEW YORK MELLON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints Arlie R. Nogay, Richard M. Pearlman and Bennett E. Josselsohn or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all The Bank of New York Mellon Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 10, 2012, at 9:00 a.m., Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219 and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Items 2 and 3 and AGAINST Proxy Items 4 and 5, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Items 2 and 3 and AGAINST Proxy Items 4 and 5.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 17698